Exhibit (a)-(1)

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

Le Gaga Holdings Limited

[—], 2014

Shareholders of Le Gaga Holdings Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Le Gaga Holdings Limited (the “Company”) to be held on [—], 2014, beginning at [—] a.m. (Hong Kong time), at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of July 30, 2014, as amended (the “merger agreement”), among the Company, Harvest Parent Limited (“Parent”) and Harvest Merger Limited (“Merger Sub”), a company wholly-owned by Parent, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (as defined below). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Under the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of Parent after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company wholly-owned by Harvest Holdings Limited (“Holdco”). At the effective time of the merger, Holdco will be beneficially owned by (i) Ms. Na Lai Chiu, chairperson of the Company’s board of directors, (ii) Valuetrue Investments Limited, a British Virgin Islands company wholly-owned by Ms. Na Lai Chiu (“Valuetrue”), (iii) Mr. Shing Yung Ma, a director and the chief executive officer of the Company, (iv) Grow Grand Limited, a British Virgin Islands company wholly-owned by Mr. Shing Yung Ma (“Grow Grand”), (v) Sequoia Capital China I, L.P., a Cayman Islands limited partnership, Sequoia Capital China Principals Fund I, L.P., a Cayman Islands limited partnership, and certain of their affiliates (collectively, the “Sequoia Capital China Funds”), (vi) YH Greenhouse, LLC, a Delaware limited liability company (“YH Greenhouse”), (vii) SIG China Investments One, Ltd., a Cayman Islands company (“SIG China”), (viii) Honeycomb Assets Management Limited, a British Virgin Islands company (“Honeycomb”), (ix) Limewater Limited, a British Virgin Islands company (“Limewater”), (x) Natural Eternity Limited, a British Virgin Islands company (“Natural Eternity”), (xi) Win Seasons Holdings Limited, a Hong Kong company (“Win Seasons”), (xii) Mr. Ming Ho Lui, and (xiii) Pacven Walden Ventures VI, L.P. (“Walden VI”) and Pacven Walden Ventures Parallel VI, L.P. (“Walden Parallel VI”), Cayman Islands limited partnerships (together with Ms. Na Lai Chiu, Valuetrue, Mr. Shing Yung Ma, Grow Grand, the Sequoia Capital China Funds, YH Greenhouse, SIG China, Honeycomb, Limewater, Natural Eternity, Win Seasons and Mr. Ming Ho Lui, the “Rollover Shareholders”), and (xiv) subject to the consent of Parent, any of the Company’s shareholders who agree to contribute their Shares (as defined below) to Parent prior to the closing of the merger in accordance with any additional rollover agreements. The persons described in (i) through (xii) in the preceding sentence, Holdco, Parent, Merger Sub, SC China Holding Limited, a Cayman Islands company and the general partner of the Sequoia Capital China Funds (“SC China”), Mr. Neil Nanpeng Shen, the sole ultimate beneficial owner of SC China, Yiheng Capital, LLC, a Delaware limited liability company and the managing member of YH Greenhouse (“Yiheng”), Mr. Yuanshan Guo, the managing member of Yiheng, SIG Asia Investment, LLLP, a Delaware limited liability limited partnership and the investment manager of SIG China, Mr. Gordon Xiaogang Wang, a director of the Company and the sole shareholder of Win Seasons, Mr. Ming Xia Fu, the sole shareholder of Honeycomb, Mr. Wei Min Xia, the sole shareholder of Limewater, and Mr. Kin Ip Law, the sole shareholder of Natural Eternity, are collectively referred to herein as the “Buyer Group”. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 79.7% of the Company’s outstanding ordinary shares, par value $0.01 per share, referred to herein as the “Shares.” If the merger is completed, the Company will continue its operations as a privately held company and, as the result of the merger, the Company’s American depositary shares (“ADSs”), each representing 50 Shares, will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”) and the ADS program will be terminated. If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs) other than Excluded Shares (as defined below) will be cancelled in exchange for the right to receive $0.0812 per Share or $4.06 per ADS (less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the ADS deposit agreement dated November 3, 2010, by and among the Company, Citibank, N.A., as the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder), in each case, in cash, without interest and net of any applicable withholding taxes. “Excluded Shares” are (i) Shares and ADSs beneficially owned as determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) by Parent or any wholly-owned Subsidiary of Parent (including Merger Sub) immediately prior to the effective time of the merger including, each Share or ADS to be contributed to Parent by the Rollover Shareholders in accordance with a rollover and support agreement dated as of July 30, 2014 (as amended, the “rollover agreement”) entered into by Parent, Holdco and the Rollover Shareholders and each Share or ADS to be contributed to Parent by certain other shareholders of the Company in accordance with certain additional rollover agreements, if any, which are entered into, with prior notification to the special committee, by such shareholders and Parent from the date of the merger agreement until the closing date of the merger and (ii) Shares owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their dissenter rights pursuant to Section 238 of the Cayman Companies Law (the “Dissenting Shares”). The Excluded Shares (other than Dissenting Shares) will be cancelled at the effective time of the merger for no consideration. The Dissenting Shares will be cancelled at the effective time of the merger for the right to receive the fair value of such Shares as determined in accordance with the provisions of the Cayman Companies Law.

If the merger is completed, at the effective time of the merger, each outstanding vested and unexercised option to purchase Shares granted under the Company’s 2009 Share Incentive Plan and the Company’s 2010 Share Incentive Plan (each, a “Company Incentive Plan” and collectively the “Company Incentive Plans”) will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares issuable under such vested option immediately prior to the effective time of the merger multiplied by the amount by which $0.0812 exceeds the exercise price per Share of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares granted under the Company Incentive Plans will be cancelled for no consideration.

A special committee of the board of directors of the Company, composed solely of directors unrelated to any member of the Buyer Group or any of the management member of the Company (the “special committee”), reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (i) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is in the best interests of the Company and holders of the Shares, and deemed it advisable to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, and (iii) recommended that the board of directors of the Company (the “board of directors”) and holders of the Shares approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

On July 30, 2014, the board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, unanimously (i) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is in the best interests of the Company and holders of the Shares, and deemed it advisable to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) recommended the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

After careful consideration and upon the unanimous recommendation of the special committee, the board of directors authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each member of the special committee to do all things necessary to give effect to the merger agreement and FOR the proposal to instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company’s directors, who are also members of the Buyer Group, have interests in the merger that are different from, or in addition to, the interests of its unaffiliated security holders generally. Ms. Na Lai Chiu, chairperson of the board of directors, beneficially owns approximately 5.87% of the total outstanding Shares. Mr. Shing Yung Ma, a director and the chief executive officer of the Company, beneficially owns approximately 32.55% of the total outstanding Shares. Mr. Neil Nanpeng Shen, a director of the Company, for the purpose of U.S. securities laws, may be deemed to hold beneficial ownership of approximately 16.02% of the total outstanding Shares due to his ownership of SC China, which acts as the ultimate general partner of each of the Sequoia Capital China Funds, which beneficial ownership is expressly disclaimed by Mr. Shen for all other purposes. Mr. Gordon Xiaogang Wang, a director of the Company, beneficially owns approximately 2.54% of the total outstanding Shares. The Rollover Shareholders have agreed with Parent and Holdco, to cancel the Shares (including Shares represented by ADSs) held by them for no consideration in the merger and subscribe for newly issued ordinary shares of Holdco immediately prior to the closing of the merger. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of the Company’s unaffiliated security holders generally.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the U.S. Securities and Exchange Commission, referred to herein as the “SEC,” which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Rollover Shareholders’ ownership as described above, the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Voting at the extraordinary general meeting will take place by poll voting, as the chairperson of the board of directors has undertaken to demand poll voting at the meeting.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on [—], 2014, the ADS record date. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City time) on [—], 2014. If the ADS depositary timely receives voting instructions from an ADS holder which fails to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS(s), the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of each member of the special committee to do all things necessary to give effect to the merger agreement and FOR any adjournment of the extraordinary general meeting.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on [—], 2014, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on [—], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A. - Hong Kong, the custodian holding the Shares, to transfer registration of the Shares in the Company’s register of members to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Maples Fund Services, to issue and mail a certificate to your attention. If the merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Completing the Share proxy card in accordance with the instructions set forth on the Share proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed Share proxy card without indicating how you wish to vote, the Shares represented by your Share proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, FOR the resolution to authorize each member of the special committee to do all things necessary to give effect to the merger agreement and FOR the resolution to instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger in the event that there are insufficient proxies received to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, unless you appoint a person other than the chairperson of the meeting as proxy, in which case the Shares represented by your Share proxy card will be voted (or not submitted for voting) as your proxy determines. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the special committee (the “Designee”). The Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed

ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of each member of the special committee to do all things necessary to give effect to the merger agreement and FOR any adjournment of the extraordinary general meeting.

Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all appraisal procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [—], 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [—], 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company by calling at +852-3162-8585 or emailing to ir@legaga.com.hk or mailing at Le Gaga Holdings Limited, Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
Chung Bong Pang On behalf of the Special Committee	Na Lai Chiu Chairperson of the Board

The accompanying proxy statement is dated [—], 2014, and is first being mailed to the shareholders on or about [—], 2014.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON [—], 2014

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Le Gaga Holdings Limited, referred to herein alternately as “the Company”, “us,” or “we” and all terms correlative thereto, will be held on [—], 2014, beginning at [—] a.m. (Hong Kong time), at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

Only registered holders of ordinary shares of the Company, par value $0.01 per share (“Shares”), at the close of business in the Cayman Islands on [—], 2014, the Share record date, or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger dated July 30, 2014 (the “merger agreement”) by and among Harvest Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Harvest Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting, which will also be produced and made available for inspection at the extraordinary general meeting), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of Parent, and the transactions contemplated by the merger agreement, including the merger, be authorized and approved by the Company;

THAT each of the members of the special committee of the board of directors of the Company, namely, Mr. Chung Bong Pang, Mr. Li-Lan Cheng and Ms. Yaping Si, be authorized to do all things necessary to give effect to the merger agreement; and

•	if necessary, as an ordinary resolution:

THAT, the chairperson of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the proxy statement, which is attached to and made a part of this notice. A list of the shareholders of the Company will be available at its principal executive offices at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of a special committee of the board of directors of the Company (the “special committee”), composed solely of directors who are unaffiliated with any of the Rollover Shareholders (as defined below), Harvest Holdings Limited (“Holdco”), Parent, Merger Sub, SC China Holding Limited, Mr. Neil Nanpeng Shen, Yiheng Capital, LLC (“Yiheng”), Mr. Yuanshan Guo, SIG Asia Investment, LLLP, Mr. Gordon Xiaogang Wang, Mr. Ming Xia Fu, Mr. Wei Min Xia, and Mr. Kin Ip Law (or any of their affiliates) or any of the management members of the Company, the Company’s board of directors approved the merger agreement and recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the special committee to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Certain existing shareholders of the Company (and/or persons affiliated with or related to them), namely (i) Ms. Na Lai Chiu, chairperson of the Company’s board of directors, (ii) Valuetrue Investments Limited, a British Virgin Islands company wholly-owned by Ms. Na Lai Chiu (“Valuetrue”), (iii) Mr. Shing Yung Ma, a director and the chief executive officer of the Company, (iv) Grow Grand Limited, a British Virgin Islands company wholly-owned by Mr. Shing Yung Ma (“Grow Grand”), (v) Sequoia Capital China I, L.P., a Cayman Islands limited partnership, Sequoia Capital China Principals Fund I, L.P., a Cayman Islands limited partnership, and certain of their affiliates (collectively, the “Sequoia Capital China Funds”), (vi) YH Greenhouse, LLC, a Delaware limited liability company (“YH Greenhouse”), (vii) SIG China Investments One, Ltd., a Cayman Islands company (“SIG China”), (viii) Honeycomb Assets Management Limited, a British Virgin Islands company (“Honeycomb”), (ix) Limewater Limited, a British Virgin Islands company (“Limewater”), (x) Natural Eternity Limited, a British Virgin Islands company (“Natural Eternity”), (xi) Win Seasons Holdings Limited, a Hong Kong company (“Win Seasons”), (xii) Pacven Walden Ventures VI, L.P. (“Walden VI”) and Pacven Walden Ventures Parallel VI, L.P. (“Walden Parallel VI”), Cayman Islands limited partnerships, and (xiii) Mr. Ming Ho Lui (together with Ms. Na Lai Chiu, Valuetrue, Mr. Shing Yung Ma, Grow Grand, the Sequoia Capital China Funds, YH Greenhouse, SIG China, Honeycomb, Limewater, Natural Eternity, Win Seasons, Walden VI and Walden Parallel VI, the “Rollover Shareholders”) have entered into a rollover and support agreement, dated as of July 30, 2014, with Parent and Holdco, the sole shareholder of Parent, pursuant to which they have agreed with Parent and Holdco, among other things, to cancel all of their respective interests in the Company for no consideration in the merger and subscribe for newly issued ordinary shares of Holdco immediately prior to the closing of the merger, and to vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Rollover Shareholders, as a group, beneficially own 1,752,477,450 Shares, which represents approximately 79.7% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. The Rollover Shareholders along with any shareholders of the Company who agree with Parent to contribute their Shares to Parent prior to the closing of the merger in accordance with any additional rollover agreements, will beneficially own Parent and the Company immediately following the consummation of the merger.

Regardless of the number of Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Rollover Shareholders’ ownership as described above, the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your Share proxy card in accordance with the instructions set forth on the Share proxy card as promptly as possible. To be valid, your Share proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Brian Shek) at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong no later than [—], 2014 at [—] a.m. (Hong Kong time). The Share proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairperson of the Company’s board of directors has undertaken to demand poll voting at the extraordinary general meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on [—], 2014. If you receive more than one Share proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the Share proxy card.

Completing the Share proxy card in accordance with the instructions set forth on the Share proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you hold Shares and abstain from voting, fail to cast your vote in person, fail to complete and return your Share proxy card in accordance with the instructions set forth on the Share proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairperson of the meeting as proxy, in which case the Shares represented by your Share proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on [—], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City time) on [—], 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on [—], 2014. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on [—], 2014 together with (i) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (ii) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (iii) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all appraisal procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [—], 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [—], 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company by calling at +852-3162-8585 or emailing to ir@legaga.com.hk or mailing at Le Gaga Holdings Limited, Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairperson of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the registered office of the Company at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands; Attention: Le Gaga Holdings Limited before the commencement of the general meeting, or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS OF LE GAGA HOLDINGS LIMITED
Na Lai Chiu Chairperson of the Board of Directors
[—], 2014

Registered Office:

Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104 Cayman Islands

Attention: Le Gaga Holdings Limited

PROXY STATEMENT

Dated [—], 2014

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Le Gaga Holdings Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed Share proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairperson of the meeting as proxy, in which case the shares represented by your Share proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card,

or need additional copies of proxy material,

please call the Company at

+852-3162-8585.

i

ii

iii

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page [—]. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Le Gaga Holdings Limited and its subsidiaries. All references to “dollars,” “$” and “USD” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

Le Gaga Holdings Limited is a leading greenhouse vegetable producer in China. The Company grows vegetables by using greenhouses primarily and specializes in producing and selling off-season vegetables. The Company sells over 50 varieties of vegetables to wholesalers, institutional customers and supermarket chains in China and Hong Kong. As of December 31, 2013, the Company operated ten farms with an aggregate area of 29,404 mu (1,960 hectares) in the Chinese provinces of Fujian, Guangdong and Hebei.

The Company’s principal executive offices are located at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong, and the telephone number at this address is +852-3162-8585 and the fax number is +852-3167-7227. The Company’s registered office is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a description of the Company’s history, development, business and organizational structure, see its Annual Report on Form 20-F for the fiscal year ended June 30, 2013, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page [—] for a description of how to obtain a copy of the Company’s Annual Report.

Holdco

Harvest Holdings Limited (“Holdco”), a Cayman Islands exempted company incorporated with limited liability, owns 100% of the equity interests of Parent (as defined below). Holdco does not currently hold any Shares. The registered office of Holdco is located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The telephone number of Holdco is +1 (345) 943-3100.

Parent

Harvest Parent Limited (“Parent”), a Cayman Islands exempted company incorporated with limited liability, was formed by Holdco solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent does not currently hold any Shares. The registered office of Parent is located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The telephone number of Parent is +1 (345) 943-3100.

Merger Sub

Harvest Merger Limited (“Merger Sub”), a Cayman Islands exempted company incorporated with limited liability and a direct, wholly-owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub does not currently hold any Shares. The registered office of Merger Sub is located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The telephone number of Merger Sub is +1 (345) 943-3100.

The Buyer Group

Mr. Shing Yung Ma (“Mr. Ma” or the “Founder”) is the chief executive officer of the Company and a member of the board of directors of the Company (the “board of directors”). The business address of Mr. Ma is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong, and his telephone number is +852-3162-8585. Mr. Ma is a citizen of Hong Kong.

Grow Grand Limited (“Grow Grand”) is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Ma is the sole director and sole shareholder of Grow Grand. The registered address of Grow Grand is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +1 (284) 494-8184.

Mr. Ma and Grow Grand are collectively referred to herein as the “Mr. Ma Parties”.

Ms. Na Lai Chiu (“Ms. Chiu” or the “Chairwoman”) is the chairperson of our board of directors. The business address of Ms. Chiu is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong, and her telephone number is +852-3162-8585. Ms. Chiu is a citizen of Hong Kong.

Valuetrue Investments Limited (“Valuetrue”) is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Ms. Chiu is the sole director and sole shareholder of Valuetrue. The registered address of Valuetrue is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +1 (284) 494-8184.

Ms. Chiu and Valuetrue are collectively referred to herein as the “Ms. Chiu Parties”.

Sequoia Capital China I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

Sequoia Capital China Partners Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

Sequoia Capital China Principals Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

Sequoia Capital China Growth Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

Sequoia Capital China Growth Partners Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

Sequoia Capital China GF Principals Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., Sequoia Capital China Principals Fund I, L.P., Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Partners Fund I, L.P. and Sequoia Capital China GF Principals Fund I, L.P. are collectively referred to herein as the “Sequoia Capital China Funds”.

SC China Holding Limited (“SC China”) is an exempted company organized under the laws of the Cayman Islands principally to engage in the business of private equity investments. SC China acts as the ultimate general partner of each of the Sequoia Capital China Funds. The principal business address of SC China is at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

Neil Nanpeng Shen (“Mr. Shen”) has been a director of the Company since 2010. Mr. Shen is currently the sole ultimate beneficial owner of SC China. The business address of Mr. Shen is at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

The Sequoia Capital China Funds, SC China and Mr. Shen are collectively referred to herein as the “Sequoia Parties”.

YH Greenhouse, LLC (“YH Greenhouse”) is a limited liability company incorporated under the laws of Delaware to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto. The business address of YH Greenhouse is 1 Montgomery St. Ste 3450, San Francisco, California 94104, and its telephone number is +1 (415) 875-5600.

Yiheng Capital, LLC (“Yiheng”) is a limited liability company incorporated under the laws of Delaware and is the managing member of YH Greenhouse. The business address of Yiheng is 1 Montgomery St. Ste 3450, San Francisco, California 94104, and its telephone number is +1 (415) 875-5600.

Mr. Yuanshan Guo (“Mr. Guo”) is the managing member of Yiheng. The business address of Mr. Guo is 1 Montgomery St. Ste 3450, San Francisco, California 94104, and his telephone number is +1 (415) 875-5600. Mr. Guo is a citizen of the United States of America.

YH Greenhouse, Yiheng and Mr. Guo are collectively referred to herein as the “Yiheng Parties”.

SIG China Investments One, Ltd. (“SIG China”) is an exempted company limited by shares incorporated under the laws of the Cayman Islands. The business address of SIG China is P.O. Box 309GT, Ugland House, Grand Cayman, Cayman Islands, British West Indies, and its telephone number is +1 (345) 949-4272.

SIG Asia Investment, LLLP (“SIG Asia”) is a limited liability limited partnership organized under the laws of Delaware and is the investment manager of SIG China. The business address of SIG Asia is 101 California St., Suite 3250, San Francisco, CA 94111, and its telephone number is +1 (415) 403-6550.

SIG China and SIG Asia are collectively referred to herein as the “SIG Parties”.

Mr. Xiaogang Wang (“Mr. Wang”) is a member of our board of directors. The business address of Mr. Wang is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong, and his telephone number is +852 3162-8585. Mr. Wang is a citizen of Hong Kong.

Win Seasons Holdings Limited (“Win Seasons”) is an investment holding company with limited liability incorporated under the laws of Hong Kong. Mr. Wang is the sole director and sole shareholder of Win Seasons. The registered address of Win Seasons is Room 2108, 21/F., Tesbury Centre, 28 Queen’s Road East, Wanchai, Hong Kong, and its telephone number is +852-2528-1322.

Mr. Ming Xia Fu (“Mr. Fu”) is an investment manager at All-Stars Investment Limited. The business address of Mr. Fu is Suite 2103, 21/F, 2 Exchange Square, 8 Connaught Place, Hong Kong, and his telephone number is +852-9021-5372. Mr. Fu is a citizen of Hong Kong.

Honeycomb Assets Limited (“Honeycomb”) is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Fu is the sole director and sole shareholder of Honeycomb. The registered address of Honeycomb is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +1 (284) 494-8184.

Mr. Wei Min Xia (“Mr. Xia”) is a retiree. The residential address of Mr. Xia is P.O. 35000, Room 505, No. 147 Wusi Street, Gulou District, Fuzhou City, Fujian Province, the People’s Republic of China (“PRC”), and his telephone number is +86-13906911910. Mr. Xia is a citizen of the PRC.

Limewater Limited (“Limewater”) is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Xia is the sole shareholder and one of two directors of Limewater. The registered address of Limewater is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +1 (284) 494-8184.

Mr. Kin Ip Law (“Mr. Law”) is a doctor at United Christian Hospital. His business address is at 130 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong, and his telephone number is +852-6603-5577. Mr. Law is a citizen of Hong Kong.

Natural Eternity Limited (“Natural Eternity”) is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Law is the sole director and sole shareholder of Natural Eternity. The registered address of Natural Eternity is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +1 (284) 494-8184.

Mr. Ming Ho Lui (“Mr. Lui”) is the managing director of China Linong International Limited (“China Linong”), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company. Mr. Lui’s business address is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong, and his telephone number is +852-3162-8585. Mr. Lui is a citizen of Hong Kong.

For purposes of this proxy statement, the Mr. Ma Parties, the Ms. Chiu Parties, SC China and Yiheng are collectively referred to herein as the “Consortium” and each a “Consortium Member”. The Mr. Ma Parties, the Ms. Chiu Parties, the Sequoia Capital China Funds, YH Greenhouse, SIG China, Pacven Walden Ventures VI, L.P., a Cayman Islands limited partnership, Pacven Walden Ventures Parallel VI, L.P., a Cayman Islands limited partnership, Win Seasons, Honeycomb, Limewater, Natural Eternity and Mr. Lui are collectively referred to herein as the “Rollover Shareholders”. Holdco, Parent, Merger Sub, the Mr. Ma Parties, the Ms. Chiu Parties, the Sequoia Parties, the Yiheng Parties, the SIG Parties, Win Seasons, Mr. Wang, Honeycomb, Mr. Fu, Limewater, Mr. Xia, Natural Eternity, Mr. Law and Mr. Lui are collectively referred to herein as the “Buyer Group”. Additional information regarding the parties to the merger is set forth in Annex D, which is attached hereto and incorporated herein by reference.

The Merger (Page [—])

The Company, Parent, and Merger Sub entered into an agreement and plan of merger (as may be amended from time to time, the “merger agreement”) on July 30, 2014, pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of Parent. You are being asked to vote upon a proposal to approve and authorize the merger agreement, the plan of merger substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger, and the transactions contemplated thereby, including the merger.

Pursuant to the terms of the merger agreement, assuming the merger agreement is authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to completion of the merger are satisfied or waived in accordance with the terms of the merger agreement, the following will occur:

•	the Company will file the plan of merger with the Cayman Islands Registrar of Companies and the merger will be effective on the date as specified in the plan of merger;

•	Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “surviving company”) in the merger and becoming a wholly owned subsidiary of Parent; and

•	each ordinary share of the Company, par value $0.01 per share (“Share”), issued and outstanding immediately prior to the effective time of the merger (including Shares represented by American depositary shares (“ADSs”), each representing fifty Shares), will be cancelled and cease to exist and will be converted into and exchanged for the right to receive the consideration further described below, except for the Excluded Shares (as defined below).

Following completion and as a result of the merger:

•	the Company, as the surviving company, will do business under the name “Le Gaga Holdings Limited” and will be a direct wholly-owned subsidiary of Parent;

•	the Company’s ADS program will be terminated and the ADSs will cease to be listed on the NASDAQ Global Select Market (“NASDAQ”), and price quotations with respect to sales of the ADSs in the public market will no longer be available;

•	ninety (90) days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the U.S. Securities and Exchange Commission (the “SEC”), registration of the ADSs under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated;

•	the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company’s shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

•	the Company’s shareholders (other than the Rollover Shareholders) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page [—])

Under the terms of the merger agreement, at the effective time of the merger, each Share issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist and will be converted into and exchanged for the right to receive $0.0812 and each of the Company’s ADSs issued and outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive $4.06 less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the deposit agreement (the “ADS deposit agreement”), dated as of November 3, 2010 by and among the Company and Citibank, N.A. (the “ADS depositary”) and all holders of ADSs issued thereunder, in each case, in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, the following Shares (including Shares represented by ADSs), which are referred to herein as “Excluded Shares,” will not be converted into the right to receive the consideration described in the immediately preceding sentence:

i.	Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by Parent or any wholly-owned Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time including, for the avoidance of doubt, each Share or ADS to be contributed to Parent by the Rollover Shareholders in accordance with the Rollover Agreement (as defined below) and each Share or ADS to be contributed to Parent by certain other shareholders of the Company in accordance with certain additional rollover agreements, if any, which are entered into, with prior notification to the special committee, by such shareholders and Parent from the date of the merger agreement until the closing date of the merger, which will be canceled for no consideration; and

ii.	Shares owned by shareholders who have validly exercised and not effectively withdrawn or lost their dissenter rights pursuant to Section 238 of the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the appraised value thereon in accordance with such holder’s dissenter rights under the Cayman Companies Law (“Dissenting Shares”, and each holder of a Dissenting Share, a “Dissenting Shareholder”).

Treatment of Share Options (Page [—])

At the effective time of the merger, each outstanding vested and unexercised option to purchase Shares granted under the Company’s 2009 Share Incentive Plan and the Company’s 2010 Share Incentive Plan (each, a “Company Incentive Plan”, and collectively, the “Company Incentive Plans”) will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares issuable under such vested option immediately prior to the effective time of the merger multiplied by the amount by which $0.0812 exceeds the exercise price per Share of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares granted under the Company Incentive Plans will be cancelled for no consideration. The Company Incentive Plans will be terminated at the effective time of the merger.

Rollover Agreement (Annex E)

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into a rollover and support agreement with Holdco and Parent (the “Rollover Agreement”), pursuant to which the Rollover Shareholders agreed to cancel the Shares (including Shares represented by ADSs) held by them (the “Rollover Shares”) for no consideration in the merger and subscribe for newly issued ordinary shares of Holdco immediately prior to the closing of the merger and to vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. A copy of the Rollover Agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

Interim Investors Agreement (Page [—])

Concurrently with the execution and delivery of the merger agreement, the Consortium Members, Holdco, Parent and Merger Sub entered into an interim investors agreement (as may be amended from time to time, the “Interim Investors Agreement”) which governs the relationship among the parties thereto with respect to the merger agreement and matters relating thereto until the termination of the merger agreement or consummation of the merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the merger agreement pending consummation of the merger, (ii) the mechanism for making decisions relating to the debt financing pending consummation of the merger and (iii) certain fees and expenses sharing arrangement among the Consortium Members.

Record Date and Voting (Page [—])

You are entitled to vote at the extraordinary general meeting if you own Shares as of the close of business in the Cayman Islands on [—], 2014, the Share record date for voting at the extraordinary general meeting. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your Share proxy card and vote is [—], 2014 at [—] a.m. ([—] time). If you own ADSs as of the close of business in New York City on [—], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary, as the registered holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City time) on [—], 2014 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS cancellation fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs, before [—] (New York City time) on [—], 2014 and become a holder of Shares by the close of business in the Cayman Islands on [—], 2014, the Share record date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Each outstanding Share on the record date entitles the holder thereof to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there would be [—] Shares entitled to be voted at the extraordinary general meeting. See “Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page [—])

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger must be authorized and approved by a special resolution approved by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting,

Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the record date, approximately [—] Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting, referred to herein as a “special resolution.”

As of the date of this proxy statement, the Rollover Shareholders as a group beneficially own in the aggregate 1,752,477,450 Shares, which represents approximately 79.7% of the total outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page [—] for additional information. Pursuant to the terms of the Rollover Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page [—])

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed Share proxy card in accordance with the instructions set forth on the Share proxy card as soon as possible. The deadline for you to lodge your proxy is [—], 2014 at [—] a.m. ([—] time). If a broker holds your Shares in “street name,” your broker should provide you with instructions on how to vote your Shares.

If you own ADSs as of the close of business in New York City on [—], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City time) on [—], 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Notwithstanding the foregoing, pursuant to the ADS deposit agreement, if the ADS depositary timely receives your voting instructions which fail to specify the manner in which the ADS depositary is to vote the Shares underlying your ADS(s), the ADS depositary will deem you to have instructed the ADS depositary to vote in favor of the items set forth in such voting instructions.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on [—], 2014. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on [—], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A. - Hong Kong, the custodian holding the Shares, to transfer registration of the Shares in the Company’s register of members to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Maples Fund Services, to issue and mail a certificate to your attention.

Dissenter Rights of Shareholders (Page [—])

Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all appraisal procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [—] AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [—]. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (Page [—])

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $0.0812 per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors—Purpose and Reasons of the Buyer Group for the Merger” beginning on page [—] for additional information.

ADSs representing the Shares are currently listed on NASDAQ under the symbol “GAGA”. It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly through Parent, by the Rollover Shareholders. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Furthermore, following the completion of the merger, the Company’s ADS program will be terminated. Please see “Special Factors—Effects of the Merger on the Company” beginning on page [—] for additional information.

Plans for the Company after the Merger (Page [—])

Following the completion of the merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and beneficially owned by the Rollover Shareholders. The Company will no longer be subject to the Exchange Act, or NASDAQ compliance and reporting requirements and accordingly will not incur the related direct and indirect costs and expenses associated with being subject to the Exchange Act and NASDAQ compliance and reporting requirements.

The Buyer Group has advised the Company that, except for the transactions contemplated by the merger agreement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries;

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business; or

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company.

Recommendations of the Special Committee and the Board of Directors (Page [—])

The special committee unanimously (i) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is in the best interests of the Company and holders of the Shares, and deemed it advisable to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, and (iii) recommended that our board of directors and holders of the Shares approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Based in part on the unanimous recommendation of the special committee, our board of directors determined that the merger is in the best interests of the Company and holders of the Shares, and approved the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

For a detailed discussion of the material factors considered by our board of directors and the special committee in determining to recommend the approval of the merger agreement and the approval of the transactions contemplated thereby and in determining that the merger is in the best interests of our security holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” beginning on page [—] and “Special Factors—Effects of the Merger on the Company” beginning on page [—] for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of Buyer Group as to Fairness (Page [—])

Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company’s unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page [—].

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

Financing of the Merger (Page [—])

The Buyer Group estimates that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger of approximately $[—]

million, is anticipated to be approximately $[—] million, assuming no exercise of dissenter’s rights by shareholders of the Company. The Buyer Group expects to fund this amount through a combination of the following: (a) the proceeds from a cash investment by Yiheng in shares of Holdco, which wholly owns Parent, in an amount of $15.0 million, pursuant to an equity commitment letter between the Sponsor and Holdco, and (b) the proceeds of a term loan from China Minsheng Banking Corp., Ltd., Hong Kong Branch (“Minsheng Bank”), in an amount of $30.0 million, pursuant to a facility agreement among Holdco, Parent, Merger Sub and Misheng Bank. In calculating this amount, the Buyer Group does not consider the value of the Rollover Shares which will, immediately prior to the effective time of the merger, be cancelled for no consideration. See “Special Factors—Financing” beginning on page [—] for additional information.

Limited Guarantee (Page [—])

Valuetrue Investments, Grow Grand, Sequoia Capital China Funds and Yiheng have each severally but not jointly agreed to guarantee 5.8%, 47.7%, 24.1% and 22.4%, respectively, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company.

Opinion of the Special Committee’s Financial Advisor (Page [—])

The special committee retained Duff & Phelps, LLC (“Duff & Phelps”) to act as its financial advisor in connection with its evaluation of the merger. At the meeting of the special committee on July 30, 2014, Duff & Phelps delivered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of its written opinion to the special committee dated the same date) to the effect that, as of July 30, 2014, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the per Share merger consideration and the per ADS merger consideration received by holders of the Shares (other than holders of the Excluded Shares, including Excluded Shares represented by ADSs) was fair, from a financial point of view, to such holders.

See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page [—] for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page [—])

In considering the recommendations of our board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executives have interests with respect to the merger that are, or may be, different from or in addition to those of the Company’s shareholders generally. These interests include, among others:

•	Ms. Na Lai Chiu, chairperson of the board of directors, beneficially owns approximately 5.87% of the outstanding Shares, and is the sole shareholder and sole director of Valuetrue Investments, a member of the Buyer Group;

•	Mr. Shing Yung Ma, a director and the chief executive officer of the Company, beneficially owns approximately 32.55% of the outstanding Shares, and is the sole shareholder and sole director of Grow Grand, a member of the Buyer Group;

•	Mr. Neil Nanpeng Shen, a director of the Company, holds options to purchase 6,900,000 Shares and, for the sole purpose of U.S. securities laws, may be deemed to hold beneficial ownership of approximately 16.02% of the outstanding Shares due to his ownership of SC China, which acts as the ultimate general partner of the Sequoia Capital China Funds, which beneficial ownership is expressly disclaimed by Mr. Shen for all other purposes;

•	Mr. Gordon Xiaogang Wang, a director of the Company, beneficially owns approximately 2.54% of the total outstanding Shares, and is a member of the Buyer Group;

•	pursuant to the Rollover Agreement, each of the Rollover Shareholders, will continue to beneficially own shares of the surviving corporation following the merger and will continue to enjoy the benefits from any future earnings, growth or value of the Company but also the corresponding risks of any possible decrease in its future earnings, growth or value;

•	pursuant to the Rollover Agreement, each of the Rollover Shareholders agreed to vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	cash-out of in-the-money vested and unexercised options to purchase Shares granted under the Company Share Incentive Plans held by certain of the Company’s directors and executive officers;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•	the monthly compensation of $10,000 in the case of Chung Bong Pang and Li-Lan Cheng and a one-time payment of RMB30,000 in the case of Yaping Si, as members of the special committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the surviving company.

At the effective time of the merger, each outstanding vested and unexercised option to purchase Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $0.0812 exceeds the exercise price per Share of such vested and unexercised option. At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled with no consideration payable to the former holders thereof.

As of the date of this proxy statement, the Company’s directors and executive officers, as a group, held an aggregate of 1,167,921,001 Shares and vested and unexercised options to purchase 152,137,000 Shares. Together, the Shares held by such person represent approximately 56.2% of the total Shares that are subject to purchase as part of the merger. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their Shares and vested and unexercised options to purchase Shares, if the merger is consummated, is approximately $0.6 million. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—] for additional information.

The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—] for additional information.

Conditions to the Merger (Page [—])

The respective obligations of the parties to consummate the merger are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following conditions:

•	The Company shall have obtained shareholder approval for the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger (the “Transactions”).

•	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

•	The Ministry of Commerce of the PRC (“MOFCOM”) has approved the implementation of the Transactions pursuant to the applicable PRC anti-monopoly laws.

The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following additional conditions:

•	(i) the representations and warranties of the Company contained in the merger agreement regarding the Company’s organization and good standing, memorandum and articles of association and authority to enter into the merger agreement being true and correct in all respects, (ii) the representations and warranties regarding the Company’s capitalization being true and correct in all respects except for de minimis inaccuracies, that do not increase the aggregate amount of the merger consideration or amounts payable in respect of the Company’s options by more than $100,000 and (iii) each of the other representations and warranties of the Company contained in the merger agreement being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” as defined in the merger agreement), in each case, as of the date of the merger agreement and as of the closing of the merger; except to the extent such representation or warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only and in the case of (iii) above, where the failure of such representations and warranties of the Company to be so true and correct does not constitute, and would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

•	The Company having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement.

•	The Company having delivered to Parent, on the closing date of the merger, a certificate, signed by an executive officer of the Company, certifying the fulfilment of the above conditions.

•	No Company Material Adverse Effect having occurred since the date of the merger agreement.

•	The Company having delivered to Parent and Merger Sub, copies of bank statements, in form and substance reasonably satisfactory to Parent, that the aggregate amount standing to the credit of all of the one or more specified accounts held with one or more affiliates of Minsheng Bank is not less than RMB100,000,000, which written evidence is certified as of the closing date of the merger as true and correct by the chief financial officer of the Company.

The obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following additional conditions:

•	The representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to “materiality” set forth therein), as of the date of the merger agreement and as of the closing of the merger; except (i) to the extent such representation or warranty is expressly made as of a specific date, such representation or warranty shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger.

•	Parent and Merger Sub having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with by it.

•	Parent having delivered to the Company on the closing date of the merger, a certificate, signed by a designated director of Parent, certifying the fulfilment of the above conditions.

Neither Parent nor Merger Sub may rely on the failure to satisfy the condition regarding approval from MOFCOM pursuant to applicable PRC anti-monopoly laws if such failure was caused by Parent’s or Merger Sub’s failure to perform its obligations under the merger agreement relating to procurement of the filing on concentration of undertakings resulting from the Transactions submitted to MOFCOM.

Acquisition Proposals (Page [—])

Neither the Company nor its subsidiaries nor any officer, director, employee or other representative of the Company or any of its subsidiaries will, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that may reasonably be expected to lead to, any competing transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any subsidiary to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction, (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction, or that requires the Company to abandon the merger agreement or the merger or enter into any letter of intent, contract or commitment contemplating or otherwise relating to any competing transaction (other than any acceptable confidentiality agreement (as defined in the merger agreement)), (iv) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement or takeover statutes or (v) resolve, propose or agree, or authorize or permit any officer, director, employee or other representative, to do any of the foregoing. The Company will, and cause its subsidiaries and it subsidiaries’ officers, directors, employees and other representatives to, immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

Subject to certain additional conditions, at any time prior to the receipt of the shareholder approval for the merger, the Company may, acting under the direction of the special committee furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a competing transaction that did not arise or result from any breach of the above paragraphs if, prior to furnishing such information and entering into such discussions, the board of directors (after taking into account the recommendation of the special committee) has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the special committee) that (A) such proposal or offer constitutes, or may reasonably be expected to lead to, a superior proposal (as defined in the merger agreement) and (B) the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the fiduciary duties of the directors of the Company.

Termination of the Merger Agreement (Page [—])

The merger agreement may be terminated and the Transactions may be abandoned at any time prior to the effective time, whether before or after receipt of shareholder approval:

•	by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the board of directors upon the recommendation of the special committee); or

•	by either Parent or the Company if:

•	the merger is not completed before January 30, 2015; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the failure of the Transactions; or

•	any governmental authority having enacted, issued, promulgated, enforced or entered any law or order, which shall have become final and non-appealable and that would have the effect of making the merger illegal or otherwise prohibited; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the issuance of such final, non-appealable law or order by the governmental authority; or

•	shareholder approval shall not have been obtained upon a vote held at the general meeting or any adjournment thereof convened for that purpose; or

•	by the Company:

•	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing condition would not be satisfied and such breach is incapable of being cured or has not been cured within thirty calendar days of the receipt by Parent of written notice thereof from the Company; provided, that the Company shall not have the right to terminate if, at the time of such termination, the Company is itself in breach of any representation, warranty, covenant or agreement of the Company; or

•	if all of the conditions to closing have been satisfied and Parent and Merger Sub fail to complete the closing within five business days following the date the closing should have occurred; or

•	if, prior to the receipt of approval from the Company shareholders, (1) the board of directors (upon recommendation of the special committee), has authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, and (2) the Company has concurrently with the termination of the merger agreement entered into, or immediately after termination of the merger agreement, enters into, an alternative acquisition agreement with respect to such superior proposal; provided, however, that the Company shall not be entitled to terminate the merger agreement unless the Company has complied in all respects with the conditions in the merger agreement relating to competing transactions and has paid the termination fee; or

•	by Parent:

•	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing conditions would not be satisfied and such breach is incapable of being cured by January 30, 2015 or has not been cured, in the case of certain breaches, within ten calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within thirty calendar days of the receipt by the Company of written notice thereof from Parent; provided, that Parent shall not have the right to terminate the merger agreement if, at the time of such termination, Parent is itself in breach of any representation, warranty, covenant or agreement of Parent; or

•	if (i) the board of directors shall have changed its recommendation to the shareholders with respect to the merger agreement and the Transaction in a manner adverse to Parent, (ii) the board of directors approves or recommends any competing transaction other than the merger, or (iii) the Company fails to hold the extraordinary general meeting within ten business days prior to January 30, 2015 due to willful or intentional breach by the Company of its obligations to convene the meeting under the merger agreement.

Termination Fee (Page [—])

The Company agrees that it shall pay Parent a termination fee of $1.5 million if the merger agreement is terminated:

•	by the Company in order to enter into a definitive agreement relating to a superior proposal;

•	by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company’s representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•

by Parent because (i) the board of directors has changed its recommendation to the shareholders with respect to the merger agreement and the Transactions in a manner adverse to Parent, (ii) the board of directors approves or recommends any competing transaction other than the merger, or (iii) the

Company fails to hold the extraordinary general meeting within ten business days prior to January 30, 2015 due to willful or intentional breach by the Company of its obligations to convene the meeting under the merger agreement.

Parent agrees that it shall pay the Company at termination fee of $3.5 million if the merger agreement is terminated:

•	by the Company due to a breach by Parent of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of Parent’s representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•	by the Company due to Parent’s inability to consummate the merger agreement as obligated.

Material U.S. Federal Income Tax Consequences (Page [—])

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page [—]. The U.S. federal income tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material Cayman Islands Tax Consequences (Page [—])

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands (for example, for enforcement); (b) registration fees will be payable to the Registrar of Companies to register the plan of merger; and (c) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette. Please see “Special Factors—Material Cayman Islands Tax Consequences” beginning on page [—] for additional information.

Regulatory Matters (Page [—])

The Company does not believe that any material federal, state or non-U.S. regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws, the anti-monopoly laws and regulations as administered by MOFCOM and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Island Gazette.

Litigation Related to the Merger (Page [—])

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page [—])

It is expected that the consolidated financial statements of the surviving merged entity would be a continuation of the consolidated financial statements of the Company, plus the assets and liabilities of Merger Sub. Accordingly, the Company’s assets and liabilities would be reflected in the consolidated financial statements of the surviving merged entity at their carrying values prior to the merger.

Market Price of the ADSs (Page [—])

The closing price of the ADSs on NASDAQ on May 21, 2013, the last trading date immediately prior to the Company’s announcement on May 22, 2013 that it had received a going private proposal, was $3.34 per ADS. The merger consideration of $4.06 per ADS to be paid in the merger represents a premium of approximately 21.56% over to that closing price.

Fees and Expenses (Page [—])

All expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be borne by the party incurring such expenses except as otherwise provided in the merger agreement.

Remedies and Limitations on Liability (Page [—])

The Company, Parent and Merger Sub are entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity.

The Company, Parent and the Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought.

In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded and/or effect the closing of the merger if the debt financing (or, if applicable, alternative financing) will not be funded in accordance with its terms at the closing of the merger even if the equity financing is funded to Parent at the closing of the merger.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to a termination fee of $3.5 million and $1.5 million, respectively.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On July 30, 2014, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at an extraordinary general meeting of shareholders or at any adjournment of the extraordinary general meeting.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

(a)	as a special resolution, to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

(b)	as a special resolution, to authorize each member of the special committee, namely, Ms. Chung Bong Pang, Mr. Li-Lan Cheng and Ms. Yaping Si, to do all things necessary to give effect to the merger agreement; and

(c)	as an ordinary resolution, if necessary, to approve that the chairperson of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Rollover Shareholders, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company and the Company’s ADS program will be terminated.

Q:	What will I receive in the merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:	If you own Shares immediately prior to the effective time of the merger and are not a member of the Buyer Group and the merger is completed, you will be entitled to receive $0.0812 in cash, without interest and net of any applicable withholding taxes, for each Share you own (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Companies Law, which is attached as Annex C of this proxy statement, with respect to the merger, in which event you will be entitled to the value of each Share appraised pursuant to the Cayman Companies Law).

If you own ADSs immediately prior to the effective time of the merger and are not a member of the Buyer Group and the merger is completed, you will be entitled to receive $4.06 per ADS (less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own.

Please see “Special Factors—Material U.S. Federal Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page [—] for a more detailed description of the tax consequences of the merger. You should consult your tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s share options be treated in the merger?

A:	If the merger is completed, at the effective time of the merger, each outstanding vested and unexercised option to purchase Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares issuable under such vested option immediately prior to the effective time of the merger multiplied by the amount by which $0.0812 exceeds the exercise price per Share of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares granted under the Company Share Incentive Plans will be cancelled and will not entitle the former holders thereof to the payment of any consideration thereon.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares immediately prior to the effective time of the merger and are not a member of the Buyer Group, promptly after the effective time of the merger (in any event within five (5) business days after the effective time of the merger), a paying agent appointed by Parent will mail to you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates (or affidavit and indemnity of loss in lieu of the share certificates) in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates (or affidavit and indemnity of loss in lieu of the share certificates), you will receive an amount equal to the number of your Shares multiplied by $0.0812 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee if the share certificates (if any) which immediately prior to the effective time of the merger represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:

If you are not a member of the Buyer Group and your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you the per ADS merger consideration of $4.06 (less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the ADS deposit agreement), in cash, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, and will be converted into and exchanged for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you the per ADS merger consideration of $4.06 (less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the ADS deposit agreement), in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on [—], 2014, beginning at [—]:00 a.m., (Hong Kong time), at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	The merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on [—], 2014, the Share record date for the extraordinary general meeting, [—] Shares are expected to be outstanding and entitled to vote at the extraordinary general meeting.

Q:	Is any further vote of any shareholder other than the Rollover Shareholders required to authorize, approve and adopt the merger agreement?

A:	No further vote of any shareholder other than the Rollover Shareholders is required to authorize, approve and adopt the merger agreement.

As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own 1,752,477,450 Shares, which represent approximately 79.7% of the total outstanding shares entitled to vote as of the date of this proxy statement. Pursuant to the terms of the Rollover Agreement, the Rollover Shareholders have agreed with Parent and Holdco to vote these Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the merger at the extraordinary general meeting of the Company. The voting obligations of the Rollover Shareholders contained in the Rollover Agreement terminate upon the earlier to occur of (i) the effective time of the merger and (ii) the valid termination of the merger agreement in accordance with its terms. See “Special Factors—Voting by the Rollover Shareholders

at the Extraordinary General Meeting” beginning on page [—] for additional information on such voting arrangements and how they may impact the approval and adoption of the merger agreement and the transactions contemplated thereby at the extraordinary general meeting.

Given the Rollover Shareholders’ ownership as described above, the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of the majority of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting. Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the record date, approximately [—] Shares must be voted in favor of the proposal to adjourn the extraordinary general meeting to allow us, if necessary, to solicit additional proxies.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors recommends that you vote:

(1)	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger;

(2)	FOR the proposal to authorize each of the members of the special committee to do all things necessary to give effect to the merger agreement; and

(3)	FOR the proposal to instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” beginning on page [—] for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—].

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is the close of business on [—], 2014 in the Cayman Islands. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is [—], 2014 in New York City. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of one or more shareholders holding not less than an aggregate of one-third of all voting Shares in issue that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be indirectly wholly-owned by an investor group composed of Parent, Merger Sub and the Rollover Shareholders. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including NASDAQ and the American depositary shares program for the ADSs will be terminated.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the [—] quarter of 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the Merger is not completed?

A:	If our shareholders do not approve the merger agreement and the transactions contemplated thereby, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement, nor will the holders of any options receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee or reimburse the Company and its affiliates for certain of their expenses in connection with the merger, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fee” beginning on page [—].

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the Share record date, you should simply indicate on your Share proxy card how you want to vote, and sign and mail your Share proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your Share proxy card is [—], 2014 at [—]:00 a.m. ([—] time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your Share proxy card, and do not indicate how you want to vote in your Share proxy card, the Shares represented by your proxy will be voted FOR the proposal to approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize the members of the special committee to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairperson of the meeting as proxy, in which case the Shares represented by your Share proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on [—], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 10:00 a.m. (New York City time) on [—], 2014. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. Notwithstanding the foregoing, pursuant to the ADS deposit agreement, if the ADS depositary timely receives your voting instructions which fail to specify the manner in which the ADS depositary is to vote the Shares underlying your ADS(s), the ADS depositary will deem you to have instructed the ADS depositary to vote in favor of the items set forth in such voting instructions.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on [—], 2014 and become a registered holder of Shares by the close of business in the Cayman Islands on [—], 2014, the Share record date. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on [—], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A. - Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in the Company’s register of members in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Maples Fund Services, to issue and mail a certificate to your attention.

If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the Merger Agreement?

A:	If you hold Shares and you abstain from voting, fail to cast your vote in person, fail to complete and return your Share proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you own ADSs and you fail to timely complete and return your ADS voting instructions card to the ADS depositary in accordance with the instructions set forth on the ADS voting instructions card, or fail to timely provide voting instructions to your broker, dealer, commercial bank, trust company or other nominee to vote your ADSs on your behalf, you shall be deemed, under the terms of the ADS deposit agreement, to have instructed the ADS depositary to give a discretionary proxy to a member of the special committee (the “Designee”). The Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of each member of the special committee to do all things necessary to give effect to the merger agreement and FOR any adjournment of the extraordinary general meeting.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the Company before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong, Attention: Mr. Brian Shek;

•	Second, you may complete, date and submit a new Share proxy card bearing a later date than the Share proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to [—] p.m. (New York City time) on [—], 2014. A holder of ADSs can do this in one of two ways:

(a)	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

(b)	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:

No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Shares of the Company after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share merger consideration of $0.0812 in cash without interest to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The record date of ADSs for the extraordinary general meeting is the close of business on [—], 2014 in New York City. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS merger consideration of $4.06 (less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the ADS deposit agreement), in cash, without interest and net of applicable withholding taxes to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all appraisal procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on [—], 2014, and become registered holders of Shares by the close of business in the Cayman Islands on [—], 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” beginning on page [—] as well as “Annex C—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Q:	If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must surrender your ADSs at the ADS depositary’s office at 388 Greenwich Street, 14th Floor, New York, New York 10013, U.S.A. Attention: Rosemary Asafo-Adjei. Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will arrange to transfer the Shares in the Company’s register of members and will transfer any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on [—], 2014.

You must become a registered holder of your Shares and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, which is attached as Annex C of this proxy statement, for the exercise of dissenter rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—] for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:

Each of our directors who beneficially owns Shares (including Shares represented by ADSs) has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the plan of merger and the transactions contemplated hereby, including the merger as of the date of this proxy statement, our directors and executive officers beneficially owned, in the aggregate, 1,320,058,001 Shares or, collectively, approximately 56.2% of the outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page [—] for additional information.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact the Company by calling at +852-3162-8585 or emailing to ir@legaga.com.hk or mailing at Le Gaga Holdings Limited, Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

In order for you to receive timely delivery of any additional copy of this proxy statement or the enclosed proxy card in advance of the extraordinary general meeting, you must request no later than five business days prior to the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred primarily in Hong Kong. As a result, Hong Kong time is used for all dates and times given.

The board of directors and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

From time to time, the Chairwoman and the Founder have in their individual capacities evaluated and engaged in discussions with various parties regarding potential transactions involving their respective interests in the Company.

In March and April 2013, representatives of SC China, the Chairwoman and the Founder discussed the possibility of a “going private” transaction involving the Company and potential alternatives relating to the financing of such a transaction. During this time period, the parties also engaged in exploratory discussions with various potential equity and debt financing sources.

In May 2013, the Consortium (references to the “Consortium” with respect to matters occurring prior to March 18, 2014, shall be deemed to constitute the Founder, the Chairwoman, Valuetrue, Grow Grand and SC China, on behalf of funds managed and/or advised by it and its and their affiliates) engaged Weil, Gotshal & Manges LLP (“Weil”) as legal advisor to the Consortium to assist with its evaluation of a potential “going private” transaction, including the proposed consortium arrangements among the members of the Consortium and various financing and structuring related matters in connection with such a transaction. On May 21, 2013, the Consortium entered into a consortium agreement, pursuant to which agreement the members of the Consortium agreed, among other things, to jointly submit a preliminary, non-binding proposal to the Company to acquire all of the Company’s outstanding Shares and ADSs that are not beneficially owned by the Consortium.

On May 21, 2013, the Consortium submitted to the board of directors of the Company a non-binding proposal letter dated the same date (the “Proposal”) to acquire all of the outstanding Shares not currently owned by the Consortium in a “going private” transaction at a price of $4.01 in cash per ADS, or $0.0802 in cash per Share, as the case may be. In the Proposal, the Consortium stated that it has held discussions with financial institutions that have expressed interest in providing financing in connection with the proposed transaction. The Proposal also provided that, among other things, (a) the Consortium’s financing providers would need to conduct customary legal, financial and accounting due diligence on the Company, and (b) the Consortium would negotiate with the Company to agree on, and enter into, definitive agreements with respect to the proposed transaction. In the Proposal, members of the Consortium also stated that they expected that the board of directors would evaluate the Proposal independently through a committee of independent directors of the Board.

On May 22, 2013, the board of directors, except for Mr. Neil Nanpeng Shen, held a meeting to identify and appoint qualified independent directors to serve on the special committee. The Chairwoman and the Founder recused themselves due to their interests in the matters to be discussed. In the meeting, Mr. Gordon Xiaogang Wang declared his interest in participating in the transaction as a rollover shareholder and, as a representative of the Chairwoman and the Founder, presented certain key aspects of the Proposal to the board of directors. The board of directors discussed the qualifications of various directors to serve on the special committee. The board of directors passed resolutions appointing Mr. Chung Bong Pang, Mr. Li-Lan Cheng and Ms. Yaping Si as members of the special committee, with Mr. Chung Bong Pang designated as its chairman.

On May 22, 2013, the Company issued a press release regarding its receipt of the Proposal, the transaction proposed therein and the formation of a special committee consisting of three independent directors to consider the Proposal, and furnished the press release as an exhibit to its Current Report on Form 6-K dated May 22, 2013.

Thereafter, the special committee interviewed a number of law firms and received proposals from multiple investment banking firms to act as its independent legal and financial advisors. Members of the special committee considered the reputation, qualifications and experience of the candidate firms. After deliberation on the experience, qualifications and reputation of each of the potential independent legal and financial advisors, in connection with the proposed transaction, on June 5, 2013, the special committee decided to engage Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) as its legal counsel, and on June 6, 2013, the special committee retained Duff & Phelps. Among the reasons Akin Gump and Duff & Phelps’s selection as legal advisor and independent financial advisor, respectively, were each of their extensive experience in M&A transactions, including representing special committees in “going private” transactions, strong reputation, significant experience dealing with China-based companies, and its lack of existing material relationships with the Company or the Consortium.

On June 5, 2013, SC China engaged Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”) as its legal advisor in connection with the proposed transaction and to evaluate certain related regulatory matters.

On June 13, 2013, the special committee held a telephonic meeting with representatives of Akin Gump, Duff & Phelps and Maples and Calder, Cayman counsel to the special committee (“Maples”). Representatives of Maples advised the special committee of the applicable standards of review for going private transactions under the laws of the Cayman Islands and the fiduciary duties and obligations of directors and special committee members in connection therewith. Representatives of Akin Gump provided the special committee with an overview of the customary roles and obligations of the special committee with respect to its evaluation of the Proposal and any alternative transactions. Representatives of Duff & Phelps also described to the special committee the various work streams and information necessary for it to evaluate the Proposal and its plan with respect to its financial due diligence and evaluation of the fairness of the Proposal from a financial point of view. At this meeting, special committee and its advisors also discussed the pros and cons of conducting a market check in light of the fact that the Consortium accounted for a total of approximately 51% of the outstanding shareholding of the Company.

On June 18, 2013, the Company issued a press release announcing the retention of Akin Gump as legal counsel to the special committee, and Duff & Phelps as independent financial advisor to the special committee. The press release was filed as an exhibit to a Form 6-K dated June 18, 2013.

Throughout June and July of 2013, Duff & Phelps met with members of the Company’s management team, conducted a business and financial review of the Company and reviewed and analyzed the macroeconomic and competitive challenges facing the Company’s business. During this time, at the request of Duff & Phelps, the chief financial officer of the Company prepared financial projections in respect of the Company for the fiscal years ending June 30, 2013 through 2019, which were finalized and provided to Duff & Phelps on July 29, 2013 (the “2013 Management Projections”), which financial projections are summarized under “Special Factors—Certain Financial Projections”.

In June and July 2013, Yiheng purchased ADSs in the open market and on July 30, 2013, Yiheng filed a statement on Schedule 13D disclosing beneficial ownership of 6.0% of the Company’s outstanding share capital (based on the Company’s number of outstanding ordinary shares as disclosed in its Form 20-F for the fiscal year ended June 30, 2012, which was filed by the Company on November 23, 2012).

Commencing in June 2013, representatives of Yiheng approached the Consortium and engaged in various preliminary discussions concerning the possibility of Yiheng’s participation in the Consortium. In February and March 2014, Yiheng and the Consortium discussed various considerations relating to, and the potential terms of, equity financing that Yiheng would consider providing in connection with the proposed transaction. Yiheng engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”) as its legal advisor in connection with its investment in the Company and its evaluation of the proposed transaction.

Between July 15, 2013 and mid-September of 2013, representatives of Duff & Phelps arranged a site visit of the Company’s farm in Guangdong province and held various meetings with the Company’s management regarding the business, operations and financial performance of the Company. In these due diligence meetings, Duff & Phelps primarily focused on understanding the nature of the Company’s business and prospects, its historical performance, and certain assumptions the Company’s management had made in preparing the 2013 Management Projections, including its view on industry outlook, market competition and various other perceived risks and challenges facing the Company’s business.

On September 18, 2013, the special committee held a meeting with representatives of Duff & Phelps. During the meeting, representatives of Duff & Phelps updated the special committee on Duff & Phelps’s due diligence status on the Company’s financial projections. Duff & Phelps also reviewed with the special committee the 2013 Management Projections, including key revenue and gross margin drivers and key projected financials and the situation that, based on the available information and the 2013 Management Projections, the initial offer price of $4.01 in cash per ADS, or $0.0802 in cash per Share was in the low end of Duff & Phelps’ preliminary estimation of value range. No details of the methodologies or assumptions used in the analyses were discussed with the special committee.

During the last calendar quarter of 2013 and the first calendar quarter of 2014, representatives of the Consortium continued to evaluate the structure and potential terms of the financing for the proposed transaction and engaged in discussions with a number of financial institutions.

On March 18, 2014, following negotiation and agreement among representatives of Yiheng and the Consortium, Gunderson and Weil on the terms of its participation in the Consortium, Yiheng, on behalf of funds managed and/or advised by it and its and their affiliates (the “Sponsor”), joined the Consortium by entering into an amended and restated consortium agreement with the other members of the Consortium (references to the “Consortium” with respect to matters occurring on and after March 18, 2014 shall be deemed to include the Sponsor). On the same day, members of the Consortium filed amendments to their respective statements on Schedule 13D to disclose the addition of the Sponsor to the Consortium and the execution of the amended and restated consortium agreement, pursuant to which agreement the Sponsor agreed with other members of the Consortium to, among other things, provide equity financing in connection with the proposed transaction.

On March 18, 2014, the Company provided to Duff & Phelps updated financial projections (the “2014 March Management Projections”) that had been prepared by the Company’s chief financial officer. In these updated projections, the Company’s chief financial officer revised the previously estimated results of operations for its fiscal year ending June 30, 2014 to reflect its actual results of operations for the first half of the fiscal year ending June 30, 2014 and management’s better visibility into full year results with the end of the year approaching. As compared to the 2013 Management Projections, the 2014 March Management Projections reflected a reduction in the Company’s revenue, profits and capital expenditures for its fiscal year ending June 30, 2014 (see “Special Factors—Certain Financial Projections” below for a more detailed description of the key differences between these various financial projections).

On April 2, 2014, representatives of Akin Gump, Weil and Minsheng Bank, held a telephonic meeting to discuss the term loan facility to be provided in connection with the proposed transaction. It was noted that the term sheet for the term loan facility had been approved by Minsheng Bank’s risk committee, and that Minsheng Bank was prepared to proceed with negotiations for the financing documents concurrently with those for the merger agreement.

Between April and late May 2014, representatives of Duff & Phelps had various discussions and meetings with the Company’s management team regarding the business, operations and financial performance of the Company. In these due diligence meetings, Duff & Phelps primarily focused on understanding the Company’s performance over the prior few months, key drivers behind the differences between the 2014 March Management Projections and the 2013 Management Projections and the assumptions underlying the 2014 March Management Projections, including management’s expectations regarding the Company’s business prospects in light of its actual results of operations for the first half of the fiscal year ending June 30, 2014.

On April 7, 2014, representatives of Akin Gump received from representatives of Weil a first draft of the merger agreement, proposing, among others: (i) shareholder approval of the merger in accordance with the voting threshold required under Cayman laws; (ii) a non-solicitation provision; (iii) a provision requiring the Company to hold a shareholders’ meeting to put the merger to a vote regardless of any change in recommendation for the merger by the board of directors (“force-the-vote provision”); (iv) Parent’s covenant in respect of obtaining debt and equity financing; (v) potential rollover of additional rollover shareholders; (vi) a closing condition that no more than 5% of the Shares exercise dissenter’s right; (vii) Company termination fee payable by the Company on termination to accept a superior proposal, make a change in recommendation of the board of directors, for uncured breach by the Company, or closing of an alternative transaction within one year after termination of the merger agreement for failure to receive the shareholder approval or expiration of the end date; (viii) Parent termination fee payable by Parent on termination for uncured breach by Parent or Merger Sub or failure of Parent to close within a specified period after satisfaction of closing conditions; (ix) the Company’s reimbursement of Parent and Merger Sub’s expenses in certain circumstances; and (x) Parent’s reimbursement of the Company’s expenses in certain circumstances.

On April 23, 2014, the special committee held a telephonic meeting with representatives of Akin Gump, Duff & Phelps and Maples. Representatives of Akin Gump discussed with the special committee numerous issues in the draft merger agreement including, among others: (i) the required shareholder vote to approve the merger, and specifically whether the merger should be approved by a majority of the non-affiliated shareholders (“majority of the minority”); (ii) the treatment of alternative transaction proposals, and specifically whether the Company should have the right to entertain superior proposals from third parties and the inclusion in the draft merger agreement of a “go-shop” provision; (iii) a force-the-vote provision; (iv) termination fees and expense reimbursement; and (v) remedies in the merger agreement, including availability of specific performance as an injunctive remedy. The special committee and its advisors discussed the likelihood that a market check would not result in a proposal from an interested third party given the Consortium’s aggregate shareholding in the Company. After discussion, the special committee decided to respond to the Consortium on the following points, among others: (a) a requirement that in addition to the shareholder approval required under the Cayman laws, the merger also be subject to a majority of the minority voting requirement; (b) deletion of the force-the-vote provision; (c) limitation of Parent’s right to terminate the merger agreement to scenarios where the Company is “at-fault”; (d) deletion of references to the Company’s payment of any termination fee or buyer group expenses in “no-fault” termination scenarios; (e) a specific performance remedy for the Company; (f) Company termination fee in the amount of $2.5 million and Parent termination fee in the amount of $5 million; and (g) requirement that prior consent of the special committee be required for additional rollover shareholders. Representatives of Duff & Phelps reviewed and discussed with the special committee its preliminary assessment of the adequacy of financing for the proposed transaction as proposed by the Consortium. At the meeting, Duff & Phelps also reviewed with the special committee the 2014 March Management Projections, including key revenue and gross margin drivers and key projected financials.

On April 25, 2014, representatives of Akin Gump circulated a revised draft of the merger agreement to representatives of Weil reflecting the special committee’s position on the points above.

On May 13, 2014, representatives of Akin Gump received from representatives of Weil a revised draft of the merger agreement which included, among others: (i) shareholder approval of the merger in accordance with the voting threshold required under Cayman laws; (ii) a force-the-vote provision; (iii) a closing condition that no more than 10% of the Shares exercise dissenter’s right; (iv) Company termination fee payable on closing of an alternative transaction within one year after termination of the merger agreement for failure to receive the shareholder approval or expiration of the end date; (v) Company termination fee in the amount of $1.0 million and Parent termination fee in the amount of $2.0 million; (vi) deletion of provisions related to reimbursement of expenses by any party; (vii) specific performance remedy for the Company, specifically excluding any requirement to bring any action against the financiers for funding the equity or debt financing; and (viii) deletion of the requirement that prior consent of the special committee be required for additional rollover shareholders.

On May 19, 2014, representatives of Akin Gump received from representatives of Weil initial drafts of the rollover agreement, equity commitment letter and form of limited guarantee.

On May 20, 2014, the special committee held a telephonic meeting with representatives of Akin Gump, Duff & Phelps and Maples. Representatives of Akin Gump discussed with the special committee the key issues identified in the draft merger agreement, the effect and implications of various positions as to the key terms in the draft merger agreement, and potential positions that the special committee might adopt with respect to the identified issues and key terms. Among other things, the special committee and its advisors discussed (i) requesting a raise in the offer price; and (ii) conditioning the merger on its approval by the majority of the minority. The special committee determined that the Consortium would need to pay a meaningful premium over its current offer price before the special committee would reconsider the issue of requiring majority of the minority shareholder approval. Representatives of Duff & Phelps provided an update to the special committee on the status of its financial analyses of the Proposal.

On May 26, 2014, on behalf of the special committee, Mr. Chung Bong Pang proposed in an email to the Chairwoman as a representative of the Consortium that the Consortium raise the offer price or, in the alternative, accept the condition of the approval of the merger by the majority of the minority.

On May 28, 2014, representatives of Akin Gump received from representatives of Weil the Consortium’s positions regarding the special committee’s proposal: (i) that the Consortium continues to believe that the price of $4.01 per ADS was a compelling offer, and (ii) that the Consortium would not accept the condition of the approval of the merger by a majority of the minority.

Between May 26, 2014 and June 1, 2014, Akin Gump and Weil held several discussions regarding the outstanding issues in the merger agreement, the equity commitment letter and form of limited guarantee.

On June 2, 2014, representatives of the Consortium informed representatives of Akin Gump by telephone that the Consortium was prepared to consider raising the offer price from $4.01 to $4.06 per ADS, provided that the parties move quickly towards signing the merger agreement and that the merger agreement would not have a majority of the minority closing condition.

On June 5, 2014, the special committee held a telephonic meeting with representatives of Akin Gump and Duff & Phelps. The special committee noted that it seemed unlikely that the Consortium would agree to raise its offer price to higher than $4.06 per ADS. Representatives of Akin Gump discussed with the special committee certain of the remaining issues in the draft merger agreement including, among others: (i) the end date; (ii) termination fees; and (iii) specific performance relating to financing. The special committee also considered the Consortium’s proposal delivered through representatives of Weil with respect to the inclusion of the approval from the Ministry of Commerce of the PRC (“MOFCOM”) pursuant to applicable PRC anti-monopoly laws as a condition to the closing.

Later on June 5, 2014, representatives of Akin Gump received from representatives of Weil a draft of the debt facility agreement being negotiated between the Consortium and Minsheng Bank.

Later on June 5, 2014, representatives of Akin Gump circulated a revised draft of the merger agreement to representatives of Weil reflecting the special committee’s position on the outstanding issues, including, among others: (i) the end date being 12 months from the date of signing; (ii) Company termination fee in the amount of $2.5 million and Parent termination fee in the amount of $5.0 million; (iii) a covenant from Parent with respect to the filings to be made to MOFCOM under PRC anti-monopoly laws; and (iv) Parent termination fee to be payable in the event of a termination of the merger agreement resulting from failure to obtain MOFCOM approval. On the same day, Akin Gump provided to Weil revised drafts of the equity commitment letter and form of limited guarantee.

On June 9, 2014, representatives of Akin Gump and representatives of Weil held a telephonic meeting to discuss the outstanding issues in the merger agreement, including, among others: (i) the end date; (ii) amount of the termination fees; and (iii) whether Parent would pay a termination fee in connection with the failure to obtain MOFCOM approval.

On June 10, 2014, representatives of Akin Gump received from representatives of Weil a revised draft of the merger agreement, reflecting the Consortium’s position on the outstanding issues, including, among others: (i) end date being 6 months from the date of signing; (ii) Company termination fee in the amount of $1.0 million and Parent termination fee in the amount of $2.0 million; (iii) no termination fee payable by Parent in connection with the failure to obtain MOFCOM approval; and (iv) provision stating that the Company would not be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded if the debt financing would not be funded. On the same day, Akin Gump received from Weil revised drafts of the equity commitment letter and form of limited guarantee. Later in that week, representatives of Akin Gump and Weil exchanged drafts of the disclosure schedules to the merger agreement.

On June 12, 2014, representatives of Akin Gump circulated a revised draft of the merger agreement to representatives of Weil reflecting the special committee’s position on the points above, including, among others: (i) accepting the end date at 6 months from the date of signing; (ii) Company termination fee in the amount of $2.5 million and Parent termination fee in the amount of $5.0 million; and (iii) a separate termination fee payable by Parent in the amount of $2.0 million in relation to the failure to MOFCOM approval.

Later on June 12, 2014, representatives of Akin Gump and representatives of Weil held a telephonic meeting to discuss the outstanding issues in the merger agreement.

On June 13, 2014, the special committee held a telephonic meeting with representatives of Akin Gump and Duff & Phelps. Among other things, the special committee and its advisors discussed the amount of the Parent termination fee and whether to link a termination fee payable by Parent to the failure to obtain approval from MOFCOM pursuant to PRC anti-monopoly laws. The special committee instructed its advisors to continue to discuss the outstanding issues in the merger agreement with the Consortium’s advisors until the finalized debt facility agreement became available for the special committee’s review.

On June 21, 2014, representatives of Akin Gump received from representatives of Weil a revised draft of the limited guarantee to be provided by the Sequoia Capital China Funds.

In June and July 2014, representatives of the Consortium had various discussions with other potential rollover shareholders regarding the terms of a proposed rollover agreement. During this time, members of the Consortium, together with their counsel at Gunderson, Skadden and Weil, also discussed and agreed to the terms of an interim investors agreement, which the Consortium would enter into in connection with the signing of a merger agreement with the Company.

On July 14, 2014, representatives of Akin Gump received from representatives of Weil revised drafts of the following: (i) the merger agreement; (ii) the rollover agreement, limited guarantees and equity commitment letter, each in substantially agreed form; (iii) the debt facility agreement in agreed form; and (iv) the interim investors agreement. The merger agreement provided by Weil contained the Consortium’s proposal for a Company termination fee of $1.5 million and Parent termination fee of $3.0 million.

Later on July 14, 2014, representatives of Akin Gump distributed to representatives of Weil a revised draft of the merger agreement containing a “frustration of closing conditions” provision which prohibits a party from relying on the failure of a condition to be satisfied if such party were “at fault” leading to the inability for such condition to be satisfied.

Later on July 14, 2014, representatives of Akin Gump and representatives of Weil held a telephonic meeting to discuss (i) the “frustration of closing conditions” provision and (ii) the special committee’s proposal for a $1.5 million Company termination fee and $3.5 million Parent termination fee.

On July 16, 2014, representatives of Weil communicated to representatives of Akin Gump the Consortium’s acceptance of the special committee’s proposal regarding the termination fees and finalized the “frustration of closing conditions” provision.

Later on July 16, 2014, representatives of Akin Gump received from representatives of Weil revised drafts of the merger agreement and ancillary documents (including the interim investors agreement) in substantially agreed form reflecting comments exchanged that day.

On July 23, 2014, the Company’s chief financial officer provided updated financial projections (the “2014 July Management Projections”) to Duff & Phelps which reflected its estimated results of operations for the fiscal year ending June 30, 2014, based on preliminary result of certain items. In addition, as compared with the 2014 March Management Projections, the 2014 July Management Projections, among other things, reflected reductions in the Company’s revenues and profits for its fiscal year ended June 30, 2014 and its fiscal year ending June 30, 2015 and the deferral of some of the capital expenditures previously budgeted for the Company’s fiscal year ended June 30, 2014 resulting primarily from the delays associated with rebuilding greenhouses damaged by a typhoon in late 2013 (see “Special Factors—Certain Financial Projections” below for a more detailed description of the key differences between the 2014 March Management Projections and the 2014 July Management Projections).

Between July 23, 2014 and July 30, 2014, Duff & Phelps updated its financial analysis of the consideration to be paid in the merger with reference to the 2014 July Management Projections.

On July 30, 2014, a telephonic meeting of the special committee was held with representatives of Akin Gump, Duff & Phelps and Maples. Representatives of Duff & Phelps reviewed and discussed with the special committee its financial analyses with respect to the consideration to be paid in the merger of $0.0802 per Share and $4.06 per ADS. At the request of the special committee, Duff & Phelps delivered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of its written opinion to the special committee dated the same date) to the effect that, as of July 30, 2014, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the per Share merger consideration and the per ADS merger consideration received by holders of the Shares (other than holders of the Excluded Shares, including Excluded Shares represented by ADSs) was fair, from a financial point of view, to such holders. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page [—] for additional information regarding the financial analyses performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the special committee. The full text of the written opinion of Duff & Phelps to the special committee, dated July 30, 2014, is attached as Annex B to this proxy statement.

Following a comprehensive and detailed discussion of the special committees’ fiduciary duties, the terms of the merger agreement, Duff & Phelps’ financial presentation and delivery of its fairness opinion, as well as a variety of potential positive and negative factors with respect to the merger, the special committee concluded that the proposed transaction was in the best interests of the Company and its unaffiliated shareholders and unanimously resolved to recommend that the board of directors of the Company approve and authorize the proposed merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Following the meeting of the special committee, based upon the unanimous recommendation of the special committee, the board of directors of the Company unanimously approved the merger agreement, the other transaction documents contemplated under the merger agreement, and the transactions contemplated thereby, including the merger.

On the same day, (i) Parent, Merger Sub and the Company entered into the merger agreement, (ii) Parent, Merger Sub and Minsheng Bank entered into the facility agreement, which provides for a term loan facility of up to $30 million in connection with the merger, (iii) the Sponsor and Holdco entered into the equity commitment letter, which provides for a commitment to provide equity financing of up to $15 million in connection with the merger,

(iv) Parent and Holdco entered into the rollover agreement with the Rollover Shareholders, and (v) the limited guarantees and the interim investors agreement were entered into by the parties thereto.

On the same day, the Company issued a press release announcing the execution of the merger agreement and furnished the press release and the merger agreement as exhibits to its Current Report on Form 6-K.

Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors

The special committee and the board of directors believe that, as a privately held company, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly traded company, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the share price of its publicly traded equity securities.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us, make it more difficult for us to negotiate favorable terms with them, or facilitate legal claims against us as the case may be.

The special committee and the board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the Shares at this time because (a) the offer price of $0.0812 per Share represents a premium over recent market prices and (b) the trading volume of the Shares on NASDAQ does not justify the costs of remaining a public company, including the cost of complying with SOX and other U.S. federal securities laws. For the fiscal year ended June 30, 2013, such costs included, but were not limited to, approximately $128,000 for fees and expenses relating to SOX compliance, approximately $369,000 for fees and expenses of public accountants, approximately $74,000 for fees and expenses of U.S. securities counsel, approximately $17,000 for printing costs and approximately $28,000 for fees and expenses of the Company’s investor relations firm (in each case excluding fees and expenses relating to the merger). With respect to (b) above, these costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Based on the foregoing considerations, our board of directors concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company as a result of the proposed merger than to remain a public company.

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than (i) Ms. Chiu, chairperson of the board of directors, (ii) Mr. Ma, chief executive officer and director of the Company, (iii) Mr. Shen, a director of the Company, and (iv) Mr. Wang, a director of the Company), and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

The special committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the merger, on the terms and subject to the consideration set forth in the merger agreement, is in the best interests of the Company and its shareholders, and deemed it advisable to enter into the merger agreement;

•	approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

•	recommend the approval of the merger agreement by the holders of the Shares.

Our board of directors unanimously approved the resolutions recommended by the special committee.

In reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders;

•	as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

•	as a publicly traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term may lead to a reduction in the price of the ADSs;

•	global economic conditions and the potential effects on our financial condition;

•	estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

•	the trading volume of our shares on NASDAQ;

•	the ability of the Buyer Group to consummate the merger;

•	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares and ADSs;

•	the current and historical market prices of the ADSs, including the fact that the $4.06 per ADS merger consideration to be paid to the unaffiliated security holders represents (i) a 21.56% premium to the closing price of $3.34 per ADS as quoted by NASDAQ on May 21, 2013, the last trading day immediately prior to the Company’s announcement on May 22, 2013 that it had received the initial “going private” proposal from Ms. Chiu, Mr. Ma and SC China, (ii) a [—]% premium to the closing price of the ADSs on [—], 2014, the last trading day immediately before the date hereof, and (iii) a 12.56% premium to the volume-weighted average closing price of the ADSs during the 30 trading days prior to the Company’s announcement on July 30, 2014 that it had entered into the merger agreement;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the $4.06 per ADS merger consideration, as adjusted for present value;

•	the negotiations with respect to the merger consideration that, following extensive negotiations with the Buyer Group, $0.0812 per Share was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;

•	the financial analysis reviewed by Duff & Phelps with the special committee, and the oral opinion to the special committee (which was confirmed in writing by delivery of Duff & Phelps’s written opinion dated July 30, 2014), with respect to the fairness, from a financial point of view, of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs), as of July 30, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. See “Special Factors—Opinion of the Special Committee’s Financial Advisor”;

•	the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $3.5 million termination fee and the limited guarantees by each of Valuetrue, Grow Grand, the Sequoia Capital China Funds and the Sponsor, pursuant to which each of them has committed to guarantee its pro rata share of the termination fee; and

•	subject to certain limitations related to the funding of equity or debt financing, the Company’s ability (acting at the direction of the special committee) to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement and certain of the ancillary documents; and

•	the board of directors’ ability (after taking into account the recommendation of the special committee) to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the merger agreement and the date of the approval of the merger by the Company’s shareholders, to furnish confidential information to and conduct negotiations with such third parties with respect to a proposal that may reasonably be expected to lead to a superior proposal and, in certain circumstances consistent with the board of directors’ fiduciary obligations, to be granted a limited waiver of any standstill and/or terminate the merger agreement, subject to compliance with the terms and conditions of the merger agreement, including the payment to Parent of a termination fee, in order to accept an alternative transaction proposed by a third party that is a superior proposal;

•	the belief that the $1.5 million termination fee that would be payable by the Company to Parent in connection with the termination of the merger agreement to enter into a superior proposal (which represents approximately 0.84% of the implied equity value of the transaction under the merger agreement) was reasonable in the context of termination fees payable in other transactions and in light of the overall terms of the merger agreement;

•	the board of directors’ ability (after taking into account the recommendation of the special committee), under certain circumstances, including with respect to a superior proposal or an intervening event, to change its recommendation that the shareholders vote to authorize and approve the merger agreement;

and

•	the availability of dissenter rights to those unaffiliated security holders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to seek payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

In addition, the special committee and the board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated security holders and to permit the special committee and the board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger, the special committee acted solely to represent the interests of the unaffiliated security holders, and the special committee had independent control of the extensive negotiations with the Buyer Group and its legal and financial advisors on behalf of such unaffiliated security holders;

•	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the memorandum and articles of association of the Company and the merger agreement;

•	following its formation, the special committee’s independent control of the transaction evaluation and sale process with the advice and assistance of its legal and financial advisors;

•	the special committee was empowered to consider, attend to, and make recommendations to the board of directors for its approval and take any and all actions in connection with the initial proposal from Ms. Chiu, Mr. Ma and SC China and the transactions contemplated thereby and any alternative transaction from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the board of directors for authorization and approval unless the special committee had recommended such action to the board of directors;

•	the special committee had the authority to reject the terms of the proposal from the Buyer Group and the transactions contemplated thereby, including the merger;

•	the special committee met regularly to consider and review the terms of the merger and the alternative transaction proposals;

•	the recognition by the special committee that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group and the transactions contemplated thereby, including the merger, or any alternative transaction;

•	the recognition by the special committee that, under the terms of the merger agreement, the board of directors has the ability to consider any bona fide, unsolicited alternative acquisition proposal that may reasonably be expected to lead to a superior proposal until the date the shareholders vote upon and authorize and approve the merger agreement; and

•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group;

•	the fact that the Company’s unaffiliated security holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger. See “The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing” beginning on page [—] for additional information;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the ability to attract and retain key management and technical personnel and the potential disruptive effect on business and customer relationships;

•	the fact that under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and must pay to Parent a termination fee of $1.5 million, if the board of directors were to change its recommendation to its shareholders to vote in favor of the merger or if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to shareholders than the merger;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity financing commitments for the merger, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited receipt of a termination fee of $3.5 million, and under certain circumstances the Company may not be entitled to a termination fee at all;

•	the fact that certain shareholders of the Company who are also members of the Buyer Group may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders (please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—] for additional information); and

•	the taxability of an all-cash transaction to the unaffiliated security holders that are U.S. holders as defined below in “Special Factors—Material U.S. Federal Income Tax Consequences”.

The foregoing discussion of information and factors considered by the special committee is not intended to be exhaustive, but includes the material factors considered by the special committee. In view of the wide variety of factors considered by the special committee and the board of directors, neither the special committee nor the board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others.

The special committee and the board of directors did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee believes that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the board of director and the special committee believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The special committee and the board of directors also considered the historical market prices of the ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page [—]. The special committee considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares and ADSs.” The special committee and the board of directors did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. Each of the board of directors and the special committee believes that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2013 was $0.1240, based on the weighted average number of outstanding Shares during the six months ended December 31, 2013. Net book value does not take into account the future prospects of the Company, market conditions, or trends in the industry related to vegetable production.

In reaching its conclusion that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the special committee considered financial analyses presented by Duff & Phelps as an indication of the going concern value of the Company. These analyses included, among others, selected public company analysis, selected M&A transactions analysis and discounted cash flow analysis. All of the material analyses as presented to the special committee on July 30, 2014 are summarized below under the caption “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page [—]. The special committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, and the board of directors considered the analysis and recommendation of the special committee.

In reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and the unaffiliated security holders and its decision to approve and authorize the merger agreement and recommend the approval of the merger agreement by the shareholders, the board of directors considered (i) the analysis, conclusions and unanimous recommendation of the special committee, which acted with the advice and assistance of its financial and legal advisors; (ii) the factors examined by the special committee as described above under this section and under “Special Factors—Background of the Merger;” (iii) the fact that the special committee consists of three independent and disinterested directors of the Company who are not affiliated with any member of the Buyer Group, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to the Company’s unaffiliated shareholders and unaffiliated ADS holders other than their interests described under “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—]; (iv) the factors examined by the special committee as described above under the caption “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors”; and (v) the financial analyses of Duff & Phelps, financial advisor to the special committee, and the opinion of Duff & Phelps, dated July 30, 2014, to the special committee with respect to the fairness, from a financial point of view, of the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holders of the ADSs (in each case other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed merger. For the foregoing reasons, the board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the unaffiliated security holders.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive but includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific different factors.

Except as discussed in “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” and “Special Factors—Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is required to express its belief as to the fairness of the merger to the unaffiliated security holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s views as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder as to how that shareholder or ADS holder should vote on the proposal to approve and authorize the merger agreement, the plan of merger, and transactions contemplated thereby, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders of the Company by virtue of their continuing interests in the surviving corporation after the completion of the merger. These interests are described under the caption “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—].

The Buyer Group believes the interests of the Company’s unaffiliated security holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them and not to the Company’s unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. None of members of the Buyer Group participated in the deliberations of the special committee regarding, or received any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated security holders. Furthermore, the Buyer Group did not undertake or engage any financial advisor to perform any independent evaluation or other analyses of the fairness of the merger consideration to the Company’s unaffiliated security holders. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the board of directors discussed under the caption “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” beginning on page [—], the Buyer Group believes that the merger is both substantively and procedurally fair to the unaffiliated security holders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

•	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the current and historical market prices of the ADSs, including the fact that the $4.06 per ADS merger consideration to be paid to the unaffiliated security holders represents (i) a 21.56% premium to the closing price of $3.34 per ADS as quoted by NASDAQ on May 21, 2013, the last trading day immediately prior to the Company’s announcement on May 22, 2013 that it had received the initial “going private” proposal from Ms. Chiu, Mr. Ma and SC China, (ii) a [—]% premium to the closing price of the ADSs on [—], 2014, the last trading day immediately before the date hereof, and (iii) a 12.56% premium to the volume-weighted average closing price of the ADSs during the 30 trading days prior to the Company’s announcement on July 30, 2014 that it had entered into the merger agreement;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the $4.06 per ADS merger consideration, as adjusted for present value;

•	the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the special committee and its advisors, on the one side, and the Buyer Group and its advisors, on the other side, which resulted in an increase of the merger consideration by $0.05 from $4.01 per ADS to $4.06 per ADS;

•	the fact that the merger is not subject to any financing contingencies and will be fully funded by committed equity financing from the Sponsor and debt financing from Minsheng Bank, subject only to the satisfaction of conditions to closing under the merger agreement and the facility agreement;

•	the fact that the special committee and, acting upon the unanimous recommendation of the special committee, the board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company’s unaffiliated security holders;

•	the fact that the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the board of directors what action should be taken by the Company, including not to engage in the merger;

•	the fact that the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated security holders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

•	the fact that the special committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

•	the fact that the special committee and the board of directors had no obligation to recommend the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, or any other transaction;

•	notwithstanding that the opinion of Duff & Phelps was provided solely for information purposes, and members of the Buyer Group are not entitled to, and did not rely on such opinion, the fact that the special committee received from its financial advisor, Duff & Phelps, an opinion, dated July 30, 2014, as to the fairness, from a financial point of view, of the $0.0812 per Share and $4.06 per ADS merger consideration to be received by holders of Shares and ADSs (in each case other than holders of Excluded Shares and Dissenting Shares) in the merger, as of July 30, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing their opinion;

•	the fact that in certain circumstances under the terms of the merger agreement, the special committee and the board of directors are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

•	the fact that the fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances will not exceed $1.5 million, or approximately 0.84% of the implied equity value of the transaction under the merger agreement;

•	the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger—Acquisition Proposals” beginning on page [—]);

•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement as well as the equity commitment letter;

•	the availability of dissenter rights to the unaffiliated security holders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	the fact that each member of the Consortium has agreed to guarantee a pro rata share of the obligations of Parent under the merger agreement to pay a reverse termination fee to the Company if the merger agreement is terminated under certain circumstances;

•	the fact that the board of directors was fully informed about the extent to which the interests of the certain shareholders of the Company who are also members of the Buyer Group in the merger differed from those of the Company’s other shareholders and ADS holders; and

•	the fact that no members of the Buyer Group nor any of their advisors participated in or sought to influence the deliberative process of the special committee.

The Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs.

In its consideration of the fairness of the merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated security holders because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Shares and ADSs to determine the fairness of the merger consideration to the Company’s unaffiliated security holders because following the merger the Company will be of a different nature as a private company. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

Members of the Buyer Group are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated persons during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered by the Buyer Group. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company’s unaffiliated security holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to approve and authorize the merger agreement. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, at the extraordinary general meeting.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending June 30, 2014 through the fiscal year ending June 30, 2019 for Duff & Phelps, as the financial advisor to the special committee, in connection with its financial analysis of the consideration to be paid in the merger. Please see “Special Factors—Background of the Merger” beginning on page [—] for additional information. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or the International Financial Reporting Standards (“IFRS”).

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, operating profit and net income.

Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to any changes to our operations or strategy that may be implemented after the time the projections were prepared, except that the Company would become private after this merger and the associated public listing costs would not be considered. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, KPMG, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to Duff & Phelps, and are not included in this proxy statement in order to induce any shareholder to make any investment decision with respect to the merger, including whether or not to seek to exercise dissenter rights for his, her or its Shares.

The following table summarizes the 2013 Management Projections provided to Duff & Phelps on July 29, 2013 in connection with its analysis of the proposed transaction:

	Management Projections Fiscal Year Ending June 30,
	2014E	2015E	2016E	2017E	2018E	2019E
	(RMB in thousands except percentage)
Net Revenues	599,412	654,308	789,837	901,814	1,020,501	1,146,266
Growth	4.0%	9.2%	20.7%	14.2%	13.2%	12.3%

Gross Profit*	347,659	366,413	434,410	486,980	551,071	618,984
% Margin	58.0%	56.0%	55.0%	54.0%	54.0%	54.0%

Operating Expenses	227,479	213,223	244,255	276,257	310,313	346,551
% of Net Revenue	38.0%	32.6%	30.9%	30.6%	30.4%	30.2%

Adjusted Operating Profit**	120,180	153,190	190,155	210,723	240,758	272,433
% Margin	20.0%	23.4%	24.1%	23.4%	23.6%	23.8%

Net Profit**	110,065	140,390	174,155	194,723	224,758	256,433
% Margin	18.4%	21.5%	22.0%	21.6%	22.0%	22.4%

Capital Expenditures	382,979	340,770	326,165	352,747	381,496	412,588
% of Net Revenue	63.9%	52.1%	41.3%	39.1%	37.4%	36.0%

*	Gross profit forecasts include depreciation and amortization, but exclude the impact of biological assets fair value adjustment included in the cost of inventories sold.
**	Adjusted operating profit and net profit forecasts exclude the net impact of biological assets fair value adjustment included in the cost of inventories sold and changes in fair value of biological assets.

The following table summarizes the 2014 March Management Projections provided to Duff & Phelps on March 18, 2014 in connection with its analysis of the proposed transaction:

	Management Projections Fiscal Year Ending June 30,
	2014E	2015E	2016E	2017E	2018E	2019E
	(RMB in thousands except percentage)
Net Revenues	597,882	654,993	783,478	875,567	980,074	1,110,869
Growth	3.7%	9.6%	19.6%	11.8%	11.9%	13.3%
Gross Profit*	346,771	366,796	430,913	472,806	529,240	599,869
% Margin	58.0%	56.0%	55.0%	54.0%	54.0%	54.0%
Operating Expenses	295,914	220,278	250,189	277,914	309,194	347,552
% of Net Revenue	49.5%	33.6%	31.9%	31.7%	31.5%	31.3%
Adjusted Operating Profit**	50,857	146,518	180,724	194,892	220,046	252,317
% Margin	8.5%	22.4%	23.1%	22.3%	22.5%	22.7%
Net Profit**	37,542	131,318	164,724	178,892	204,046	236,317
% Margin	6.3%	20.0%	21.0%	20.4%	20.8%	21.3%
Capital Expenditures	419,498	296,410	245,159	290,838	374,454	482,109
% of Net Revenue	70.2%	45.3%	31.3%	33.2%	38.2%	43.4%

*	Gross profit forecasts include depreciation and amortization, but exclude the impact of biological assets fair value adjustment included in the cost of inventories sold.
**	Adjusted operating profit and net profit forecasts exclude the net impact of biological assets fair value adjustment included in the cost of inventories sold and changes in fair value of biological assets.

The following table summarizes the 2014 July Management Projections provided to Duff & Phelps on July 23, 2014 in connection with its analysis of the proposed transaction:

	Management Projections Fiscal Year Ending June 30,
	2014E	2015E	2016E	2017E	2018E	2019E
	(RMB in thousands except percentage)
Net Revenues	576,942	612,591	784,838	876,957	981,494	1,112,319
Growth	0.1%	6.2%	28.1%	11.7%	11.9%	13.3%
Gross Profit*	334,626	343,051	431,661	473,557	530,007	600,652
% Margin	58.0%	56.0%	55.0%	54.0%	54.0%	54.0%
Operating Expenses	290,030	209,211	250,530	278,263	309,550	347,916
% of Net Revenue	50.3%	34.2%	31.9%	31.7%	31.5%	31.3%
Adjusted Operating Profit**	44,596	133,840	181,131	195,294	220,456	252,736
% Margin	7.7%	21.8%	23.1%	22.3%	22.5%	22.7%
Net Profit**	33,281	120,640	165,131	179,294	204,456	236,736
% Margin	5.8%	19.7%	21.0%	20.4%	20.8%	21.3%

*	Gross profit forecasts include depreciation and amortization, but exclude the impact of biological assets fair value adjustment included in the cost of inventories sold.
**	Adjusted operating profit and net profit forecasts exclude the net impact of biological assets fair value adjustment included in the cost of inventories sold and changes in fair value of biological assets.

In preparing the financial projections set forth above that were provided to Duff & Phelps on July 23, 2014, the Company’s management revised the financial projections it previously provided to Duff & Phelps on March 18, 2014 and July 29, 2013 to reflect management’s updated estimate for the Company’s full fiscal year ended June 30, 2014 results of operations, based on the Company’s actual results of operations for the first two quarters of its fiscal year ended June 30, 2014, which were preliminary and unaudited, and the Company’s estimated results of operations for the last two quarters of its fiscal year ended June 30, 2014, which were based on preliminary results of certain items for the last two quarters. In addition, the Company’s management revised the 2013 July Management Projections and later the 2014 March Management Projections in light of management’s better visibility of the Company’s future results of operation at the time these financial projections were revised. Specifically, the 2014 July Management Projections provided to Duff & Phelps on July 23, 2014 among other things, reflected reductions in the Company’s revenues and profits for its fiscal year ended June 30, 2014 and its fiscal year ending June 30, 2015 and the deferral of some of the capital expenditures previously budgeted for the Company’s fiscal year ended June 30, 2014 resulting primarily from the delays associated with rebuilding greenhouses damaged by a typhoon in late 2013.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting our business. The 2013 Management Projections, the 2014 March Management Projections and the 2014 July Management Projections were prepared based on the same underlying assumptions, which primarily included assumptions that:

•	demand for fresh high-quality vegetables will continue to increase in the next several years, which would have a positive impact on the Company’s business and revenue growth;

•	China’s overall economy will remain stable and meteorological conditions will remain consistent with historical patterns;

•	gradual declines in gross margins due to continued inflation pressures on wages, land rent and costs of raw materials such as seeds and fertilizer will be partially offset as advancements in horticultural techniques and the cultivation process allows higher yields; and

•	the Company’s operating expenses as a percentage of revenue will continue to decrease due to economies of scale as the Company continues to grow, partially offset by inflation pressure on packaging materials and labor, transportation costs and wages for administrative and R&D personnel.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with IFRS (see “Financial Information—Selected Historical Financial Information” beginning on page [—]).

The financial projections and forecasts are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” on page [—] and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2013, incorporated by reference into this proxy statement.

Duff & Phelps, as independent financial advisor to the special committee reviewed with the special committee certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the financial advisors’ analysis, see “Fairness Analysis Presented to the Special Committee of the Independent Directors by Duff & Phelps, dated July 30, 2014” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page [—].

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER

OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated June 6, 2013, the special committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the special committee on July 30, 2014, Duff & Phelps rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of its written opinion to the special committee dated the same date) to the effect that, as of July 30, 2014, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the per Share merger consideration and the per ADS merger consideration received by holders of the Shares (other than holders of the Excluded Shares, including Excluded Shares represented by ADSs) was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares other than in their capacity as holders of the Shares). No limitations were imposed by the special committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated July 30, 2014, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Our shareholders and ADS holders are urged to read the opinion in its entirety. Duff & Phelps’s written opinion is addressed to the special committee (in its capacity as such), is directed only to the merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder or ADS holder as to how such shareholder or ADS holder should vote or act with respect to the merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular.

In arriving at its opinion, Duff & Phelps, among other things:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the fiscal years ended March 31, 2011 and 2012, the three months ended June 30, 2012 and the fiscal year ended June 30, 2013;

•	reviewed the Company’s unaudited interim financial statements included in the Company’s Form 6-K filed with the SEC for the six months ended December 31, 2013;

•	reviewed financial projections models for fiscal year 2014 – 2019 prepared by Company management, which are presented under “Special Factors—Certain Financial Projections”, and relied on the 2014 July Management Projections in performing its analysis;

•	reviewed certain publicly available business and financial information relating to the Company that Duff & Phelps deemed to be relevant;

•	reviewed a letter dated July 28, 2014 from the management of the Company which made certain representations as to the 2014 July Management Projections and the underlying assumptions for the Company;

•	reviewed documents related to the merger, including execution version of the merger agreement;

•	discussed the information referred to above and the background and other elements of the merger with the management of the Company;

•	reviewed the historical trading price and trading volume of the ADSs, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the special committee’s consent:

•	relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•	relied upon the fact that the special committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the 2014 July Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis;

•	assumed that information supplied and representations made to Duff & Phelps by and on behalf of the Company are substantially accurate;

•	assumed that the representations and warranties made by all parties in the merger agreement and the management representation letter are true and correct and that each party will fully and timely perform all covenants and agreements required to be performed by such party;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

•

assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement, without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) Parent and

Merger Sub will obtain financing in accordance with the terms set forth in the financing commitments and (ii) the actions contemplated by the Rollover Agreement will be consummated in accordance with its terms; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any undue delay, limitation, restriction or condition that would have any material adverse effect on the Company or on any other party to the merger, and without any material adverse effect on the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions on which Duff & Phelps’s opinion was based prove to be untrue in any material respect, Duff & Phelps’s opinion cannot and should not be relied upon for any purpose. In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff & Phelps does not express any view or opinion in its opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date of such opinion. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the Company’s solvency or fair value under any applicable laws relating to bankruptcy, solvency or similar matters or conduct an independent appraisal, evaluation or physical inspection of any assets or liabilities (contingent or otherwise) or properties of the Company and Duff & Phelps were not provided with any such appraisal or evaluation. Duff & Phelps has not undertaken any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject or any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be party or is or may be subject.

In connection with its opinion, to the date of such opinion, Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to an acquisition of all or any part of the Company, its assets, businesses or operations, or any alternatives to the merger, (ii) negotiate the terms of the merger (and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms from the Company’s perspective that could, under the circumstances, be negotiated among the parties to the merger agreement and the merger), or (iii) advise the special committee or any other party with respect to alternatives to the merger.

Duff & Phelps was not expressing any opinion as to the market price or value of the shares or ADSs (or anything else) after the announcement or the consummation of the merger (or any other time). Duff & Phelps expressed no opinion on any aspect of the merger other than the per Share consideration and per ADS consideration to be received pursuant to the merger agreement as of the date of such opinion. Its opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, its opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares or ADSs (excluding the Excluded Shares and ADSs representing Excluded Shares).

Duff & Phelps’s opinion was furnished for the use and benefit of the special committee in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’s express consent. The opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how holders of Shares and ADSs should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

Set forth below is a summary of the material analyses presented by Duff & Phelps to the special committee on July 30, 2014, the day on which the merger agreement was executed, in connection with rendering the opinion described above. A copy of the written presentation by Duff & Phelps to the special committee has been filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’s financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending June 30, 2014 through June 30, 2019, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the 2014 July Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page [—]. In the course of its analysis, Duff & Phelps excluded non-recurring income and expenses, such as going private costs and natural disaster loss, from the 2014 July Management Projections. Financial projections for the fiscal years ending June 30, 2020 through June 30, 2023, which reflect the Company achieving a stable growth rate by the end of the fiscal year ending June 30, 2023, were extrapolated based on the 2014 July Management Projections (described in this proxy statement in the section entitled ‘‘Special Factors—Certain Financial Projections’’) and discussions with Company management. The following table sets forth the free cash flow projections used in Duff & Phelps’ analysis:

							Extrapolation
	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
	(RMB in thousands except percentage)
Net Revenue	576,942	612,591	784,838	876,957	981,494	1,112,319	1,262,482	1,401,356	1,492,444	1,537,217
Growth	0.1%	6.2%	28.1%	11.7%	11.9%	13.3%	13.5%	11.0%	6.5%	3.0%
Adjusted Gross Profit(1)	445,891	476,991	594,244	654,942	733,216	831,960	945,537	1,050,947	1,119,258	1,152,836
Margin	77.3%	77.9%	75.7%	74.7%	74.7%	74.8%	74.9%	75.0%	75.0%	75.0%
Adjusted EBITDA(2)	243,475	267,780	343,714	376,680	423,666	484,043	550,652	612,625	652,445	672,019
Margin	42.2%	43.7%	43.8%	43.0%	43.2%	43.5%	43.6%	43.7%	43.7%	43.7%
Growth	(5.1%)	10.0%	28.4%	9.6%	12.5%	14.3%	13.8%	11.3%	6.5%	3.0%
Adjusted EBIT(2)	132,210	133,840	181,131	195,294	220,456	252,736	294,953	330,215	350,237	361,994
Margin	22.9%	21.8%	23.1%	22.3%	22.5%	22.7%	23.4%	23.6%	23.5%	23.5%
Growth	(19.7%)	1.2%	35.3%	7.8%	12.9%	14.6%	16.7%	12.0%	6.1%	3.4%
Net Operating Profit After Tax	132,210	133,840	181,131	195,294	220,456	252,736	294,953	330,215	350,237	361,994
Margin	22.9%	21.8%	23.1%	22.3%	22.5%	22.7%	23.4%	23.6%	23.5%	23.5%
Growth	(19.7%)	1.2%	35.3%	7.8%	12.9%	14.6%	16.7%	12.0%	6.1%	3.4%

	1/2014 – 6/2014						Extrapolation
		2015	2016	2017	2018	2019	2020	2021	2022	2023
	(RMB in thousands except percentage)
Net Operating Profit After Tax	105,423	133,840	181,131	195,294	220,456	252,736	294,953	330,215	350,237	361,994
Depreciation & Amortization	51,553	133,940	162,583	181,386	203,209	231,307	255,698	282,410	302,208	310,025
Capital Expenditures	(198,904)	(342,057)	(245,159)	(290,838)	(374,454)	(482,109)	(441,869)	(364,352)	(343,262)	(342,031)
(Increase) / Decrease in Working Capital	23,096	(17,609)	(10,658)	(4,030)	(5,625)	(7,185)	(18,489)	(31,418)	(29,413)	(5,020)

Free Cash Flow(3)	(18,832)	(91,887)	87,896	81,812	43,587	(5,251)	90,294	216,855	279,771	324,968

Notes:

(1)	Adjusted gross profit excludes the impact of biological assets fair value adjustment included in the cost of inventories sold, and depreciation and amortization.
(2)	Adjusted EBITDA and adjusted EBIT exclude non-recurring income (expenses), and the net impact of biological assets fair value adjustment included in the cost of inventories sold and changes in fair value of biological assets.
(3)	Prior to application of 5%~10% dividend withholding tax calculated based on levered cash flows.

Based on Duff and Phelps’s discussions with the management of the Company, the main assumptions underlying the extrapolated financial projections for the fiscal years ending June 30, 2010 through June 30, 2023 are:

•	capital expenditures for expansion to greenhouses will gradually decline as the greenhouse area as percentage of total arable land gets close to target optimal level;

•	revenue will continue to increase but the growth rates are expected to decline from fiscal year 2021 through 2013; and

•	adjusted gross profit margin and adjusted EBITDA margin will remain relatively stable.

Projected free cash flows were converted at each period from RMB to USD based on the forward rates. The cash flows are discounted using a USD-based weighted average cost of capital and converted back into RMB using a current spot exchange rate. Duff & Phelps estimated the net present value of all cash flows of the

Company after fiscal year 2023 (the “terminal value”) using a perpetuity growth formula assuming a 3.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the economy and the Company’s business. Duff & Phelps used discount rates ranging from 14.5% to 16.0%, reflecting Duff & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model, which took into account the betas of comparable companies, the risk-free rate, an equity market risk premium, and a small stock risk) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Set forth below is the calculation for the Company’s weighted average cost of capital:

Weighted Average Cost of Capital

Levered Beta	Discount Rate Range		Notes
Unlevered Beta	1.00	1.30	(a) Beta was calculated based on the selected public companies, which are presented in the later section entitled ‘‘Selected Public Companies and Merger and Acquisition Transactions Analyses’’ on page [—]
Debt % of Capital	15%	30%
Equity % of Capital	85%	70%
Tax Rate	0.0%	0.0%

Levered Beta	1.18	1.86	(b) Levered Beta = Unlevered Beta x (1+(1-Tax Rate) x Debt-to-Equity)
Levered Cost of Equity
Risk-free Rate	4.0%	4.0%	(c) Normalized 20-year U.S. Treasury yield
Levered Beta	1.18	1.86
Market Risk Premium	5.0%	5.0%	(d) Duff & Phelps Study
Small Stock Premium	5.99%	6.24%	(e) Duff & Phelps: 2014 Valuation Handbook

Levered Cost of Equity	15.9%	19.5%	(f) Cost of Equity = Risk Free Rate + (Levered Beta x Market Risk Premium) + Small Stock Premium
Weighted Average Cost of Capital (WACC)
After-tax Cost of Debt	6.6%	7.3%
Debt % of Capital	15%	30%
Equity % of Capital	90%	70%

Calculated WACC	14.49%	15.86%	(g) WACC = (Debt-to-Capital x Cost of Debt x (1-Tax Rate)) + (Equity-to-Capital x Cost of Equity)
Selected Range of WACC	14.5%	16.0%

Based on these assumptions, Duff & Phelps’s discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB 951.5 million to RMB 1,191.5 million. Based on the above enterprise value, Duff & Phelps estimated the range of implied common equity value of the Company to be RMB 1,105.1 million to RMB 1,370.4 million by:

•	subtracting debt and non-operating liabilities of RMB 125.8 million as of December 31, 2013;

•	adding excess cash of RMB 220.1 million as of December 31, 2013; and

•	adding proceeds from exercise of in-the-money options ranging from RMB 59.3 million to RMB 84.5 million.

Based on the foregoing analysis, Duff & Phelps estimated that the range of implied values of the ADSs is $3.84 to $4.65 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analyses were not identical to the Company, and the transactions utilized for comparative purposes in the following analyses were not identical to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analyses are subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the agricultural products industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company. The eleven companies included in the selected public company analysis in the agricultural products industry were:

China Agricultural Products Companies (overseas listed)	• China Minzhong Food Corporation Limited
• China Green Holdings Ltd.
• Asian Bamboo AG
• Yamada Green Resources Limited

Global Agricultural Products Companies	• Fresh Del Monte Produce Inc.
• Village Farms International, Inc.
• Webster Ltd.
• Mehadrin Ltd.
• Yukiguni Maitake Co. Ltd.
• KSG Agro S.A.
• AlJouf Agricultural Development Company

Duff & Phelps selected the above Chinese companies for its analysis based because they represent the only major publicly traded Chinese agricultural products companies that are listed overseas. The above selected global agricultural products company are with operations and businesses that, for purpose of Duff & Phelps’s analysis, may be considered similar to that of the Company in terms of (i) operations in greenhouse farming or (ii) business focus on the cultivation, production and sale of agricultural products similar to those of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2014 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) as well as earnings before interest and taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs, non-recurring income and expenses, and estimated transaction costs related to the merger.

	Revenue Growth		EBITDA Growth		EBIT Margin		EBITDA Margin
	LTM	2014	LTM	2014	LTM	2014	LTM	2014
China Agricultural Products Companies (overseas listed)
Group Median	3.0%	NA	-6.4%	NA	15.8%	NA	25.4%	NA
Global Agricultural Products Companies
Group Median	8.9%	18.4%	50.1%	32.2%	6.9%	8.8%	11.1%	12.5%
Aggregate
Mean	-0.5%	18.4%	39.4%	32.2%	4.5%	8.8%	13.0%	12.5%
Median	8.9%	18.4%	15.9%	32.2%	7.4%	8.8%	12.2%	12.5%
The Company*	24.5%	0.1%	4.9%	-5.1%	27.1%	22.9%	46.5%	42.2%

*	Projected 2014 EBIT and EBITDA of the Company were adjusted to exclude the net impact of biological assets fair value adjustment included in the cost of inventories sold and changes in fair value of biological assets.

	Price as Multiple of			Enterprise Value as a Multiple of
	LTM EPS	2014 EPS	Book Value	LTM EBITDA	2014 EBITDA	LTM EBIT	2014 EBIT	LTM Revenue	2014 Revenue
China Agricultural Products Companies (overseas listed)
Group Median	5.2x	NA	0.36	1.4x	NA	3.3x	NA	0.68x	NA
Global Agricultural Products Companies
Group Median	22.0x	13.4x	1.36x	10.3x	10.2x	17.7x	14.5x	1.71x	1.37x
Aggregate
Mean	17.4x	16.6x	1.11x	9.6x	10.2x	16.0x	14.5x	2.02x	1.37x
Median	15.7x	13.4x	0.94x	9.5x	10.2x	16.5x	14.5x	1.86x	1.37x

The companies utilized for comparative purposes in Duff & Phelps’s analysis were not identical to the Company. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company.

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the table below. The selection of these transactions was based on, among other things, the target company’s industry, geographical location, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected Chinese agricultural products transactions and China foods transactions indicated enterprise value to latest twelve months (‘‘LTM’’) EBITDA multiples ranging from 0.8x to 20.3x with a median of 9.9x, and enterprise value to LTM revenue multiples ranging from 0.26x to 3.24x with a median of 0.90x.

Date Announced	Target Name	Enterprise Value as a Multiple of
		LTM EBITDA	LTM Revenue
China Agricultural Products Transactions
5/12/2014	Origin Agritech Limited	20.3x	1.48x
11/18/2013	Asia Green Agriculture Corp.	0.8x	0.26x
5/21/2013	3 Companies In China And Hong Kong	NA	0.50x
11/3/2012	Hubei Provincial Seed Group Co., Ltd	NA	1.03x
Group Median		10.6x	0.77x

China Foods Transactions
10/19/2013	People’s Food Holdings Ltd.	19.3x	0.26x
9/2/2013	China Minzhong Food Corporation Limited	3.2x	0.90x
6/17/2013	Yashili International Holdings Limited	9.9x	1.81x
10/14/2012	Synear Food Holdings Ltd	7.7x	0.43x
10/3/2012	Feihe International, Inc.	10.6x	0.98x
3/27/2012	Zhongpin, Inc.	7.3x	0.54x
7/11/2011	Hsu Fu Chi International Ltd.	16.8x	3.24x
Group Median		9.9x	0.90x

Aggregate
Mean		10.7x	1.04x
Median		9.9x	0.90x

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM revenue and EBITDA. The LTM revenue and EBITDA were adjusted to exclude public company costs and costs associated with the merger, and non-recurring income and expenses. Duff & Phelps’s selected valuation multiples were as follows: LTM EBITDA multiple ranged from 3.5x to 4.5x, and LTM revenue multiple ranged from 1.5x to 2.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies, including, but not limited to, the Company’s smaller size on a revenue basis, higher EBITDA margin growth than the aggregate median of the selected public companies, and higher capital expenditure requirement (as percentage of revenue) than observed for the selected public companies. Duff & Phelps also noted the Company has higher geological risk relative to the selected global agricultural products companies, mainly because the Company is legally prohibited from owning farmland or forestland in China. As a result of these selected valuation multiples, the selected public companies analysis / M&A transaction analysis indicated an estimated enterprise value for the Company of RMB 885.5 million to RMB 1,159.0 million. Based on the above enterprise values, Duff & Phelps estimated the range of implied common equity value of the Company to be RMB 979.8 million to RMB 1,337.9 million by:

•	subtracting debt and non-operating liabilities of RMB 125.8 million as of December 31, 2013;

•	adding excess cash of RMB 220.1 million as of December 31, 2013; and

•	adding proceeds from exercise of in-the-money options ranging from zero to RMB 84.5 million.

Based on the foregoing analysis, Duff & Phelps estimated that the range of implied values of the ADSs is $3.60 to $4.54 per ADS.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going private merger and acquisition transactions and in merger and acquisition transactions in the agriculture products industry. Duff & Phelps reviewed 322 industry agnostic global going private transactions announced since July 2011, which were either closed or pending. These represented all global going private transactions identified within the database used by Duff & Phelps to identify precedent transactions. The medians of the premiums paid over the share prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 25.6%, 28.2%, and 28.1%, respectively. Duff & Phelps also reviewed 44 merger and acquisition transactions involving target companies in the software and IT services sector announced since July 2011, which were either closed or pending. These represented all merger and acquisition transactions involving target companies in the agricultural sector identified within the database used by Duff & Phelps to identify precedent transactions. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the merger and acquisition transactions in the agricultural products sector were 21.6%, 24.9%, and 16.0%, respectively. Duff & Phelps noted that the merger implies a 21.6% premium over the ADS closing price of $3.34 per ADS on May 21, 2013, the last trading date immediately prior to the Company’s announcement on May 22, 2013 that it had received a going private proposal, a 24.9 % premium over the ADS closing price of $3.25 per ADS on May 14, 2013, one week prior to the public announcement of the terms of the offer and the merger and a 16.0% premium over the ADS closing price of $3.50 per Share on April 9, 2013, one month prior to the public announcement of the terms of the offer and the merger. Duff & Phelps also noted that per ADS merger consideration of $4.06 represents a premium of 14.4% over the closing ADS price on July 29, 2013, the last trading day prior to the execution of the merger agreement, 12.6% over the 30-trading day volume weighted average price prior to the Company’s announcement on July 30, 2014 that it had entered into the merger agreement.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB 951.5 million to RMB 1,191.5 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies / M&A transactions analyses was RMB 885.5 million to RMB 1,159.0 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB 918.5 million to RMB 1,175.5 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB 1,028.5 million to RMB 1,354.4 million by:

•	subtracting debt and non-operating liabilities of RMB 125.8 million as of December 31, 2013;

•	adding excess cash of RMB 220.1 million as of December 31, 2013; and

•	adding proceeds from exercise of in-the-money options ranging from RMB 15.6 million to RMB 84.5 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from $3.72 to $4.60. Duff & Phelps noted that the per Share merger consideration and the per ADS merger consideration received by holders of the Shares (other than holders of the Excluded Shares, including Excluded Shares represented by ADSs) in the merger was within the value range indicated by its analyses.

Duff & Phelps’s opinion was only one of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee.

Fees and Expenses

As compensation for Duff & Phelps’s services in connection with the rendering of its opinion to the special committee, the Company agreed to pay Duff & Phelps $300,000 due and payable as follows: $150,000 in cash upon execution of the engagement letter with Duff & Phelps; and $150,000 payable upon Duff & Phelps’s delivery to the special committee of its opinion in writing.

No portion of Duff & Phelps’s fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the board of directors are aware of these fee arrangements. Other than the Duff & Phelps engagement to render its opinion to the special committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the merger agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purpose and Reasons of the Buyer Group for the Merger

Under the SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and, therefore, is required to express its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For members of the Buyer Group, the primary purpose of the merger is to enable the Buyer Group, through Holdco and Parent, to acquire 100% control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Excluded Shares) will be cashed out in exchange for $4.06 per ADS (or $0.0812 per Share), so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings, general growth of the Company’s business and increases in the value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated security holders’ concerns and to engage in an ongoing dialogue with unaffiliated security holders can at times distract management’s time and attention from the effective operation and improvement of the business.

The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain equity and debt financing in connection with the merger. In the course of considering the going private transaction, because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “GAGA.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by the Buyer Group through its ownership of Parent. Following the completion of the merger, the ADSs will cease to be listed on

NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The cost of complying with U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately HK$3.5 million ($450,000) and HK$3.1 million ($400,000) for the fiscal years ended March 31, 2012 and June 30, 2013, respectively. As a result of no longer being required to make SEC filings, the Company will no longer incur such costs and expenses. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide.

Upon completion of the merger, each issued and outstanding Share and ADS, other than the Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive $0.0812 per Share and $4.06 per ADS, respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time of the merger, the Excluded Shares will be cancelled for no consideration. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving corporation. As a result, current shareholders and ADS holders, other than members of the Buyer Group, will no longer have any equity interest in the Company upon completion of the merger. Our shareholders and ADS holders, other than members of the Buyer Group, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters after the effective time of the merger. Similarly, our shareholders and ADS holders, other than members of the Buyer Group, will no longer be exposed to the risk of loss in relation to their investment in the Company after the effective time of the merger.

At the effective time of the merger, each vested option to purchase Shares that is then outstanding and unexercised will be cancelled and converted into and exchanged for the right to receive, at or promptly after the effective time of the merger, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of the per Share merger consideration of $0.0812 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

At the effective time of the merger, each unvested option to purchase Shares that is then outstanding will be cancelled. No former holder of any unvested options to purchase Shares will be entitled to any payment pursuant to the merger.

Directors and Management of the Surviving Corporation

Upon the completion of the merger, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective date, Article I of the memorandum and articles of association of the surviving corporation will be amended to read as follows: “The name of the Company is “Le Gaga Holdings Limited”) until thereafter changed or amended as provided therein or by applicable law. In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in “Annex D—Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving corporation and the officers of the Company will remain the officers of the surviving corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated security holders and unaffiliated ADS holders include, without limitation, the following:

•

the receipt by such shareholders and ADS holders of the merger consideration of $0.0812 per Share and $4.06 per ADS in cash, representing a (i) 21.56% premium over the closing price of the ADSs on May 21, 2013, the trading day immediately prior to the Company’s announcement on May 22, 2013 that it had received a “going private” proposal; and (ii) a 22.17% premium over the volume-weighted average trading price of the ADSs during the 30 trading days prior to, and including, May 21, 2013; and

•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated security holders and unaffiliated ADS holders include, without limitation, the following:

•	such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger or through the exercise of dissenter rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws (see “Special Factors—Material U.S. Federal Income Tax Consequences”).

The Company’s Net Book Value and Net Earnings

Parent, a wholly-owned subsidiary of Holdco, does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the Company and will have a corresponding interest in our net book value and net earnings. Immediately after the closing of the merger, each shareholder of Holdco will have an indirect interest in our net book value and net earnings in proportion to such shareholder’s ownership interest in Holdco. The Company’s net income attributable to our shareholders for the six months ended December 31, 2013 was approximately $16.2 million and the Company’s net book value as of December 31, 2013 was approximately $272.6 million.

The table below sets forth the direct or indirect interest in the Company’s net book value and net earnings for the Buyer Group before and after the merger, based on the historical net book value of the Company as of December 31, 2013 and the historical net earnings of the Company for the six months ended December 31, 2013:

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
NAME	$’000%		$’000%		$’000%		$’000%
Mr. Ma Parties	85,221	31.3%	5,072	31.3%	96,730	35.5%	5,757	35.5%
Ms. Chiu Parties	10,432	3.8%	621	3.8%	11,841	4.3%	705	4.3%
Sequoia Capital China Funds	42,958	15.8%	2,557	15.8%	48,760	17.9%	2,902	17.9%
Yiheng Parties	17,036	6.2%	1,014	6.2%	45,334	16.6%	2,698	16.6%
SIG China	16,915	6.2%	1,007	6.2%	19,200	7.0%	1,143	7.0%
Win Seasons	6,200	2.3%	369	2.3%	7,037	2.6%	419	2.6%
Honeycomb	11,185	4.1%	666	4.1%	12,696	4.7%	756	4.7%
Limewater	7,439	2.7%	443	2.7%	8,444	3.1%	503	3.1%
Natural Eternity	7,439	2.7%	443	2.7%	8,444	3.1%	503	3.1%
Mr. Lui	0	0.0%	0	0.0%	0	0.0%	0	0.0%

(1)	Ownership percentages are based on 2,198,845,700 Shares outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

Following the completion of the merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and beneficially owned by the Rollover Shareholders. The Company will no longer be subject to the Exchange Act, or NASDAQ compliance and reporting requirements and accordingly will not incur the related direct and indirect costs and expenses associated with being subject to the Exchange Act and NASDAQ compliance and reporting requirements.

The Buyer Group has advised the Company that, except for the transactions contemplated by the merger agreement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries;

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business; or

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company.

Alternatives to the Merger

The board of directors did not independently determine to initiate a process for the sale of the Company. The special committee was formed on May 21, 2013, in response to the receipt of the going private proposal letter dated May 21, 2013 from Ms. Chiu, Mr. Ma and SC China. The special committee and the board of directors have considered the going private transaction and the possibility of remaining an independent entity on its own and with the assistance of its independent financial and legal advisors. The special committee and the board of directors determined to undertake the merger and not remain an independent entity given (i) the risks, uncertainties and costs involved in remaining a public company and (ii) the Company can terminate the merger agreement under certain circumstances. See “The Merger Agreement and Plan of Merger—Acquisition Proposals” starting on page [—]. The special committee and the board of directors did not consider alternative means to accomplish the purposes of the going private transaction such as a tender offer or a reverse stock split because they believed that the merger was the most direct and understandable means to unaffiliated security holders in terms of deal structure, and also was the most common deal structure used in going private transactions. Since the Company’s receipt of the proposal letter from the Consortium, which was announced via press release on May 22, 2013 and filed with the SEC on May 22, 2013, the Company has not received any actionable offer from any third party for (i) a merger or consolidation of the Company with another company, (ii) a sale or transfer of all or substantially all of the Company’s assets or (iii) a purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over the Company. The special committee and the board of directors also took into account that, under certain circumstances prior to the receipt of the required shareholder approval, the Company can terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, subject to the payment to Parent of a termination fee of $1.5 million as set forth in the merger agreement. In this regard, the special committee and the board of directors recognized that the Company has flexibility under the merger agreement, subject to the contractual rights of the buyer group, to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any options or restricted share units receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $1.5 million, or Parent may be required to pay the Company a termination fee of $3.5 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees” beginning on page [—].

If the merger is not completed, from time to time, the board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Buyer Group estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for (a) the payment of the merger consideration to the Company’s unaffiliated security holders and unaffiliated ADS holders and (b) expenses in connection with the transactions contemplated by the merger agreement and the related financing transactions, will be approximately $[—] million, assuming no exercise of dissenter rights by shareholders of the Company. The Buyer Group expects to provide this amount through a combination of (i) an equity commitment of $15.0 million from the Sponsor pursuant to the equity commitment letter and (ii) a term loan facility for up to $30.0 million from Minsheng Bank pursuant to the facility agreement. The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders and unaffiliated ADS holders, will be paid from accounts outside the PRC, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transactions.

Equity Financing

Concurrently with the execution of the merger agreement, the Sponsor entered into an equity commitment letter with Holdco, pursuant to which the Sponsor has committed to purchase, or cause the purchase of, equity interests of Holdco, at or prior to the closing date under the merger agreement, in an aggregate amount up to $15.0 million. Such amount is to be used solely for the purpose of funding a portion of the funds required to consummate the transactions contemplated by the merger agreement, including the merger. The equity commitment of the Sponsor is conditioned upon (i) the satisfaction or waiver at the closing of the merger of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, (ii) the substantially contemporaneous consummation of the closing of the merger and (iii) the debt financing or alternative financing (if applicable) having been funded or is expected to be funded at the closing of the merger. The equity commitment of the Sponsor will terminate upon the earliest to occur of (i) the valid termination of the merger agreement (unless the Company has previously commenced a dispute, action or proceeding pursuant to the equity commitment letter, in which case it will terminate upon the final and conclusive and binding termination of such dispute, action or proceeding and the satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor), (ii) the closing of the merger, (iii) the Company or any of its affiliates asserting a claim that would make the limited guarantee terminable or (iv) the Company or any of its affiliates having received the payment of the Parent termination fee. The Sponsor may assign and/or delegate, in whole or in part, its obligations under the equity commitment letter to its affiliate or any other investment fund advised or managed by such affiliate.

Debt Financing

Concurrently with the entry by Parent, Merger Sub and the Company into the merger agreement, Holdco, Parent and Merger Sub entered into the facility agreement dated July 30, 2014 (the “facility agreement”). The facility agreement provides for a term loan facility of up to $30 million to Merger Sub by Minsheng Bank, to be used to finance the merger.

Interest under the term loan facility will be payable at LIBOR plus a margin of 4.0% per annum and will be payable on the last day of each interest period. Merger Sub may select interest periods of one, two, three or six months (or any other period agreed between Merger Sub and Minsheng Bank). The principal outstanding amount of the term loan facility will be repayable in full 12 months after utilization.

Under the terms of the facility agreement, in order to secure the loan, Holdco will provide a share charge over its equity interests in Parent, and Parent and Merger Sub will enter into a debenture granting fixed and/or floating charges over all or substantially all of their assets. Following the effective time, the loan will also be secured by charges granted by certain subsidiaries of the Company. Onshore escrow account agreements will also be entered into by holders of onshore escrow accounts.

Under the terms of the facility agreement, following the effective time of the merger, the Company and its subsidiaries shall ensure that the aggregate balance of amounts standing to the credit of certain onshore and offshore secured accounts is not less than RMB100 million and that such accounts are free from security apart from security granted in favor of the Minsheng Bank. Merger Sub is also required to open a debt interest reserve account with the Minsheng Bank and maintain a minimum balance in such account equal to the amount of interest due on the loan for the next six months.

The funding of the loan is subject to the satisfaction or waiver of the following conditions:

•	Minsheng Bank having received all of the documentary conditions precedent set forth in the facility agreement, including, among other things, a funds flow statement;

•	there being no major defaults under the facility agreement that are continuing or that would result from the proposed utilization;

•	all of the major representations under the facility agreement being true in all material respects;

•	Minsheng Bank having received evidence that the aggregate amount of cash and cash equivalent investments of the Company and its subsidiaries is not less than RMB200 million (or its equivalent); and

•	Minsheng Bank having received evidence that the relevant minimum cash amounts as described above have been credited to designated accounts.

The facility agreement contains customary covenants, including, among others, restrictions on indebtedness, restrictions on declarations of dividends by Merger Sub, and covenants relating to compliance with laws. The facility agreement also contains customary events of default, including non-payment, misrepresentation, and change in ownership.

Pursuant to the merger agreement, each of Parent and Merger Sub are required to use its reasonable best efforts to cause Minsheng Bank to fund the loan on the terms and conditions described in the facility agreement, maintain in effect the financing commitments set out in the facility agreement, and satisfy on a timely basis the conditions in the facility agreement within its control, in each case, on the terms and subject to the conditions contained in the merger agreement. Under the merger agreement, Parent and Merger Sub have further agreed not to take any action or omit to take any action that would result in a breach of covenants, representations or warranties with respect to the Company or its subsidiaries or cause a default under the facility agreement.

Rollover Agreement

Concurrently with the execution of the merger agreement, the Rollover Shareholders entered into the Rollover Agreement with Parent and Holdco pursuant to which they have agreed, among other things, to have an aggregate of 1,752,477,450 Shares held by them (representing approximately 79.7% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $[—] million based on $[—] per Share) cancelled in the merger, which Shares will not be converted into the right to receive the merger consideration. Each Rollover Shareholder will instead receive the same number of ordinary shares of Holdco as the number of Shares contributed by it.

The consummation of the transactions contemplated by the Rollover Agreement is subject to the satisfaction in full (or waiver) of certain conditions of the Company’s obligations and each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The Rollover Agreement will terminate immediately upon the earlier to occur of (a) the closing of the merger and (b) the valid termination of the merger agreement in accordance with its terms (however, certain provisions relating to voting and restrictions on solicitation will survive for a period of six months following termination of the merger agreement). Please see “Special Factors—Voting by the Rollover Shareholders at the Extraordinary General Meeting” beginning on page [—] for a description of additional terms of the Rollover Agreement.

Limited Guarantees

Concurrently with the execution of the merger agreement, each of Valuetrue, Grow Grand, Sequoia Capital China Funds and the Sponsor delivered a limited guarantee pursuant to which it agreed to, severally and not jointly, guarantee its respective percentage of the obligations of Parent under the merger agreement to pay a reverse termination fee of $3.5 million under certain circumstances in which the merger agreement is terminated.

The limited guarantee will terminate as of the earliest of: (i) all of the obligations under the limited guarantee having been paid in full, (ii) the effective time of the merger, (iii) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company or under circumstances in which Parent and Merger Sub would not be obligated to pay the reverse termination fee and (iv) the date falling 90 days from the date of the termination of the merger agreement in accordance with its terms.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity.

The Company, Parent and the Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought.

In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded and/or effect the closing of the merger if the debt financing (or, if applicable, alternative financing) will not be funded in accordance with its terms at the closing of the merger even if the equity financing is funded to Parent at the closing of the merger.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to a termination fee of $3.5 million and $1.5 million, respectively.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that the Rollover Shareholders, have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Rollover Shareholders

Concurrently with the execution of the merger agreement, the Rollover Shareholders entered into the Rollover Agreement with Holdco and Parent pursuant to which they have agreed, among other things, to have an aggregate of 1,752,477,450 Shares held by them (representing approximately 79.7% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $[—] million based on $[—] per Share) cancelled in the merger, which Shares will not be converted into the right to receive the merger consideration. Each Rollover Shareholder will instead receive the same number of ordinary shares of Holdco as the number of its Shares cancelled in the merger for no consideration.

Given that the Company will become a privately-held company following the completion of the merger, the interests of the Rollover Shareholders in Holdco will be illiquid, with no public trading market for such shares and no certainty of an opportunity to sell their beneficial interests in the surviving corporation at an attractive price, or that any dividends paid by the surviving corporation will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving corporation.

Shares and Options Held by Officers and Directors

At the effective time of the merger, each outstanding vested and unexercised option to purchase Shares granted under the Company Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares issuable under such vested option immediately prior to the effective time of the merger multiplied by the amount by which $0.0812 exceeds the exercise price per Share of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares granted under the Company Incentive Plans will be cancelled.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (i) the number of Shares owned, (ii) the cash payment that will be made in respect of the Shares at the effective time of the merger, (iii) the number of Shares underlying vested options to purchase Shares granted under the Company Incentive Plans, (iv) the cash payment that will be made in respect of vested and unexercised option to purchase Shares granted under the Company Incentive Plans at the effective time of the merger, and (v) the total cash payment such person may receive in respect of all payments described in this table if the merger is consummated (in all cases before applicable withholding taxes).

	Shares		Vested Company Options
Name of Directors and Executive Officers	Shares Owned	Cash Payment thereof at the Closing	Shares Underlying	Cash Payment therefor at the Closing	Total Cash Payments
Shing Yung Ma	687,318,001	—	42,170,000	$205,241	$205,241
Na Lai Chiu	84,138,000	—	47,667,000	$174,293	$174,293
Jin Li	—	—	17,400,000	$94,996	$94,996
Neil Nanpeng Shen	346,465,000	—	6,900,000	$4,680	$4,680
Gordon Xiaogang Wang	50,000,000	—	6,000,000	$3,600	$3,600
Chung Bong Pang	—	—	3,300,000	$2,160	$2,160
Li-Lan Cheng	—	—	3,300,000	$2,160	$2,160
Yaping Si	—	—	—	—	—
Auke Cnossen	—	—	12,000,000	$14,400	$14,400
Hang Chen	—	—	11,000,000	$53,144	$53,144
Dan Ma	—	—	2,400,000	$2,880	$2,880

After the completion of the merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares and vested and unexercised options to purchase Shares is approximately $0.6 million, all of which is in respect of vested and unexercised options to purchase Shares.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

The memorandum and articles of association of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers or employees of the Company or any of its subsidiaries, unless such modification is required by law.

From and after the effective time, the surviving corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

The surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect for six years from the effective time the current directors’ and officers’ liability insurance policies maintained by the Company and its subsidiaries with respect to matters occurring prior to the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing, the surviving corporation will (and Parent will cause the surviving corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

The Special Committee

On May 22, 2013, our board of directors established a special committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors – Mr. Chung Bong Pang (who serves as the chairperson), Mr. Li-Lan Cheng and Ms. Yaping Si. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger) and (iii) the directors’ indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the special committee in exchange for their service in such capacity an aggregate monthly amount of $10,000 per member in the case of Chung Bong Pang and Li-Lan Cheng and a one-time payment of RMB30,000 in the case of Yaping Si, the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger.

Position with the Surviving Company

After consummation of the merger, Parent expects that the current chairperson of the Company will continue to serve as chairperson of the board of directors of the surviving corporation. It is anticipated that the executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions. These arrangements will allow these persons to benefit from remuneration arrangements with the surviving corporation.

Related Party Transactions

Transactions with Certain Directors, Shareholders and Affiliates

In September 2010, an amount of RMB40,000 due to Mr. Ma, our chief executive offer, which was for our working capital requirements, was fully repaid by us. Moreover, since our inception, we have made advances of RMB46,000 to Mr. Ming Ho Lui, a former director of China Linong, for business-related expenses. The amount due from Mr. Ming Ho Lui was fully repaid by Mr. Lui in September 2010.

In May 2014, Mr. Ming Ho Lui provided a loan to China Linong in the amount of $3.0 million, which was for China Linong’s working capital requirements. The loan bears an interest rate of 5% per annum and is due on December 31, 2014.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and other professional fees	$	[	—]
Legal fees and expenses	$	[	—]
Special Committee fees	$	[	—]
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	$	[	—]
ADS cancellation fees (for the Company and Buyer Group)	$	[	—]
Total	$	[	—]

These expenses will not reduce the merger consideration to be received by the Company’s shareholders and ADS holders. If the merger is consummated, the party incurring any costs and expenses in connection with the merger and the merger agreement shall pay such costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Rollover Agreement, each of the Rollover Shareholders has agreed, until either the closing of the merger or termination of the merger agreement in accordance with its terms, to appear or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of their Shares:

•	for approval of the merger agreement;

•	against any competing transaction or other transaction or proposal made in opposition to the merger agreement or in competition or inconsistent with the merger;

•	against any other action, agreement or transaction that is intended or could reasonably be expected to materially interfere with or adversely affect the merger;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company in the merger agreement, or of the Rollover Shareholder in the Rollover Agreement;

•	in favor of any adjournment of the Company shareholders’ meeting as may be reasonably requested by Parent; and

•	in favor of any other matter necessary to effect the transactions contemplated by the merger agreement.

Each Rollover Shareholder has also agreed not to, directly or indirectly, do any of the following:

•	initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to a competing transaction or offer that would reasonably be expected to lead to a competing transaction,

•	engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company in connection with, an actual or proposed competing transaction or offer that would reasonably be expected to lead to a competing transaction, or otherwise knowingly facilitate any effort or attempt to implement a competing transaction or offer that would reasonably be expected to lead to a competing transaction,

•	to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a competing transaction,

•	approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any competing transaction or offer that would reasonably be expected to lead to a competing transaction, or

•	resolve or propose or agree to do any of the foregoing.

The obligations of the Rollover Shareholders under the Rollover Agreement will terminate upon the closing of the merger or the termination of the merger agreement in accordance with its terms.

The Rollover Shareholders own approximately 79.7% of the total issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

It is expected that the consolidated financial statements of the surviving merged entity would be a continuation of the consolidated financial statements of the Company, plus the assets and liabilities of Merger Sub. Accordingly, the Company’s assets and liabilities would be reflected in the consolidated financial statements of the surviving merged entity at their carrying values prior to the merger.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws, the anti-monopoly laws and regulations as administered by MOFCOM and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Registrar and in the event the merger becomes effective, a copy of the certificate of merger issued by the Cayman Registrar being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Dissenter Rights

Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all appraisal procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenter Rights (as described under “Dissenter Rights” below).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. For purposes of this discussion, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively resulting in tax consequences different from those described below. This discussion is not binding on the IRS and the IRS may challenge any of the conclusions set forth below.

This discussion is limited to U.S. Holders that hold the Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, consequences to Rollover Shareholders or Dissenting Shareholders, alternative minimum tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding Shares as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of the Company;

•	persons who received or acquired Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

•	persons that continue to own after the merger, indirectly or constructively, Shares of the Company; or

•	persons holding Shares in connection with a trade or business conducted outside the United States.

If an entity that is treated as a partnership for U.S. federal income tax purposes owns Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships owning Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the disposition of the Shares.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash as consideration in the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of the Shares is regarded as gain sourced from the PRC (and subject to tax in the PRC), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We do not believe we were a passive foreign investment company (or a “PFIC”) for U.S. federal income tax purposes in past taxable years, and we do not expect to be a PFIC for our current taxable year. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position.

In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties and capital gains. If a non-U.S. corporation is a PFIC for any year during which a holder owns shares (or ADSs) of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. holder owned Shares), any gain recognized by the U.S. Holder on the disposition of Shares will be allocated ratably over the U.S. Holder’s holding period for the Shares. The amounts allocated to the taxable year of the merger and to any taxable year prior to the first taxable year in which the Company became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each such taxable year. Furthermore, such U.S. Holder will be required to file Internal Revenue Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year of the merger.

Alternatively, if the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. Holder owned Shares) and certain conditions relating to the regular trading of the Shares have been met in the past, a U.S. Holder may have been able to make a mark-to-market election with respect to Shares it holds. If a U.S. Holder has made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder on the disposition of Shares would be treated as ordinary income and any loss would be treated as an ordinary loss, but only to the extent of the net amount of income previously included as a result of the mark-to-market election.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (ii) registration fees will be payable to the Registrar to register the plan of merger.

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low closing prices for the ADSs, each representing 50 Shares, on NASDAQ under the symbol “GAGA,” each quarter during the past two years:

	Closing Price Per ADS (in $)
	High	Low
2012
Fourth quarter	4.11	3.54
2013
First quarter	3.89	3.40
Second quarter	3.85	3.08
Third quarter	3.83	3.31
Fourth quarter	3.65	3.10
2014
First quarter	3.80	2.94
Second quarter	3.79	3.26
Third quarter (through August 15, 2014)	3.99	3.15

On May 21, 2013, the last trading day prior to the announcement by the board of directors that it had received a “going private” proposal, the reported sales price of our ADSs on NASDAQ was $3.34 per ADS. The merger consideration of $4.06 per ADS to be paid in the merger represents a 21.56% premium over the closing price of our ADSs on May 21, 2013, and a 22.17% premium over the volume-weighted average trading price of the ADSs during the 30 trading days prior to, and including, May 21, 2013, the last trading day prior to the Company’s announcement on May 22, 2013 that it had received a “going private” proposal. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has never paid any dividends on its Shares. The Company does not expect to declare or pay any dividends prior to the merger or in the foreseeable future, and under the terms of the merger agreement, is prohibited from doing so.

The board of directors has significant discretion on whether to distribute dividends. Even if the board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If the Company pays any dividends, the ADS depositary will distribute such payments to the ADS holders to the same extent as holders of the Shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

The Company is a holding company incorporated in the Cayman Islands. The Company’s current and future ability to pay dividends depends substantially on the payment of dividends to the Company by its PRC operating subsidiaries through its wholly foreign owned enterprise, or WFOE, operating subsidiaries. If any of the Company’s WFOE operating subsidiaries incurs debt on its own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to the Company. Furthermore, relevant PRC laws and regulations permit payments of dividends by the Company’s PRC operating subsidiaries and PRC operating affiliates only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, each of the Company’s PRC operating subsidiaries and PRC operating affiliates is also required to set aside a portion of its net income each year to fund specific reserve funds. These reserves are not distributable as cash dividends. In particular, the Company’s PRC subsidiaries and PRC affiliates are required to set aside minimum 10% of after tax income to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capitals.

Moreover, cash transfers from the Company’s PRC subsidiaries to the Company are subject to the PRC government’s currency conversion policy, and the Company’s PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to the Company. Any failure by any of the Company’s shareholders or any beneficial owner of its Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in the Company could also subject the Company to legal sanctions, including a restriction on the Company’s PRC subsidiaries’ ability to distribute dividends to the Company. As a result of the foregoing restrictions on the Company’s PRC subsidiaries and PRC operating affiliates, the Company’s ability to pay dividends on the Company’s Shares or ADSs, could be significantly limited.

THE EXTRAORDINARY GENERAL MEETING

The Company is furnishing this proxy statement to you, as a holder of the Shares or ADSs, as part of the solicitation of proxies by the board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The Company will hold the extraordinary general meeting on [—], 2014, at [—] a.m., (Hong Kong time), at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be authorized and approved by the Company;

THAT the members of the special committee, namely, Mr. Chung Bong Pang, Mr. Li-Lan Cheng and Ms. Yaping Si, be authorized to do all things necessary to give effect to the merger agreement; and

•	if necessary, as an ordinary resolution:

THAT, the chairperson of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If the merger is completed, each Share, including Shares represented by ADSs, issued and outstanding immediately prior to the effective time of the merger, other than the Excluded Shares, shall be cancelled in exchange for the right to receive the merger consideration of $0.0812 per Share in cash without interest. Each ADS issued and outstanding immediately prior to the effective time of the merger, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive the merger consideration of $4.06 per ADS (less the $0.05 per ADS cancellation fee to be paid pursuant to the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes pursuant to the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares will cease to be outstanding, shall be cancelled and shall cease to exist. Each Share (other than the Excluded Shares) will thereafter represent only the right to receive the per Share merger consideration without interest. Each Dissenting Share will thereafter represent only the right to receive the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law. Each Excluded Share other than a Dissenting Share will be cancelled for no consideration.

At the effective time of the merger, each ordinary share, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and non-assessable ordinary share, par value $0.0001 per share, of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee:

•	determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is in the best interests of, the Company and its security holders, and declared it advisable to enter into the merger agreement and the plan of merger;

•	approved the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger; and

•	recommended that the Company’s shareholders vote FOR the authorization and approval of the merger agreement, the plan of merger and the approval of the transactions contemplated thereby, including the merger, and FOR the proposal to authorize each of the members of the special committee to do all things necessary to give effect to the merger agreement.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on [—], 2014, or if you are a holder of ADSs at the close of business in New York City on [—], 2014, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively.

If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your Share proxy card and vote is [—], 2014 at [—] a.m. (Hong Kong time).

If you own ADSs on the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m. (New York City time) on [—], 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on [—], 2014 and becoming a holder of Shares prior to the close of business in the Cayman Islands on [—], 2014, the Share record date. If the merger is not completed, the Company will continue to be a public company in the U.S. and the ADSs will continue to be listed on NASDAQ. The Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be [—] Shares entitled to be voted at the extraordinary general meeting. Please see “Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. One or more shareholders on record together holding not less than an aggregate of one-third of all voting Shares in issue represented at the meeting in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote will constitute a quorum for the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, the Company currently expects that it will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Vote Required

Under the Cayman Companies Law and the merger agreement, in order for the merger to be completed, the merger agreement and the plan of merger must be approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the merger will not be completed.

As of the date of this proxy statement, there are [—] Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting”. Based on the number of Shares expected to be issued and outstanding and entitled to vote on the Share record date, approximately [—] Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Rollover Shareholders as a group beneficially own in the aggregate 1,752,477,450 Shares, which represents approximately 79.7% of the total outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page [—] for additional information. Pursuant to the terms of the Rollover Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on [—], 2014, the Share record date, will receive the final proxy statement and Share proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on [—], 2014 (Cayman Islands time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each Share carries one vote.

Shareholders wanting to vote by proxy should simply indicate on their Share proxy card how they want to vote, sign and date the Share proxy card, and mail the Share proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than [—]:00 a.m. on [—], 2014 ([—] time), the deadline to lodge the Share proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting Share proxy cards should contact the Company by calling at +852-3162-8585 or emailing to ir@legaga.com.hk or mailing at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

ADSs

Holders of ADSs as of the close of business on [—], 2014 (New York City time), the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company’s ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on [—], 2014

(New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on [—], 2014. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on [—], 2014 (Cayman Islands time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on [—], 2014, together with (1) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (2) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and related expenses and taxes (such as stamp taxes and share transfer taxes). Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A. - Hong Kong, the custodian holding the Shares, to transfer registration of the Shares in the Company’s register of members to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Maples Fund Services, to issue and mail a certificate to your attention.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed Share proxy card but does not indicate how the shareholder wants to vote, Shares represented by that Share proxy card will be voted FOR the proposal to approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize the each of the members of the special committee to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairperson of the meeting as proxy, in which case the Shares represented by that Share proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting—Vote Required.”

Brokers or other nominees who hold the Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non–votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the proposal to approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize the each of the members of the special committee to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

Banks, brokers and other nominees who hold the ADSs in “street name” for their customers do not have discretionary authority to provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of the ADSs, they may not provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairperson of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong;

•	second, a registered shareholder may complete, date and submit a new Share proxy card bearing a later date than the Share proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by himself or herself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of the ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time no later than [—] p.m. (New York City time) on [—], 2014. A holder of the ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

•	second, a holder of ADSs can complete, date and submit a new voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS depositary.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [—], 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [—], 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, you can contact the Company, by calling at +852-3162-8585, emailing to ir@legaga.com.hk or mailing Le Gaga Holdings Limited at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

Solicitation of Proxies

In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

The Company is not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in the notice convening the meeting.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the second business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

We expect that the merger will be completed during the [—] calendar quarter of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum and articles of association (which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect at the effective time of the merger, except that at the effective time, the memorandum and articles of association will refer to the name of the surviving corporation as “Le Gaga Holdings Corporation”) will be the memorandum and articles of association of the surviving corporation. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company’s articles of association.

Merger Consideration

At the effective time, each issued and outstanding Share, other than the Excluded Shares, will be cancelled in exchange for the right to receive $0.0812 in cash, without interest and net of any applicable withholding taxes. Each outstanding ADS, other than any ADS that represents Excluded Shares, will represent the right to surrender the ADS in exchange for $4.06 (less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes.

The Excluded Shares (other than the Dissenting Shares) will be cancelled for no consideration. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law. Please see “Dissenter Rights” beginning on page [—] for additional information.

At the effective time, each outstanding ordinary share, par value $0.0001 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.0001 per share, of the surviving corporation.

The merger consideration will not be paid to shareholders (including holders of ADSs) who are untraceable unless and until they notify the paying agent appointed by Parent or the ADS depositary. A holder of Shares or

ADSs will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or the ADS depositary, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (a) has been sent to such person and has been returned undelivered or has not been cashed, or (b) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the ADS depositary, or (iii) notice of the extraordinary general meeting convened to vote on the merger has been sent to such person and has been returned undelivered. Monies due to the Dissenting Shareholders and shareholders of the Company who are untraceable will be returned to the surviving corporation on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the extraordinary general meeting will be forfeited and will revert to the surviving corporation. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the merger within applicable time limits or limitation periods should contact the surviving corporation.

Treatment of Share Options

At the effective time of the merger, each outstanding vested and unexercised option to purchase Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares issuable under such vested option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $0.0812 exceeds the exercise price of such vested option.

At the effective time of the merger, each outstanding unvested option to purchase Shares granted under the Company Share Incentive Plans will be cancelled for no consideration.

Exchange Procedures

At or prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of the Shares and the ADSs, and vested options to purchase Shares, an amount in cash sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time, the paying agent will mail to each registered holder of the Shares (other than to members of the Buyer Group or to the Dissenting Shareholders) (i) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (ii) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss, each registered holder of the Shares will receive an amount equal to (a) the number of Shares multiplied by (b) the per Share merger consideration.

Promptly after the effective time of the merger, the paying agent will transmit to the ADS depositary a cash amount equal to (i) the number of ADSs issued and outstanding, less any ADSs representing Excluded Shares, multiplied by (ii) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less the $0.05 per ADS cancellation fee to be paid pursuant to the terms of the ADS deposit agreement) to ADS holders pro rata to their holdings of ADSs immediately prior to the effective time, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. The ADS holders will pay any applicable fees, charges and expenses of the ADS depositary and government charges due to or incurred by the ADS depositary in connection with the distribution of the ADS merger consideration.

Representation and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•	the Company’s capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company’s shareholders;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the special committee and by the board of directors of the Company, and the authorization and approval of the Transactions by the board of directors;

•	the vote of the Company’s shareholders required to approve the merger agreement;

•	the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the Transactions;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since October 8, 2010 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the applicable rules and regulations of NASDAQ;

•	the absence of undisclosed liabilities;

•	the absence of any “Company Material Adverse Effect” (as defined below) on the Company or certain other changes or events since June 30, 2013;

•	the absence of any legal proceedings and governmental orders against the Company;

•	labor and employment matters, including employee benefits plans;

•	real property; title to assets;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	insurance matters;

•	interested party transactions;

•	receipt of opinion from Duff & Phelps;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger; and

•	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement and the disclosure schedules delivered by the Company.

Many of the representations and warranties made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, development, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes, conditions, occurrence and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole. However, none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred:

•	changes affecting the economy or financial markets generally in the PRC;

•	changes in IFRS or any interpretation thereof after the date of the merger agreement;

•	changes that are the result of factors generally affecting the principal industries in which the Company and its subsidiaries operate;

•	force majeure events or acts of God;

•	any shareholder litigation relating to the merger agreement;

•	any decline in the market price, or changes in the trading volume of the Shares or ADSs;

•	the failure by the Company to meet any forecasts, projections or budgets;

•	any event disclosed to Parent or its affiliates in the disclosure schedule;

•	compliance by the Company and its subsidiaries with the terms of the merger agreement;

•	any change resulting or arising from any actions taken by, or at the request of, Parent and its affiliates after the date of the merger agreement and on or before the closing date that relate to, or affect, the business of the Company or its subsidiaries; and

•	the execution of the merger agreement or the public announcement of the merger agreement.

Provided that the above factors may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur if such factors have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries or geographic markets in which the Company and its Subsidiaries conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the Transactions, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the Transactions;

•	governmental consents and approvals;

•	the absence of legal proceedings against Parent and Merger Sub;

•	sufficiency of funds in the financing for the merger, subject to certain conditions;

•	the execution and validity of the guarantees provided by Valuetrue, Grow Grand, the Sequoia Capital China Funds and the Sponsor and the lack of any default thereunder;

•	the absence of any undisclosed broker’s or finder’s fees;

•	solvency of the surviving company immediately following completion of the merger;

•	independent investigation conducted by Parent and Merger Sub;

•	the absence of certain agreements, or compensation or voting arrangements involving Parent, Merger Sub or any of their affiliates, in each case relating to the merger;

•	the absence of any agreements among the Buyer Group or any of their respective affiliates with respect to any securities of the Company; and

•	acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement and the disclosure schedules delivered by Parent and Merger Sub.

Conduct of Business Prior to Closing

The Company has agreed that from the date of the merger agreement until the earlier of the effective time and termination of the merger agreement, except, as expressly contemplated by the merger agreement or with the prior written consent of Parent, the Company and its subsidiaries will use their commercially reasonable best efforts to conduct the businesses of the Company and its subsidiaries in the ordinary course of business and in a manner consistent with past practice and to preserve substantially intact their existing assets and business organization, keep available the services of their current officers, key employees and material consultants and maintain their current relationships with customers, suppliers, distributors, creditors, and other persons with which the Company or any of its subsidiaries has significant business relations.

Subject to certain exceptions set forth in the merger agreement, from the date of the merger agreement until the effective time, the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•	issue, sell, pledge, terminate, transfer, dispose of, grant or encumber, or authorize the issuance, sale, pledge, termination, disposition, grant or encumbrance of, with limited exceptions, any shares or any options, warrants, securities convertible into any share capital or other rights of any kind to acquire any shares, or any other ownership interest of the Company or any of its subsidiaries;

•	sell, pledge, dispose of, grant or encumber, or authorize the sale, pledge, disposition, grant or encumbrance of, any material assets of the Company or any of its subsidiaries except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) if not in the ordinary course of business and in a manner consistent with past practice, with a value or purchase price not in excess of $200,000 in any transaction or related series of transactions;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of its shares, except for dividends or other distributions from any subsidiary of the Company to the Company or any other subsidiary of the Company;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or other rights exchangeable into or convertible or exercisable for any of its share capital;

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary;

•	acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, property or securities with a value in excess of $200,000 in any transaction or related series of transactions;

•	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person except for indebtedness incurred in the ordinary course of business and in an amount not to exceed $200,000 in the aggregate;

•	authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and its subsidiaries taken as a whole;

•	engage in the conduct of any new line of business outside of its existing business segments;

•	make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or law;

•	commence or settle any action, other than settlements (i) in the ordinary course of business and consistent with past practice, (ii) requiring the Company and its subsidiaries to pay monetary damages not exceeding $200,000, and (iii) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

•	enter into, amend, modify, consent to the termination of, or waive any material rights under any material contract, other than in the ordinary course of business and consistent with past practice;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	abandon, disclaim, dedicate to the public, sell, license, assign or grant any security interest in, to or under any material intellectual property owned by the Company, or enter into any covenant not to sue, with respect to any material intellectual property owned by the Company, except non-exclusive licenses in the ordinary course of business consistent with past practice or pursuant to existing Contracts or commitments;

•

except as required pursuant to existing written plans or contracts in effect as of the date hereof or as otherwise required by applicable law or carried out in the ordinary course of business consistent with past practice, (i) enter into any new employment agreements with any officer or director of the Company or any of its subsidiaries whose annual salary exceeds $90,000, (ii) grant or provide any severance or termination payments or benefits to any service provider, (iii) increase the compensation, bonus or other benefits of, pay any bonus to, or make any new equity awards to any service provider, (iv) establish, adopt, amend or terminate any plan (except as required by law) or amend the terms of any outstanding equity-based awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any plan, to the extent not already required in any such plan, (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS, (vii) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries, or (viii) issue or grant any Share, Company option or other instrument representing or convertible into equity of the Company to any person under the Company Incentive Plans;

•	enter into any contract with any of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, or immediate family members of any of the foregoing persons;

•	fail to make in a timely manner any material filings with the SEC required under the U.S. Securities Act of 1933 or the Exchange Act or the rules and regulations promulgated thereunder;

•	terminate, cancel or modify in any material respect, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or any of its subsidiaries, to any person;

•	(i) take any action, or omit to take any action, that would result a breach of any covenants with respect to the Company and its subsidiaries set forth in the facility agreement (or the alternative facility agreement, if applicable), which would result in a default under the facility agreement (or the alternative facility agreement, if applicable), (ii) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its subsidiaries set forth in the facility agreement (or the alternative facility agreement, if applicable), which would result in a default under the facility agreement (or the alternative facility agreement, if applicable) or (iii) take any other action, or omit to take any other action, which would result in a default under the facility agreement (or the alternative facility agreement, if applicable); in each of the above cases, as if the Company and its subsidiaries were subject to the provisions of the facility agreement (or the alternative facility agreement, if applicable) as of the date of the merger agreement; or

•	agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Shareholders’ Meeting

As promptly as reasonably practicable, but in any event no later than five calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 filing and the proxy statement, the Company will call, give notice of, and convene meeting of the shareholders to obtain the authorization and approval of the shareholders in respect of the merger agreement and the Transactions. No later than the thirtieth calendar day after the date on which such notice is issued, the Company shall hold such meeting in accordance with its memorandum and articles of association; provided, however that the Company may in certain special circumstances, adjourn such meeting for up to thirty calendar days.

Subject to certain limited circumstances involving receipt of a superior proposal, the board of directors shall recommend that the shareholders authorize and approve the merger agreement and the Transactions.

Acquisition Proposals

Neither the Company nor its subsidiaries nor any officer, director, employee or other representative of the Company or any of its subsidiaries will, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that may reasonably be expected to lead to, any competing transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any subsidiary to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction, (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction, or that requires the Company to abandon the merger agreement or the merger or enter into any letter of intent, contract or commitment contemplating or otherwise relating to any competing transaction (other than any acceptable confidentiality agreement), (iv) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement or takeover statutes or (v) resolve, propose or agree, or authorize or permit any officer, director, employee or other representative, to do any of the foregoing. The Company will, and cause its subsidiaries and it subsidiaries’ officers, directors, employees and other representatives to, immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

Subject to certain additional conditions, at any time prior to the receipt of the shareholder approval for the merger, the Company may, acting under the direction of the special committee furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a competing transaction that did not arise or result from any breach of the above paragraphs if, prior to furnishing such information and entering into such discussions, the board of directors (after taking into account the recommendation of the special committee) has determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the special committee) that (i) such proposal or offer constitutes, or may reasonably be expected to lead to, a superior proposal and (ii) the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the board of directors’ fiduciary duties.

No Change of Recommendation

Except in the circumstance described in the previous paragraph relating to certain superior proposals, neither the board of directors nor any committee thereof shall (i) (a) withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders to approve the merger agreement and the Transaction (the “Company Recommendation”), (b) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any competing transaction, (c) fail to recommend against any competing transaction (subject to certain conditions), (d) fail to include the Company Recommendation in the proxy statement, (e) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any competing transaction or (f) take any other action or make any other public statement that is inconsistent with the Company Recommendation or (ii) cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any competing transaction.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

The memorandum and articles of association of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers or employees of the Company or any of its subsidiaries, unless such modification is required by law.

From and after the effective time, the surviving corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

The surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect for six years from the effective time the current directors’ and officers’ liability insurance policies maintained by the Company and its subsidiaries with respect to matters occurring prior to the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing, the surviving corporation will (and Parent will cause the surviving corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

Financing

Parent has delivered to the Company a copy of an equity commitment letter, dated as of July 30, 2014 from the Sponsor, pursuant to which the Sponsor has committed to purchase, or cause the purchase of, equity securities of Holdco up to the amount, in cash, set forth therein, subject to the terms and conditions therein, which shall be used to finance the consummation of the merger and the other Transactions.

Parent has delivered to the Company a copy of a facility agreement, dated as of July 30, 2014 among Holdco, Parent, Merger Sub and Minsheng Bank, pursuant to which Minsheng Bank has committed to providing a term loan to Merger Sub, subject to the terms and conditions therein, which shall be used to finance the consummation of the merger and the other Transactions.

Each of Parent and Merger Sub shall use its reasonable best efforts to (i) cause Minsheng Bank to fund the financing on the terms and conditions described in the facility agreement at or prior to the effective time, (ii) maintain in effect the financing commitments until the Transactions are consummated, (iii) satisfy on a timely basis all conditions precedent to funding of the debt financing applicable to Parent and Merger Sub in the facility agreement that are within its control, (iv) enforce its rights under the Rollover Agreement, additional rollover agreements, the equity commitment letter and the facility agreement to the extent necessary to fund the merger consideration, and (v) cause the Sponsor to fund the equity financing at or prior to the effective time.

Conditions to the Merger

The respective obligations of the parties to consummate the merger are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following conditions:

•	The Company shall have been obtained shareholder approval for the merger agreement, the plan of merger and the Transactions.

•	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

•	MOFCOM has approved the implementation of the Transactions pursuant to the applicable PRC anti-monopoly laws.

The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following additional conditions:

•	(1) the representations and warranties of the Company contained in the merger agreement regarding the Company’s organization and good standing, memorandum and articles of association and authority to enter into the merger agreement being true and correct in all respects, (2) the representations and warranties regarding the Company’s capitalization being true and correct in all respects except for de minimis inaccuracies, that do not increase the aggregate amount of the merger consideration or amounts payable in respect of the Company’s options by more than $100,000 and (3) each of the other representations and warranties of the Company contained in the merger agreement being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”), in each case, as of the date of the merger agreement and as of the closing of the merger; except to the extent such representation or warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only and in the case of (3) above, where the failure of such representations and warranties of the Company to be so true and correct does not constitute, and would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

•	The Company having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement.

•	The Company having delivered to Parent, on the closing date of the merger, a certificate, signed by an executive officer of the Company, certifying the fulfilment of the above conditions.

•	No Company Material Adverse Effect having occurred since the date of the merger agreement.

•	The Company having delivered to Parent and Merger Sub, copies of bank statements, in form and substance reasonably satisfactory to Parent, that the aggregate amount standing to the credit of all of the one or more specified accounts held with one or more affiliates of Minsheng Bank is not less than RMB100,000,000, which written evidence is certified as of the closing date of the merger as true and correct by the chief financial officer of the Company.

The obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following additional conditions:

•	The representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to “materiality” set forth therein), as of the date of the merger agreement and as of the closing of the merger; except (i) to the extent such representation or warranty is expressly made as of a specific date, such representation or warranty shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger.

•	Parent and Merger Sub having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with by it.

•	Parent having delivered to the Company on the closing date of the merger, a certificate, signed by a designated director of Parent, certifying the fulfilment of the above conditions.

Neither Parent nor Merger Sub may rely on the failure to satisfy the condition regarding approval from MOFCOM pursuant to applicable PRC anti-monopoly laws if such failure was caused by Parent’s or Merger Sub’s failure to perform its obligations under the merger agreement relating to procurement of the filing on concentration of undertakings resulting from the Transactions submitted to MOFCOM.

Termination of the Merger Agreement

The merger agreement may be terminated and the Transactions may be abandoned at any time prior to the effective time, whether before or after receipt of shareholder approval:

•	by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the board of directors upon the recommendation of the special committee); or

•	by either Parent or the Company if:

•	the merger is not completed before January 30, 2015; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the failure of the Transactions; or

•	any governmental authority having enacted, issued, promulgated, enforced or entered any law or order, which shall have become final and non-appealable and that would have the effect of making the merger illegal or otherwise prohibited; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the issuance of such final, non-appealable law or order by the governmental authority; or

•	shareholder approval shall not have been obtained upon a vote held at the general meeting or any adjournment thereof convened for that purpose; or

•	by the Company:

•	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing condition would not be satisfied and such breach is incapable of being cured or has not been cured within thirty calendar days of the receipt by Parent of written notice thereof from the Company; provided, that the Company shall not have the right to terminate if, at the time of such termination, the Company is itself in breach of any representation, warranty, covenant or agreement of the Company; or

•	if all of the conditions to closing have been satisfied and Parent and Merger Sub fail to complete the closing within five business days following the date the closing should have occurred; or

•	if, prior to the receipt of approval from the Company’s shareholders, (1) the board of directors (upon recommendation of the special committee), has authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, and (2) the Company has concurrently with the termination of the merger agreement entered into, or immediately after termination of the merger agreement, enters into, an alternative acquisition agreement with respect to such superior proposal; provided, however, that the Company shall not be entitled to terminate the merger agreement unless the Company has complied in all respects with the conditions in the merger agreement relating to competing transactions and has paid the termination fee; or

•	by Parent:

•	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing conditions would not be satisfied and such breach is incapable of being cured by January 30, 2015 or has not been cured, in the case of certain breaches, within ten calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within thirty calendar days of the receipt by the Company of written notice thereof from Parent; provided, that Parent shall not have the right to terminate the merger agreement if, at the time of such termination, Parent is itself in breach of any representation, warranty, covenant or agreement of Parent; or

•	if (i) the board of directors shall have changed its recommendation to the shareholders with respect to the merger agreement and the Transactions in a manner adverse to Parent, (ii) the board of directors approves or recommends any competing transaction other than the merger, or (iii) the Company fails to hold the extraordinary general meeting within ten business days prior to January 30, 2015 due to willful or intentional breach by the Company of its obligations to convene the meeting under the merger agreement.

Termination Fee

The Company agrees that it shall pay the termination fee of $1.5 million:

•	in the event that the merger agreement is terminated by the Company in order to enter into a definitive agreement relating to a superior proposal;

•	in the event that the merger agreement is terminated by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company’s representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•	in the event that the agreement is terminated by Parent because (i) the board of directors has changed its recommendation to the shareholders with respect to the merger agreement and the Transactions in a manner adverse to Parent, (ii) the board of directors approves or recommends any competing transaction other than the merger, or (iii) the Company fails to hold the extraordinary general meeting within ten business days prior to January 30, 2015 due to willful or intentional breach by the Company of its obligations to convene the meeting under the merger agreement.

Parent agrees that it shall pay the termination fee of $3.5 million:

•	in the event that the merger agreement is terminated by the Company due to a breach by Parent of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of Parent’s representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•	in the event that the merger agreement is terminated by the Company due to Parent’s inability to consummate the merger agreement as obligated.

Fees and Expenses

All out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub have agreed that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached by the parties thereto. The Company, Parent and Merger Sub have accordingly agreed that they shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity.

The Company, Parent and Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought.

In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded and/or effect the closing of the merger if the debt financing (or, if applicable, alternative financing) will not be funded in accordance with its terms at the closing of the merger even if the equity financing is funded at the closing of the merger.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to a termination fee of $3.5 million and $1.5 million, respectively.

Modification or Amendment

The merger agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (in the case of the Company, acting with approval of the board of directors upon recommendation of the special committee) at any time prior to the effective time; provided, however, that, after the shareholder approval has been obtained, no amendment may be made that under applicable law or in accordance with the rules of NASDAQ requires further approval by the shareholders of the Company without such approval having been obtained. The merger agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares (“Dissenter Rights”). This summary is not a complete statement of the law, and should be read in conjunction with the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you wish to dissent to the merger. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting to the merger, provided that such shareholder follows the procedures summarized below.

The exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to receive fair value for your Shares, to participate in any Grand Court (as defined below) proceedings to determine the fair value of your shares and to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Share. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

•	within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, the Company will forthwith pay such amount in cash to the Dissenting Shareholder;

•

if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (i) the fair value of the Shares held by those shareholders, (ii) the fair rate of interest, if any, on the amount to be paid by the Company as fair value for the Dissenting Shareholder’s Shares and (iii) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenter Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of the ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on [—], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A. - Hong Kong, the custodian holding the Shares, to transfer registration of the Shares in the Company’s register of members to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Maples Fund Services, to issue and mail a certificate to your attention.

If you do not satisfy each of these requirements, you cannot exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed Share proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenter Rights. You must send all notices to the Company to Attention: Mr. Brian Shek.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $0.0812 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $0.0812 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

The Company uses Renminbi as its reporting currency in its consolidated financial statements. The Company conducts substantially all of its operations in China. A significant portion of its sales, costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this section were made at a rate of RMB6.0537 to $1.00, the exchange rate on December 31, 2013 as set forth in the H.10 statistical release of the Federal Reserve Board. The Company makes no representation that the RMB or U.S. dollar amounts referred to in this section could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currencies and through restrictions on foreign trade. On [—], 2014, the certified exchange rate was RMB[—] to $[—].

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for (i) the fiscal year March 31, 2012, (ii) the three months ended June 30, 2012, (iii) the fiscal year ended June 30, 2013, and (iv) the six months ended December 31, 2012 and 2013. The historical financial information as of March 31, 2012, June 30, 2012 and June 30, 2013 has been derived from our audited consolidated financial statements, prepared in accordance with IFRS, included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2013, at pages F-1 through F-92, which are incorporated into this proxy statement by reference. The historical financial information for the six months ended December 31, 2012 and 2013 and as of December 31, 2013 has been derived from our unaudited interim consolidated financial statements for the six months ended December 31, 2012 and 2013. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2013, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	Year Ended March 31,	Three Months Ended June 30,	Year Ended June 30,	Six Months Ended December 31,
	2012	2012	2013	2012	2013
	RMB	RMB	RMB	RMB	RMB	$
	(in thousands, except per Share and per ADS data)
Revenue	519,399	123,248	576,274	189,462	179,437	29,641
Cost of inventories sold	(455,380)	(107,983)	(494,235)	(168,740)	(155,065)	(25,615)
Changes in fair value less costs to sell related to:
Crops harvested during the year/period	226,037	5,067	260,928	78,693	65,974	10,898
Growing crops on the farmland at the year/period end	60,890	17,897	16,576	149,191	149,135	24,635
Total changes in fair value less costs to sell of biological assets	286,927	22,964	277,504	227,884	215,109	35,533
Packing expenses	(33,405)	(8,913)	(47,754)	(14,502)	(14,088)	(2,327)
Land preparation costs	(37,593)	(12,887)	(56,078)	(26,227)	(25,892)	(4,277)
Other income	3,330	466	1,830	859	831	137
Research and development expenses	(9,091)	(2,291)	(13,283)	(4,725)	(8,154)	(1,347)
Selling and distribution expenses	(32,120)	(6,516)	(42,899)	(10,886)	(10,988)	(1,815)
Administrative expenses	(58,519)	(13,155)	(44,631)	(22,849)	(18,782)	(3,103)
Impairment losses on property, plant and equipment and prepayments	(14,823)	—	—	—	(62,614)	(10,343)
Other expenses	(2,551)	(132)	(797)	(4)	(167)	(28)

Results from operating activities	166,174	(5,199)	155,931	170,272	99,627	16,456
Finance income	11,838	909	8,382	3,316	2,695	445
Finance costs	(10,781)	(4,046)	(13,017)	(6,252)	(3,841)	(634)

Net finance income/(costs)	1,057	(3,137)	(4,635)	(2,936)	(1,146)	(189)
Profit/(loss) before taxation	167,231	(8,336)	151,296	167,336	98,481	16,267
Income tax (credit)/expense	(4,415)	(128)	1,840	(257)	(249)	(41)

Profit/(loss) for the year/period	162,816	(8,464)	153,136	167,709	98,232	16,226

Earnings/(loss) per ordinary share (in cents)
Basic	7.12	(0.37)	6.80	7.33	4.47	0.74

Diluted	6.91	(0.37)	6.80	7.32	4.47	0.74

Earnings/(loss) per ADS (in cents)
Basic	356.00	(18.50)	340.00	366.50	223.50	36.92

Diluted	345.50	(18.50)	340.00	366.00	223.50	36.92

	As of March 31,	As of June 30,		As of December 31,
	2012	2012	2013	2013
	RMB	RMB	RMB	RMB	$
	(in thousands)
Consolidated Balance Sheet Data:
Cash	520,475	504,506	305,487	220,136	36,364
Total non-current assets	899,512	943,398	1,302,666	1,358,063	224,335
Total current assets	668,626	616,208	476,319	511,631	84,516
Total assets	1,568,138	1,559,606	1,778,985	1,869,694	308,851
Total non-current liabilities	75,875	61,998	—	—	—
Total current liabilities	53,592	61,955	226,462	219,242	36,216
Total liabilities	129,467	123,953	226,462	219,242	36,216
Total equity	1,438,671	1,435,653	1,552,523	1,650,452	272,635

Ratio of Earnings to Fixed Charges

	Year ended March 31,	Year ended June 30	Six months December 31,
	2012	2013	2013
Ratio of earnings to fixed charges(1)	15.10	11.76	25.58

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations. Fixed charges consist of interest expensed and amortized discounts related to indebtedness. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2013, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2013 was $0.124 based on the number of outstanding Shares as of December 31, 2013.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

The following table sets forth the repurchases of ADSs by the Company or any “affiliated purchasers” (as defined in Rule 10b-18(a)(3) of the Exchange Act) in the past three years:

Period	Total Number of ADSs Purchased(1)	Average Price Paid per ADS
September 2011	9,494	$5.40
October 2011	131,280	$4.21
November 2011	141,801	$4.57
December 2011	104,462	$3.71
September 2012	23,743	$3.78
October 2012	4,916	$3.77
November 2012	7,800	$3.80
December 2012	444,965	$3.77
January 2013	8,647	$3.66
February 2013	11,621	$3.61
March 2013	1,150,000	$3.52
Total	2,038,729	$3.72

(1)	Purchased through open market transactions.

Purchases by Members of Buyer Group

None of the Mr. Ma Parties purchased any Shares or ADSs at any time within the past two years.

None of the Ms. Chiu Parties purchased any Shares or ADSs at any time within the past two years.

None of the Sequoia Parties purchased any Shares or ADSs at any time within the past two years.

On June 11, 2013, Yiheng Capital Partners LP (“Yiheng I”), a Delaware limited partnership, purchased from the open market 5,356 ADSs of the Company, representing 267,800 Shares. The average purchase price per ADS paid was $3.6931 (excluding commission). Yiheng is the general partner of Yiheng I.

On June 12, 2013, Yiheng I purchased from the open market 200 ADSs of the Company, representing 10,000 Shares. The average purchase price per ADS paid was $3.68 (excluding commission).

On June 17, 2013, Yiheng I purchased from the open market 40,000 ADSs of the Company, representing 2,000,000 Shares. The average purchase price per ADS paid was $3.7 (excluding commission).

On June 24, 2013, Yiheng I purchased from the open market 6,299 ADSs of the Company, representing 314,950 Shares. The average purchase price per ADS paid was $3.677 (excluding commission).

On July 17, 2013, Yiheng I and Yiheng Capital Partners II, L.P. (“Yiheng II”), a Delaware limited partnership, purchased from the open market 183,300 and 66,700 ADSs of the Company, respectively, representing 9,165,000 and 3,335,000 Shares, respectively. The average purchase price per ADS paid was $3.7 (excluding commission). Yiheng is the general partner of Yiheng II.

On July 24, 2013, Yiheng I and Yiheng II purchased from the open market 131,976 and 48,024 ADSs of the Company, respectively, representing 6,598,800 and 2,401,200 Shares, respectively. The average purchase price per ADS paid was $3.75 (excluding commission).

On July 30, 2013, Yiheng I and Yiheng II purchased from the open market 23,575 and 8,578 ADSs of the Company, respectively, representing 1,178,750 and 428,900 Shares, respectively. The average purchase price per ADS paid was $3.7498 (excluding commission).

On June 24, 2014, an aggregate of 137,394,000 Shares (representing 2,747,880 ADSs) were transferred to YH Greenhouse by Yiheng I and Yiheng II.

Other than the Yiheng-related transactions on June 11, 2013 through to June 24, 2014 mentioned above, none of the Yiheng Parties purchased any Shares or ADSs at any time within the past two years.

Neither SIG Asia nor SIG China purchased any Shares or ADSs at any time within the past two years.

Neither Mr. Wang nor Win Seasons purchased any Shares or ADSs at any time within the past two years.

Neither Mr. Fu nor Honeycomb purchased any Shares or ADSs at any time within the past two years.

Neither Mr. Xia nor Limewater purchased any Shares or ADSs at any time within the past two years.

Neither Mr. Law nor Natural Eternity purchased any Shares or ADSs at any time within the past two years.

Mr. Lui did not purchase any Shares or ADSs at any time within the past two years.

None of Holdco, Parent or Merger Sub purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

The Company completed its initial public offering of ADSs on November 3, 2010. The Company did not make any underwritten public offering of its securities during the past three years.

Transactions in Prior 60 Days

Except as described in the foregoing, there have been no transactions in the Shares during the past 60 days by the Company, any of the Company’s officers or directors, Parent, Merger Sub, any of Merger Sub’s officers or directors, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of the Company’s Shares, as of the date of this proxy statement, by:

•	each of the Company’s directors and executive officers;

•	all of the Company’s directors and executive officers as a group; and

•	each person known to the Company to own beneficially more than 5.0% of the Company’s outstanding Shares.

As of the date of this proxy statement, the Company have 2,198,845,700 Shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, the Company has included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned	%
Directors and Executive Officers:
Shing Yung Ma(1)	729,488,001	32.55
Na Lai Chiu(2)	131,805,000	5.87
Jin Li(3)	*	*
Neil Nanpeng Shen(4)	353,365,000	16.02
Gordon Xiaogang Wang(5)	56,000,000	2.54
Chung Bong Pang	*	*
Li-Lan Cheng	*	*
Yaping Si	—	—
Auke Cnossen	*	*
Hang Chen	*	*
Dan Ma	*	*
All directors and executive officers as a group	1,320,058,001	56.15

Principal Shareholders:
Grow Grand Limited(6)	667,318,001	30.35
Sequoia Capital China Funds(7)	346,465,000	15.76
Yiheng Capital, LLC(8)	137,394,400	6.25
SIG China Investments One, Ltd.(9)	136,425,000	6.20

*	Less than 1% of the Company’s Shares
(1)	Consists of (i) 667,318,001 Shares held by Grow Grand, (ii) 20,000,000 Shares held by Mr. Ma, and (iii) 42,170,000 Shares issuable upon exercise of options exercisable within 60 days from the date of this proxy statement.
(2)	Consists of (i) 80,638,000 Shares held by Valuetrue, (ii) 3,500,000 Shares held by Ms. Chiu, and (iii) 47,667,000 Shares issuable upon exercise of options exercisable within 60 days from the date of this proxy statement.
(3)	Consists of certain Shares issuable upon exercise of options exercisable within 60 days from the date of this proxy statement.
(4)	Consists of (i) 346,465,000 Shares held by the Sequoia Capital China Funds, and (ii) 6,900,000 Shares issuable upon exercise of options exercisable within 60 days from the date of this proxy statement.

(5)	Consists of (i) 50,000,000 Shares held by Win Seasons, and (ii) 6,000,000 Shares issuable upon exercise of options exercisable within 60 days from the date of this proxy statement.
(6)	Grow Grand is wholly owned by Mr. Ma.
(7)	Consists of (i) 201,164,000 Shares held by Sequoia Capital China I, L.P., (ii) 23,112,000 Shares held by Sequoia Capital China Partners Fund I, L.P., (iii) 31,139,000 Shares held by Sequoia Capital China Principals Fund I, L.P. (together with Sequoia Capital China I, L.P. and Sequoia Capital China Partners Fund I, L.P., the “SCCI Funds”), (iv) 79,429,000 Shares held by Sequoia Capital China Growth Fund I, L.P., (v) 1,879,000 Shares held by Sequoia Capital China Growth Partners Fund I, L.P. and (vi) 9,742,000 Shares held by Sequoia Capital China GF Principals Fund I, L.P., (together with Sequoia Capital China Growth Fund I, L.P. and Sequoia Capital China Growth Partners Fund I, L.P., the “SCGF Funds”). The Sequoia Capital China Funds are managed by Sequoia Capital China Advisors Limited, a company incorporated in the Cayman Islands. The general partner of SCCI Funds is Sequoia Capital China Management I, L.P. (“SCCI Mgt”). The general partner of SCGF Funds is Sequoia Capital China Growth Fund Management I, L.P. (“SCCG Mgt”). The general partner of SCCI Mgt and SCCG Mgt is SC China. SC China is wholly owned by SNP China Enterprises Limited, a company wholly owned by Mr. Shen. Mr. Shen disclaims beneficial ownership in all securities shown except to the extent of his pecuniary interests therein.
(8)	According to the Statement on Schedule 13D filed with the SEC on July 31, 2014 by YH Greenhouse, Yiheng and Mr. Guo, consists of 2,747,888 ADSs, representing 137,394,400 Shares.
(9)	Consists of 136,425,000 Shares held by SIG China. SIG Asia, the investment manager of SIG China, has discretionary authority to vote and dispose of the shares held by SIG China. Arthur Dantchik, in his capacity as president of SIG Asia may also be deemed to have investment discretion over the shares held by SIG China. Mr. Dantchik disclaims any such investment discretion or beneficial ownership with respect to the shares held by SIG China.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders meeting. However, if the merger is not completed, we plan to hold an annual general meeting later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including the presence of competing offers;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the market prices of our ADSs on NASDAQ;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2013. Please see “Where You Can Find More Information” beginning on page [—] for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and special reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files or furnishes with the SEC by going to the “Investor Relations” section of our website at www.legaga.com.hk. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a “going private” transaction, the Company, Parent and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on October 24, 2013 is incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC since October 24, 2013 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company at +852 3162 8585 or emailing to ir@legaga.com.hk or mailing at Le Gaga Holdings Limited, Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED [—], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

HARVEST PARENT LIMITED,

HARVEST MERGER LIMITED

and

LE GAGA HOLDINGS LIMITED

Dated as of July 30, 2014

TABLE OF CONTENTS

(continued)

AGREEMENT AND PLAN OF MERGER, dated as of July 30, 2014 (this “Agreement”), among Harvest Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Harvest Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), and Le Gaga Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the Parent Board and the board of directors of Merger Sub have each (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and the Plan of Merger;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that it is in the best interests of the Company and its shareholders (other than holders of Rollover Shares) to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Rollover Shareholders have executed and delivered to Parent and Harvest Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and the sole shareholder of Parent (“Holdco”), a rollover and support agreement, dated as of the date hereof (together with the schedules and exhibits attached thereto, the “Rollover Agreement”), pursuant to which the Rollover Shareholders will, subject to the terms and conditions thereof, (a) contribute the Rollover Shares to Parent immediately prior to the Effective Time, and (b) vote their Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, each of Valuetrue Investments Limited, Grow Grand Limited, certain funds affiliated with SC China Holdings Limited and Yiheng Capital, LLC (each, a “Guarantor”) have executed and delivered to the Company, dated as of the date hereof, a limited guarantee (a “Limited Guarantee”) in favour of the Company pursuant to which each such Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01. Certain Defined Terms. For purposes of this Agreement:

“2013 Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2013, including the notes thereto.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c), which contains terms no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” means, in relation to any party, any entity controlling, controlled by or under common control with, that party, whether directly or indirectly through one or more third parties, including any fund or other similar investment vehicle of which the investment manager is an entity controlling, controlled by or under common control with that party or the investment manager of that party where the party is a fund or other similar investment vehicle.

“AML Filing” means the filing on concentration of undertakings resulting from the Transactions submitted to MOFCOM in accordance with Sections 25 and 26 of the Anti-Monopoly Law of the PRC.

“beneficially owned”, with respect to any Shares, means having “beneficial ownership” of such Shares as determined pursuant to Rule 13d-3 of the Exchange Act.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, Hong Kong or the PRC.

“Buyer Group Contracts” means the Rollover Agreement, the Limited Guarantees, the Equity Commitment Letter, the Interim Investors Agreement and any other Contracts relating to the Transactions between or among any Buyer Group Parties, including all amendments thereto or modifications thereof.

“Buyer Group Parties” means Parent, Merger Sub, the Rollover Shareholders and their respective Affiliates (excluding the Company and its Subsidiaries).

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Material Adverse Effect” means any fact, event, circumstance, development, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes, conditions, occurrence and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes affecting the economy or financial markets generally in the PRC; (ii) changes in IFRS or any interpretation thereof after the date hereof; (iii) changes that are the result of factors generally affecting the principal industries in which the Company and its Subsidiaries operate; (iv) force majeure events or acts of God; (v) any shareholder litigation relating to this Agreement; (vi) any decline in the market price, or change in trading volume, of the Shares or ADSs (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (vii) the failure by the Company to meet any projections, forecasts or budgets (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (viii) any event disclosed to Parent or its Affiliates in the Company Disclosure Schedule; (ix) compliance by the Company and its Subsidiaries with the terms of this Agreement; (x) any change resulting or arising from any actions taken by, or at the request of, Parent or its Affiliates after the date hereof and on or before the Closing Date that relate to, or affect, the business of the Company or its Subsidiaries; or (xi) the execution of this Agreement or the public announcement of this Agreement (including the identity of Parent, Merger Sub or any of their respective Affiliates) or the consummation of the Transactions, including any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the public announcement of any of the foregoing; provided, that facts, events, circumstances, developments, changes, conditions, occurrences or effects set forth in clauses (i), (iii) and (iv) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur if and to the extent such facts, events, circumstances, developments, changes, conditions, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries or geographic markets in which the Company and its Subsidiaries conduct their businesses.

“Company Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority.

“Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Company Shareholder Approval” means the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, at the Company Shareholders’ Meeting by the Required Company Vote.

“Company Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Competing Transaction” means any transaction or series of related transactions (other than the Merger or an offer or proposal by an Affiliate of Parent) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the Company’s consolidated assets, or to which more than 15% of the revenue or earnings of the Company on a consolidated basis are attributable; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; or (e) any combination of the foregoing.

“Consortium Members” shall mean the Founder Parties, the Sponsor and Sequoia.

“Contract” shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Encumbrances” means mortgages, pledges, liens, security interests, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any options, rights of first refusal or rights of first offer.

“End Date” means the January 30, 2015.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates, including the Special Committee) actually incurred or accrued by a party hereto or its Affiliates, including the Special Committee, or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under anti-trust, anti-monopoly law or other similar regulations and all other matters related to the closing of the Merger and the other Transactions. For the avoidance of doubt, the Expenses of Parent or Merger Sub shall include all fees and expenses actually incurred or accrued by Parent or Merger Sub in connection with the Financing and the Alternative Financing.

“Founder Parties” means Ms. Chiu, Mr. Ma, Valuetrue Investments and Grow Grand.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Grow Grand” means Grow Grand Limited, a British Virgin Islands company wholly-owned by Mr. Ma.

“Hazardous Substances” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“IFRS” means International Financial Reporting Standards in effect from time to time applied consistently throughout the periods involved.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with IFRS, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e); and (g) any and all other proprietary rights.

“Interim Investors Agreement” means the interim investors agreement dated as of the date hereof and entered into by and among the Consortium Members.

“Intervening Event” means a material fact, event, condition, occurrence or development relating to the Company or its Subsidiaries’ business, assets and operations that was not known by the Company Board on the date of this Agreement (or if known, the materiality of which was not known by the Company Board on the date of this Agreement), which fact, event, condition, occurrence or development becomes known to or by the Company Board prior to the receipt of the Company Shareholder Approval; provided, that in no event shall the receipt, announcement, existence or terms of any Competing Transaction or Superior Proposal constitute an Intervening Event.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Auke Cnossen, Hang Chen and Wen Li Ma.

“Knowledge of Parent” or “Parent’s Knowledge” or “Known to Parent” means the actual knowledge, after reasonable inquiry, of any director, employee or officer of Parent, Merger Sub, any Consortium Member or their respective Affiliates or any Rollover Shareholder who is an employee or director of the Company.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Merger Consideration” means the aggregate amount of the Per Share Merger Consideration and the Per ADS Merger Consideration payable in connection with the Merger pursuant to this Agreement.

“MOFCOM” means the Ministry of Commerce of the PRC.

“Mr. Ma” means Mr. Shing Yung Ma.

“Ms. Chiu” means Ms. Na Lai Chiu.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Real Property” means all real property and interests in real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of Parent.

“Parent Termination Fee” means an amount in cash equal to US$3,500,000.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Encumbrances imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations;

(vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Encumbrances securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date hereof; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of the real properties in the business of the Company and its Subsidiaries, taken as a whole; and (x) any other Encumbrances that have been incurred or suffered in the ordinary course of business and that would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Rollover Shares” means the Shares set forth in the Rollover Agreement.

“Rollover Shareholders” means each Person who is a party to the Rollover Agreement (other than Parent and Holdco) and each Person who enters into an Additional Rollover Agreement with Parent and Holdco pursuant to Section 3.01(f).

“RMB” means renmenbi, the lawful currency of the PRC.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005 and any implementation, successor rule or regulation related thereto under PRC Law.

“SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007 and which became effective as of March 28, 2007.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sequoia” means SC China Holdings Limited, a Cayman Islands company, on behalf of funds managed and/or advised by it and its and their Affiliates.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all Indebtedness of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the Indebtedness of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim”, and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of Indebtedness at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured Indebtedness.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction that the Company Board reasonably determines, in its good faith judgment and in consultation with its financial advisor of internationally recognized reputation and outside legal counsel, and taking into account all legal, financial and regulatory aspects of such offer or proposal (including the likelihood and timing of the consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals and consents) and any changes to the terms of this Agreement committed by Parent in writing in response to such offer or proposal or otherwise, (a) is on terms and conditions that are more favorable, including from a financial point of view, to the shareholders of the Company (other than holders of Rollover Shares) than the Merger, (b) that the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (c) for which financing, to the extent required, is then committed or, in the judgment of the Company Board, is reasonably likely to be available. For purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing Transaction” shall be replaced with “50%”.

“Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; and (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means an amount in cash equal to US$1,500,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Valuetrue Investments” means Valuetrue Investments Limited, a British Virgin Islands company wholly-owned by Ms. Chiu.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of the Company Incentive Plans.

Section 1.02. Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
7.03 Notice	Section 7.03(a)
Additional Rollover Agreements	Section 3.01(f)
Additional Rollover Shares	Section 3.01(f)
ADS	Section 3.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.03(a)
Alternative Facility Agreement	Section 7.15(a)
Alternative Financing	Section 7.15(a)
Articles of Association	Section 2.05
Bankruptcy and Equity Exception	Section 4.04(a)
Cayman Companies Law	Section 2.01
Change in the Company Recommendation	Section 7.03(a)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Affiliate	Section 4.06(a)
Company Incentive Plans	Section 3.03(a)
Company Intellectual Property	Section 4.14(a)
Company Options	Section 3.03(a)
Company Real Property	Section 4.13(c)
Company SEC Reports	Section 4.07(a)
Damages	Section 7.05(b)
Debt Financing	Section 5.08
Deposit Agreement	Section 3.02(i)
Depositary	Section 3.02(i)
Dispute	Section 10.07(b)
Dissenting Shares	Section 3.01(b)
Dissenting Shareholders	Section 3.01(b)
Effective Time	Section 2.03
Environmental Law	Section 4.16
Environmental Permits	Section 4.16
Equity Commitment Letter	Section 5.08
Equity Financing	Section 5.08
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Facility Agreement	Section 5.08
Financing	Section 5.08
Financing Commitments	Section 5.08
Government Official	Section 4.06(a)
Guarantor	Recitals
Holdco	Recitals
Improvements	Section 4.13(c)
Indemnified Parties	Section 7.05(a)
Leased Real Property	Section 4.13(b)
Lender	Section 5.08
Limited Guarantee	Recitals
Material Contracts	Section 4.17(a)
Merger	Recitals

Defined Term	Location of Definition
Merger Sub	Preamble
Notice Period	Section 7.03(a)
Off-the-Shelf Agreements	Section 4.14(a)
Offshore Bank Designated Account	Section 7.15(d)
Onshore Bank Designated Account	Section 7.15(d)
Owned Real Property	Section 4.13(a)
Onshore Required Balance	Section 7.15(d)
Parent	Preamble
Paying Agent	Section 3.02(a)
Per ADS Merger Consideration	Section 3.01(b)
Per Share Merger Consideration	Section 3.01(b)
Plan of Merger	Section 2.03
Plans	Section 4.11(a)
PRC Subsidiaries	Section 7.15(d)
Proxy Statement	Section 4.05(b)
Real Property Leases	Section 4.13(b)
Record ADS Holders	Section 7.02(b)
Record Date	Section 7.02(b)
Required Company Vote	Section 4.04(c)
Restraint	Section 8.01(b)
Rollover Agreement	Preamble
SAFE	Section 4.06(a)
SAFE Rules and Regulations	Section 4.06(c)
Schedule 13E-3	Section 7.01(a)
Shares	Section 3.01(b)
Share Certificates	Section 3.02(c)
Sponsor	Section 5.08
Surviving Corporation	Section 2.01
Takeover Statute	Section 4.22
Uncertificated Shares	Section 3.02(c)

Section 1.03. Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Exhibit, Appendix or Schedule, such reference is to an Article or Section of, or Exhibit, Appendix or Schedule to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be disjunctive but not exclusive. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. If the last day for giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns. References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, re-enacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Companies Law”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law. The Merger shall have the effects specified in the Cayman Companies Law.

Section 2.02. Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 29/F, Alexandra House, 18 Chater Road, Central, Hong Kong, at 10:00 a.m. (Hong Kong time), on the second Business Day immediately following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company (such date being the “Closing Date”).

Section 2.03. Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) in substantially the form contained in Appendix 1 hereto and the Company shall file the Plan of Merger and such other documents as required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time as may be specified in the Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

Section 2.04. Effect of the Merger. At the Effective Time, the Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the Cayman Companies Law.

Section 2.05. Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association (the “Articles of Association”) of the Surviving Corporation (except that, at the Effective Time, wherever the name of Merger Sub is stated in the Articles of Association it shall be replaced by the name “Le Gaga Holdings Limited”).

Section 2.06. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

Section 2.07. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01. Conversion of Securities. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a) Securities of Merger Sub. Each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(b) Merger Consideration. Each ordinary share, par value US$0.01 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing fifty (50) Shares (the “ADSs”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below) shall be cancelled in exchange for the right to receive US$0.0812 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents fifty (50) Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$4.06 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided, that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. At the Effective Time, all of the Shares, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.02(e). For the purposes of this Agreement, “Excluded Shares” means, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by each of Parent, its direct and indirect shareholders and their respective Affiliates (including Merger Sub) immediately prior to the Effective Time including, for the avoidance of doubt, each Rollover Share contributed to Parent by the Rollover Shareholders in accordance with the Rollover Agreement and each Additional Rollover Share (if any) contributed to Parent by any Rollover Shareholders in accordance with the Additional Rollover Agreements (if any), and (ii) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their dissenter’s rights pursuant to Section 238 of the Cayman Companies Law (“Dissenting Shareholders”).

(c) Certain Adjustments. Notwithstanding any provision of this ARTICLE III, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Shares (including Shares represented by ADSs) and Company Options the same economic effect as contemplated by this Agreement prior to such action.

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if such holder (i) has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable; or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such holder either (a) has been sent to such holder and has been returned undelivered or has not been cashed; or (b) has not been sent to such holder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company or the Depositary; or (iii) notice of the Company Shareholders’ Meeting convened to vote on the Merger has been sent to such holder and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares and ADSs who are untraceable shall be returned to the Surviving Corporation on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Shares and ADSs who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Company Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(e) Cancellation of Rollover Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Rollover Share and each Additional Rollover Share (if any) shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto and the register of members of the Company will be amended accordingly.

(f) Additional Rollover Shares. Prior to the Closing Date and subject to prior notification of the Special Committee, Parent may, from time to time, enter into one or more rollover and support agreements, on substantially the same terms as the Rollover Agreement (the “Additional Rollover Agreements”), pursuant to which the Rollover Shareholders party thereto agree to contribute the number of Shares (the “Additional Rollover Shares”) set forth in such agreements to Parent immediately prior to the Effective Time, subject to the terms and conditions therein.

Section 3.02. Exchange of Share Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(b), Section 3.02(e) and Section 3.03(a) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in case of payments under Section 3.02(e), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). If a Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissenter’s rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Shareholder has withdrawn its demand for, or lost its rights to, dissenter’s rights pursuant to Section 238 of the Cayman Companies Law and (y) the Per Share Merger Consideration.

(b) Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that (i) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (ii) no such investment or loss thereon shall affect the amounts payable to the former holders of Shares or ADSs pursuant to this Article III. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 3.01(b), Section 3.02(e) and Section 3.03(a) shall be returned to the Surviving Corporation or Parent (as directed by Parent) in accordance with Section 3.02(f). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 3.01(b), Section 3.02(e) and Section 3.03(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 3.01(b), Section 3.02(e) and Section 3.03(a).

(c) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five Business Days in the case of record holders and (y) three Business Days in the case of the Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver), to each Person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.01(b): (i) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(g)), or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(d) Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration paid in respect of the Shares (including Shares represented by ADSs) upon the surrender for exchange of Share Certificates or for Uncertificated Shares in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Uncertificated Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Rollover Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this ARTICLE III.

(e) Dissenter’s Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Law, Dissenting Shares shall be cancelled at the Effective Time and Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration with respect to their Shares and shall instead be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to their Shares; provided, however, that all Shares held by Dissenting Shareholders who shall have failed to exercise or have effectively withdrawn or lost their dissenter’s rights under the Cayman Companies Law shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, in the manner provided in Section 3.02(c). The Company shall give Parent (i) prompt notice of any notice of objection, notice of dissent or demands for appraisal, attempted withdrawals of such notices or demands and any other instruments served pursuant to applicable Law that are received by the Company relating to its Dissenting Shareholders’ rights and (ii) the opportunity to direct and/or approve all negotiations and proceedings with respect to any such notice or demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within two (2) days of obtaining the Company Shareholder Approval at the Company Shareholders’ Meeting.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holders of Shares and ADSs (other than Rollover Shares or ADSs representing Rollover Shares) who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration and the Per ADS Merger Consideration to which such holder is entitled pursuant to this ARTICLE III.

(g) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a check to such Person in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(h) Withholding Rights. Each of the Surviving Corporation, Parent, the Paying Agent and the Depositary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Surviving Corporation, Parent, the Paying Agent or the Depositary,

as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, ADSs or Company Options in respect to which such deduction and withholding was made by the Surviving Corporation. Parent, the Paying Agent or the Depositary, as the case may be.

(i) Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement, dated November 3, 2010, by and among the Company, the Depositary and all holders and beneficial owners of the ADSs issued thereunder (as may be amended or restated from time to time, the “Deposit Agreement”) in accordance with its terms.

(j) No Liability. None of the Surviving Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares (including Shares represented by ADSs) for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(k) Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares and the ADSs for the purposes of Section 238(8) of the Cayman Companies Law.

(l) No Further Dividends. No dividends or other distributions with respect to the share capital of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Share Certificates.

Section 3.03. Company Options.

(a) Treatment of Company Options. As of the Effective Time, the Company shall (i) terminate the Company’s 2009 Share Incentive Plan and the Company’s 2010 Share Incentive Plan (together, the “Company Incentive Plans”) and any relevant award agreements entered into under the Company Incentive Plans, and (ii) cancel each option to purchase Shares (a “Company Option”) pursuant to the Company Incentive Plans that is then outstanding and unexercised, whether or not vested. Each former holder of Vested Company Options shall, in exchange thereof, be paid by the Surviving Corporation as promptly as practicable after the Effective Time, a cash amount equal to (i) the total number of Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price payable per Share previously issuable under such Vested Company Option, without interest; provided, for the avoidance of doubt, that if the exercise price payable per Share issuable under such Vested Company Option is equal to or greater than the Per Share Merger Consideration, the former holder of such Vested Company Option shall not be entitled to any payment with respect thereto. For the avoidance of doubt, Section 3.02(h) shall apply to the foregoing right to receive any cash amount under this Section 3.03(a). No former holder of any Unvested Company Options shall be entitled to any payment with respect thereto.

(b) Corporate Action. At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall use commercially reasonable efforts to pass any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.03(a). The Company shall (i) terminate any relevant award agreements applicable to the Company Incentive Plans as of the Effective Time, and (ii) take all commercially reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Shares or other share capital of the Company or the Surviving Corporation to any Person pursuant to the Company Incentive Plans or in settlement of Company Options.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, (a) except as set forth in the corresponding sections of the Company Disclosure Schedule, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, (b) except as disclosed in the Company SEC Reports filed prior to the date of this Agreement (and then (i) only to the extent reasonably apparent in the Company SEC Reports that such disclosed item is an event, item or occurrence that would otherwise constitute a breach of a representation or warranty set forth in this Article IV and (ii) excluding any “risk factor” disclosure or any other disclosure that is cautionary, predictive or forward-looking) and (c) except any information that would cause one or more of the representations and warranties contained in this Article IV to be untrue or incorrect which information is Known to Parent prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01. Organization and Qualification; Subsidiaries.

(a) Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business and is in good standing in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the outstanding share capital or other equity interests of, or other interest in, each such Subsidiary owned or held by the Company and each of its other Subsidiaries is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, or otherwise control any corporation, partnership, joint venture or other business association or entity.

Section 4.02. Memorandum and Articles of Association. The Company has furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. All such memorandum and articles of association or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, as applicable.

Section 4.03. Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 5,000,000,000 Shares of a par value of US$0.01 each. As of the date of this Agreement, (i) 2,198,845,700 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 223,721,201 Shares are reserved for future issuance pursuant to outstanding Company Options, and (iii) no Shares are held in the treasury of the Company.

(b) Section 4.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the recipient; (ii) the number of Shares subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule; (vi) the date on which such Company Option expires; and (vii) whether the exercisability of or right to repurchase such Company Option will be accelerated in any way by the Merger and the extent of such acceleration. Each grant of Company Options was properly approved by the Company Board (or a duly authorized committee thereof) in compliance in all material respects with all applicable Laws, all of the terms and conditions of the Company Incentive Plans and the rules and regulations of NASDAQ.

(c) Other than the Company Options set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, convertible debt, other convertible instruments or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares or other securities of, or other equity interests in, the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of or equity interests in the Company or any of its Subsidiaries and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of or other equity interests in the Company or any of its Subsidiaries. No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

(d) The outstanding share capital or registered capital, as the case may be, of each Subsidiary is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share capital or registered capital.

Section 4.04. Authority Relative to This Agreement; Fairness.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, obtaining the Company Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified, has: (i) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger; (ii) determined that this Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders (other than holders of Rollover Shares); (iii) subject to the terms and conditions of this Agreement, resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and Transactions, including the Merger, and directed that this Agreement, the Plan of Merger and Transactions, including the Merger, be submitted for authorization and approval, by the shareholders of the Company at the Company Shareholders’ Meeting; and (iv) taken all such actions as may be required to effect the Transactions, including obtaining any necessary consents in respect of the Company Incentive Plans.

(c) The only vote of the holders of any class or series of share capital of the Company necessary to authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, is the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting (the “Required Company Vote”).

Section 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other Transactions will not (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries; (ii) assuming receipt of the Company Shareholder Approval and all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Company Permit or other instrument or obligation to which the Company of any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) Other than (i) filings and/or notices required for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) compliance with the applicable requirements of the Securities Act, (iii) compliance with the rules and regulations of NASDAQ, (iv) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, (v) as required in connection with the Financing or as a result of the identity of, or facts or circumstances related to, the Parent or any of its Affiliates (other than the Company and its Subsidiaries) and (vi) the AML Filing, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, except for those that the failure to make or obtain would not have a Company Material Adverse Effect.

Section 4.06. Permits; Compliance.

(a) (i) The business of each of the Company and its Subsidiaries is, and since April 1, 2010, has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound and no notice or communication has been received by the Company or any of its Subsidiaries with respect to any non-compliance with applicable Laws, (ii) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) each of the Company and its Subsidiaries is in possession of all material Company Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of such Company Permits, (v) no such Company Permit shall cease to be effective as a result of the Transactions, (vi) no suspension or cancellations of any such Company Permit is pending or, to the Company’s Knowledge, threatened and (vii) each such Company Permit is valid and in full force and effect, except, in case of each of the clauses (i) to (vii) above, as would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing, all material permits, licenses, approvals, filings and registrations and other requisite formalities with Governmental Authorities in the PRC that are required to be obtained or made in respect of any Subsidiary of the Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including but not limited to registrations with the Ministry of Commerce, State Administration for Industry and Commerce, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable Laws of the PRC, other than as would not have a Company Material Adverse Effect. Each Subsidiary of the Company that is organized in the PRC has complied, in all material respects, with all applicable Laws of the PRC regarding the contribution and payment of its registered capital, other than as would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent, or any other person acting for or on behalf of the Company or any Subsidiary (each, a “Company Affiliate”) has (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law, (ii) offered, paid, promised to pay, or authorized any unlawful payment or transfer of money or anything else of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office (each, a “Government Official”) for the purpose of (1) unlawfully influencing any act or decision of such Government Official in his official capacity, (2) unlawfully inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) unlawfully securing any improper advantage, or (4) unlawfully inducing such Government Official to improperly influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any of its Subsidiaries or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person, (iii) taken any action or failed to take any action that, directly or indirectly, would otherwise constitute a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, or any other applicable anti-bribery or anti-corruption law, or (iv) taking any action or failed to take any action that, directly or indirectly, would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of its Subsidiaries, in order to unlawfully induce such person to act against the interest of his or her employer or principal.

(c) Except as would not have a Company Material Adverse Effect, to the Company’s Knowledge, each holder or beneficial owner of Shares and/or Company Options who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Except as would not have a Company Material Adverse Effect, neither the Company nor, to the Company’s Knowledge, any such holder or beneficial owner has received any inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 4.07. SEC Filings; Financial Statements.

(a) The Company has filed or furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed or furnished by it with the SEC since October 8, 2010 (together with any documents so filed or furnished during such period, in each case as may have been amended, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed or furnished and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, and (ii) did not, at the time they were filed, or furnished and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.

(c) Each of the consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) complies as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly presents, or, in the case of Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, none of which has had or will have a Company Material Adverse Effect), in each case in accordance with IFRS (except, in the case of unaudited financial statements, as permitted by the SEC).

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that all information relating to the Company and its Subsidiaries required to be included in reports filed or submitted under the Exchange Act is made known on a timely basis to its chief executive officer and chief financial officer or other persons performing similar functions. Neither the Company, nor, to the Company’s Knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

(e) The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of NASDAQ, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of NASDAQ).

Section 4.08. No Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for Indebtedness, liabilities or obligations that would be required by IFRS to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than (i) which have not and would not have a Company Material Adverse Effect, (ii) set forth, disclosed, reflected or reserved in the 2013 Balance Sheet (or the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (iii) incurred after June 30, 2013, in the ordinary course of business consistent with past practice, or (iv) incurred pursuant to this Agreement or in connection with the Transactions.

Section 4.09. Absence of Certain Changes or Events. Since June 30, 2013, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, except in connection with this Agreement and the Transactions, (b) there has not been (A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has Knowledge which has had or is reasonably likely to have a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company); (C) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (D) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) to any material aspect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes; (E)(1) any material increase in the compensation or benefits payable or to become payable to the officers or employees of the Company or any of its Subsidiaries or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company or any of its Subsidiaries, except to the extent required by applicable Law; (F) any amendment to the memorandum and articles of association (or equivalent organizational documents) of the Company or any of its Subsidiaries; (G) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; (H) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or any of its Subsidiaries or any of their property or any part thereof; (I) any redemption, repurchase or other acquisition of Shares or ADSs or any other securities of or equity interests in the Company or any of its Subsidiaries; or (J) any agreement to do any of the foregoing.

Section 4.10. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries before any Governmental Authority that (i) would, individually or in the aggregate, constitute a Company Material Adverse Effect, (ii) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (iii) prevents, materially delays or materially impedes or, if decided adversely against the Company, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions. Except as would not, individually or in the aggregate, constitute a Company Adverse Effect, none of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Company’s Knowledge, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority.

Section 4.11. Employee Benefit Plans.

(a) All material benefit and compensation plans, agreements, or arrangements, whether written or oral, including, without limitation, plans and agreements to provide severance or fringe benefits, (the “Plans”)

covering current or former Service Providers are listed in Section 4.11(a) of the Company Disclosure Schedule. True and complete copies of each Plan (or a summary thereof, if the Plan is not in writing), including all amendments thereto, have been provided or made available to Parent and Merger Sub. Except as disclosed in Section 4.11(a) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan; and (ii) since April 1, 2010, there has been no material change, amendment, modification to, or adoption of, any Plan.

(b) Except as otherwise specifically provided in this Agreement regarding the Company Options, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c) There is no material Order outstanding or, to the Company’s Knowledge, threatened against the Plans. Each document prepared in connection with a Plan complies with applicable Law in all material respects. Each Plan has been operated in accordance with its terms, applicable Law in all material respects, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, in all materials respects. To the Company’s Knowledge, no circumstance, fact or event exists that could result in any material default under or violation of any Plan, and no Action is pending or threatened with respect to any Plan.

(d) The Company is not obligated, pursuant to any of the Plans or otherwise, to grant any options to purchase Shares to any Service Provider after the date hereof.

(e) To the Company’s Knowledge, the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, and, to the Company’s Knowledge, no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations.

Section 4.12. Labor and Employment Matters.

(a) Except as would not have a Company Material Adverse Effect, there is no material controversy pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any of their respective employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no organized strike, slowdown, work stoppage or lockout, or similar activity or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any

Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

Section 4.13. Real Property; Title to Assets.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth the address and description of all Owned Real Property, including, without limitation, the particulars and the issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or its applicable Subsidiary has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, (ii) the Company or its applicable Subsidiary is the only party in possession of such Owned Real Property, (iii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any Contract, agreement or option to purchase any material real property or interest therein.

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property. The Company has made available to Parent true, correct and complete copies of all leases, subleases and other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Real Property Lease (i) such Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, (ii) the Company or its applicable Subsidiary has a good and valid leasehold interest in the Leased Real Property under such Real Property Lease, free and clear of all Encumbrances, except Permitted Encumbrances, (iii) possession and quiet enjoyment of the Leased Real Property under such Real Property Lease by the Company or its applicable Subsidiary has not been disturbed and, to the Company’s Knowledge, there are no disputes with respect to such Real Property Lease, and (iv) the Company or its applicable Subsidiary is not and, to the Company’s Knowledge, no other party to such Real Property Lease is, in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.

(c) The Owned Real Property identified in Section 4.13(a) of the Company Disclosure Schedule and the Leased Real Property identified in Section 4.13(b) of the Company Disclosure Schedule (collectively, the “Company Real Property”) comprise all of the material real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the Knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Company Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Action and, to the Knowledge of the Company, there is no such Order or Action, relating to the ownership, lease, use, occupancy or operation by any person of the Company Real Property.

(d) To the knowledge of the Company and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company and its Subsidiaries, (ii) there are no structural deficiencies or latent defects affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would materially interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets necessary to conduct their respective businesses as currently conducted (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the material machinery, equipment and other tangible personal property and assets owned or used by the Company and its Subsidiaries are (i) usable in the ordinary course of business and are adequate and suitable for the uses to which they are being put, and (ii) are in good and working order, reasonable wear and tear and immaterial defects excepted.

Section 4.14. Intellectual Property.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Subsidiary thereof exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (except for Permitted Encumbrances), and is entitled to use such Owned Intellectual Property to conduct the business of the Company or its Subsidiaries as it is currently conducted. The Company and each Subsidiary of the Company has valid and enforceable rights to use all other Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted, free and clear of all Encumbrances (except for Permitted Encumbrances) (together with the Owned Intellectual Property, the “Company Intellectual Property”).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business conducted by it, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any Person; provided, that, this representation shall be subject to the Knowledge of the Company with respect to patent rights of any Person. To the Knowledge of the Company, no third party is currently infringing, diluting or misappropriating the Owned Intellectual Property in any material respect.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all of the Company Intellectual Property is valid and enforceable. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened, Actions by any Person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property. To the Knowledge of the Company, no loss or expiration of any of the Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms.

(d) To the Knowledge of the Company, the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each material item of Owned Intellectual Property.

Section 4.15. Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of June 30, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2013 Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since June 30, 2013 other than in the ordinary course of business consistent with past practice. There are no Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(c) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any Tax, except for the failure to so provide or execute would not have a Company Material Adverse Effect, and to the Knowledge of the Company, there has been no written request by a Governmental Authority to execute such a waiver or extension. To the Knowledge of the Company, no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been notified in writing of any request for, or threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(e) Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authority, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No written submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. To the Knowledge of the Company, no suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or threatened. The Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments and will not result in the claw-back or recapture of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments, except for any preferential Tax treatment as to which the Transactions have any adverse effect or will result in claw-back would not have a Company Material Adverse Effect.

Section 4.16. Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are now and have been in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and each of its Subsidiaries have obtained and possess and are now and have been in compliance in all material respects with all permits, licenses and other authorizations necessary to operate the business as currently operated under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect; and (iii) no property currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law, which remains unresolved. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Order by any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law” means any applicable foreign, federal, state, local, provincial or national Law relating to: (A) the protection of health, safety or the environment or (B) the manufacture, handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

Section 4.17. Material Contracts.

(a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports filed prior to the date of this Agreement, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to material Indebtedness (other than any Indebtedness solely between the Company and any of its Subsidiaries);

(iii) any material joint venture contracts, strategic cooperation, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

(iv) any Contract that limits in any material respect the ability of the Company or any of its Subsidiaries or any of their respective employees to compete in any material line of business or with any Person or entity or in any geographic area or during any period of time in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(v) any material Contract entered into after June 30, 2011 or not yet consummated, for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation) of assets (other than assets purchased pursuant to capital expenditures) or share capital or other equity interests of another Person;

(vi) any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments, taken as whole, that is material to the Company and its Subsidiaries;

(vii) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

(viii) any Contract (other than Contracts granting Company Options) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger where (A) such Contract requires any payment, taken as whole, that is material to the Company and its Subsidiaries or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract, taken as whole, that is material to the Company and its Subsidiaries; and

(ix) any other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

Each such Contract described in clauses (i) through (ix) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contract”.

(b) As of the date of this Agreement, except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) to the Company’s Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.18. Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, all such policies, programs and arrangements are in full force and effect and are of the type and in amounts customarily carried by Persons conducting businesses similar to the Company in the PRC. Except as would not have a Company Material Adverse Effect, the Company has no reason to believe that it or any of its Subsidiaries will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) knows of any written threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies or (b) has been denied any insurance coverage which it has sought or for which it has applied.

Section 4.19. Interested Party Transactions. None of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, or immediate family members of any of the foregoing Persons (i) has, directly or indirectly, a material economic interest in any Person that (A) furnishes or sells material value of services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (B) is otherwise engaged in business that directly competes with that of the Company or any of its Subsidiaries, (ii) has, directly or indirectly, a material economic interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries any material value of goods or services, (iii) has, directly or indirectly, a beneficial interest in any Material Contract, (iv) has, directly or indirectly, any material contractual or other arrangement with the Company or any of its Subsidiaries (other than employment relationship or serving as a director or consultant), (v) received any payment or other benefit from the Company or any of its Subsidiaries (except for payments and benefits received in connection with such Person’s employment or serving as a director or consultant), or (vi) advanced or owed any material amount of money to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

Section 4.20. Opinion of Financial Advisor. The Special Committee has received the written opinion of Duff & Phelps, LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) pursuant to this Agreement are fair, from a financial point of view, to such holders and a copy of such opinion will as promptly as practicable be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub or any of their respective Affiliates or Representatives.

Section 4.21. Brokers. No broker, finder or investment banker (other than Duff & Phelps, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements between the Company and Duff & Phelps, LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 4.22. Takeover Statute. The Company is not a party to any shareholder rights plan or “poison pill” agreement. Assuming the representations and warranties of Parent and Merger Sub contained in Sections 5.01, 5.02 and 5.05 are true and correct, no “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the ADSs, the Merger or the other Transactions.

Section 4.23. No Additional Representations. Except for the representations and warranties made by the Company in ARTICLE IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01. Corporate Organization. Parent is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.02. Memorandum and Articles of Incorporation. The memorandum and articles of association of each of Parent and the Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association.

Section 5.03. Capitalization.

(a) The authorized share capital of Parent consists of 500,000,000 Parent Ordinary Shares. As of the date of this Agreement, one Parent Ordinary Share is issued and outstanding, duly authorized, validly issued, fully paid and non-assessable, and held directly by Holdco. Except as set forth in the Rollover Agreement, the Additional Rollover Agreements (if any), the Equity Commitment Letter, the Debt Financing and/or the Alternative Debt Financing, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of, or other equity interests in, Parent or Merger Sub. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized share capital of Merger Sub consists of 500,000,000 ordinary shares, par value US$0.0001 per share. As of the date of this Agreement, one ordinary share of Merger Sub is issued and outstanding, duly authorized, validly issued, fully paid and non-assessable, and held directly by Parent. The outstanding share capital of Merger Sub is owned by Parent free and clear of all Encumbrances, except pursuant to the Debt Financing and/or the Alternative Debt Financing and except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

Section 5.04. Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid, legal and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Parent Board, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the Parent Board, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub to effect the Transactions, including having (i) approved and declared advisable this Agreement, the Merger and the other Transactions and (ii) declared that it is in the best interest of the shareholders of Parent or Merger Sub that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other Transactions will not (i) conflict with or violate the memorandum and articles of association or equivalent organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b), have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(b) Other than (i) the filings and/or notices pursuant to Section 13 of the Exchange Act (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, and the filing of a Schedule 13D with the SEC), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation and (iv) the AML Filing, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

Section 5.06. Absence of Litigation. As of the date hereof, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the other Transactions.

Section 5.07. Operations of Merger Sub. Merger Sub, as a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other Transactions.

Section 5.08. Available Funds and Financing. Parent has delivered to the Company true and complete copies of (i) a facility agreement, dated as of July 30, 2014 (the “Facility Agreement”), among Holdco, Parent, Merger Sub and China Minsheng Banking Corp., Ltd., Hong Kong Branch (the “Lender”), pursuant to which the Lender has agreed, subject to the terms and conditions therein, to provide debt financing to Merger Sub in the aggregate amount set forth therein (the “Debt Financing”), (ii) an equity commitment letter, dated as of July 30, 2014 (the “Equity Commitment Letter”), from Yiheng Capital, LLC (the “Sponsor”), pursuant to which the Sponsor has committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Holdco up to the amount, in cash, set forth therein (the “Equity Financing”), and (iii) the Rollover Agreement (together with the Facility Agreement and the Equity Commitment Letter, the “Financing Commitments”) pursuant to which the Rollover Shareholders have committed, subject to the terms and conditions therein, to subscribe for equity securities of Holdco immediately prior to the Effective Time, and agreed to the cancellation of the number of Shares held by each of them as set forth therein (together with the Debt Financing and the Equity Financing, the “Financing”), which shall be used to finance the consummation of the Merger and the other Transactions. Assuming (i) the Financing is funded in full in accordance with the Financing Commitments, and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.02(a) and Section 8.02(b) or the waiver of such conditions, Parent and Merger Sub will have available to them, as of the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other Transactions and to pay all related fees and expenses. As of the date hereof, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and/or Merger Sub (subject to the Bankruptcy and Equity Exception) and, to the Knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception). As of the date hereof, no event has occurred which, to the Knowledge of Parent, would, with or without notice, lapse of time or both, allow the rescission, termination or withdrawing of the obligations and commitments or would constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto, under the Financing Commitments and which, in the case of the Facility Agreement, would permit the Lender to, in accordance with the terms and conditions thereof, not fund the full amount of the Debt Financing; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE IV. As of the date hereof, there are no side letters or other oral or written Contracts (including any other conditions precedent), in each case, to which Parent or Merger Sub is a party and related to the funding of the full amount of the Financing other than (i) as expressly set forth in the Financing Commitments, (ii) any customary engagement letter(s) and non-disclosure agreement(s) (complete copies of which have been provided to the Company), and (iii) any other agreements that do not impact the conditionality or amount of the Financing. For the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing or any alternative financing.

Section 5.09. Limited Guarantees. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a duly executed Limited Guarantee. Assuming the due authorization, execution and delivery by the Company, each of the Limited Guarantees is in full force and effect and is a legal, valid, enforceable and binding obligation of the corresponding Guarantor (subject to the Bankruptcy and Equity Exception), and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under the corresponding Limited Guarantee.

Section 5.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11. Solvency. On and as of the Effective Time, and after giving effect to the Transactions, Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole will be Solvent.

Section 5.12. Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub or their respective Affiliates and Representatives. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 5.13. Buyer Group Contracts. Parent has delivered to the Company true, correct and complete copies of the Buyer Group Contracts, including the Rollover Agreement, which sets forth in Schedule A thereto a complete list of the Rollover Shareholders as of the date of this Agreement. As of the date of this Agreement, other than the Buyer Group Contracts, there are no (a) side letters or other oral or written Contracts relating to the transactions contemplated by this Agreement between the two or more members of the Buyer Group Parties, (b) oral or written Contracts between Parent, Merger Sub or any of their respective Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, that relate in any way to the Transactions, or (c) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 5.14. No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01. Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by any other provision of this Agreement or required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, the Company and each of its Subsidiaries shall use their commercially reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers and key employees of the Company and its Subsidiaries and material consultants and (D) maintain and preserve intact their current relationships with customers, suppliers, distributors, creditors, and other Persons with which the Company or any of its Subsidiaries has significant business relations as of the date hereof.

(b) By way of amplification and not limitation, except as set forth in Section 6.01(a) of the Company Disclosure Schedule, as required by applicable Law, as expressly contemplated or permitted by any other provision of this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (it being understood that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01(a)):

(i) amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(ii) (A) issue, sell, pledge, terminate, transfer or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an Encumbrance on, any share capital or other ownership interests, of the Company or any of its Subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries (except for the issuance of up to a maximum of 223,721,201 Shares issuable pursuant to the Company Incentive Plans and only in the event of the exercise of a Company Option issued prior to the date hereof, the transfer or other disposition of securities between or among the Company and its Subsidiaries or pursuant to any Contract in effect on the date of this Agreement);

(iii) (A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries, except (x) in the ordinary course of business and in a manner consistent with past practice or (y) if not in the ordinary course of business and in a manner consistent with past practice, with a value or purchase price (including the value of assumed liabilities) not in excess of US$200,000 in any transaction or related series of transactions or acquisitions;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(v) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or other rights exchangeable into or convertible or exercisable for any of its share capital;

(vi) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its Subsidiaries, or create any new Subsidiary;

(vii) (A) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, property or securities with a value in excess of US$200,000 in any transaction or series of related transactions; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person except for Indebtedness incurred in the ordinary course of business and in an amount not to exceed US$200,000 in the aggregate, including, without limitation, any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$500,000 or capital expenditures which are, in the aggregate, in excess of US$1,000,000 for the Company and its Subsidiaries taken as a whole; or (D) enter into or amend any Contract with respect to any matter set forth in this Section 6.01(b)(vii);

(viii) engage in the conduct of any new line of business outside of its existing business segments;

(ix) make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(x) commence or settle any Action, other than settlements (A) in the ordinary course of business and consistent with past practice, (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$200,000, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xi) enter into, amend, modify, consent to the termination of, or waive any material rights under any Material Contract, other than in the ordinary course of business and consistent with past practice;

(xii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xiii) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except non-exclusive licenses in the ordinary course of business consistent with past practice or pursuant to existing Contracts or commitments;

(xiv) except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable Law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any officer or director of the Company or any of its Subsidiaries whose annual salary exceeds US$90,000, (B) grant or provide any severance or termination payments or benefits to any Service Provider, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any Service Provider, (D) establish, adopt, amend or terminate any Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already required in any such Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS, (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, or (H) issue or grant any Share, Company Option or other instrument representing or convertible into equity of the Company to any person under the Company Incentive Plans;

(xv) enter into any Contract with any of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, or immediate family members of any of the foregoing Persons;

(xvi) fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvii) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(xviii) enter into, or propose to enter into, any transaction involving any earn-out, instalment or similar payment payable by the Company or any of its Subsidiaries, to any Person, other than payments in connection with purchases of plant, equipment, computers or supplies in the ordinary course of business; or

(xix) (i) take any action, or omit to take any action, that would result a breach of any covenants with respect to the Company and its Subsidiaries set forth in the Facility Agreement (whether financial or otherwise) (or the Alternative Facility Agreement, if applicable), which would result in a default under the Facility Agreement (or the Alternative Facility Agreement, if applicable), (ii) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its Subsidiaries set forth in the Facility Agreement (or the Alternative Facility Agreement, if applicable), which would result in a default under the Facility Agreement (or the Alternative Facility Agreement, if applicable) or (iii) take any other action, or omit to take any other action, which would result in a default under the Facility Agreement (or the Alternative Facility Agreement, if applicable); in each of the cases of (i), (ii) and (iii), as if the Company and its Subsidiaries were subject to the provisions of the Facility Agreement (or the Alternative Facility Agreement, if applicable) as of the date hereof; or

(xx) agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) In addition, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company and its Subsidiaries shall (i) prepare and timely file all Tax Returns required to be filed, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns, and (iii) as promptly as practicable, notify Parent of any written notice that the Company or any of its Subsidiaries receives of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters).

Section 6.02. Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not (a) take any action or fail to take any action that is intended to or would reasonably be likely to result in any of the conditions in effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement.

Section 6.03. No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Preparation of Proxy Statement and Schedule 13E-3.

(a) As promptly as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be mailed to the shareholders of the Company pursuant to Section 7.01(b). The Company, with the assistance and cooperation of Parent and Merger Sub, shall use its commercially reasonable efforts to cause the Proxy Statement to be filed with the SEC as an exhibit to the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (the “Schedule 13E-3”) as soon as reasonably practicable following the date hereof. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. No filing of or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

(b) Concurrently with the preparation and filing of the Proxy Statement, Parent, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC, as soon as reasonably practicable following the date hereof, the Schedule 13E-3. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to notify the other parties of any comments and to provide the other parties and their respective counsels with copies of any written comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC.

(c) As promptly as reasonably practicable, but in any event no later than five calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall mail or cause to be mailed the Proxy Statement and all other proxy materials to the holders of the Shares (including Shares represented by ADSs) and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(d) Notwithstanding the forgoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 7.02. Company Shareholders’ Meeting.

(a) Subject to Section 7.03 and Section 9.01, as promptly as reasonably practicable, but in any event no later than five calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall in accordance with applicable Law and its memorandum and articles of association take all action necessary to call, give notice of, and convene the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval. No later than the thirtieth calendar day after the date on which the notice of the Company Shareholders’ Meeting is issued, the Company shall hold such Company Shareholders’ Meeting in accordance with its memorandum and articles of association; provided, however, for the avoidance of doubt, the Company may adjourn the Company Shareholders’ Meeting for up to thirty calendar days (but in any event no later than the End Date), (i) with the consent of Parent, (ii) if at the time the Company Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders’ Meeting, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting.

(b) As promptly as practicable, but in any event no later than five calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Company Shareholders’ Meeting (the “Record Date”), which may be modified by the Company to the extent required by applicable law in the event of any adjournment of the Company Shareholders’ Meeting. As promptly as practicable, but in any event no later than five calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall instruct the Depositary to (A) fix the record date established by the Company for the Company Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), subject to any modification required by the preceding sentence, (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.

(c) Subject to Section 7.03, the Company Board shall make the Company Recommendation, shall include the Company Recommendation in the Proxy Statement and shall take all actions necessary in accordance with applicable Law to solicit the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated pursuant to Section 9.01(c)(iii), the obligations of the Company under this Section 7.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Competing Transaction or by any Change in the Company Recommendation.

Section 7.03. Competing Transactions.

(a) The Company agrees that from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives (including without limitation any investment banker, attorney or account retained by the Company or any of its Subsidiaries, the Company Board or the Special Committee or any of the Company’s Subsidiaries) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to the Company’s shareholders) with respect to, or that may reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any Subsidiary to, any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, or that requires the Company to abandon this Agreement or the Merger or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement), (iv) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement or Takeover Statutes (and the Company shall promptly take all action reasonably necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement), or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03(a). The Company shall, and shall cause its Subsidiaries and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or any of their Representatives with respect to a Competing Transaction. Except for any Acceptable Confidentiality Agreement executed in accordance with Section 7.03(c), the Company shall promptly request each Person that has heretofore executed a confidentiality agreement after September 4, 2013 in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to use reasonable best efforts to enforce such Person’s obligation to do so.

(b) The Company shall promptly (and in any event within 48 hours) notify Parent in writing, after the receipt by the Company, any or its Subsidiaries or any of their respective Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction, including any request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction, and the Company shall promptly (and in any event within 48 hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 7.03(c). The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board or the Special Committee at which the Company Board or the Special Committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board or Special Committee in respect of such meeting).

(c) Notwithstanding anything to the contrary in Section 7.03(a), at any time prior to the receipt of the Company Shareholder Approval, the Company may, subject to compliance with this Section 7.03(c) and acting under the direction of the Company Board, upon the recommendation of the Special Committee, furnish information to, and enter into discussions with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the Company Board (after taking into account the recommendation of the Special Committee) has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel) that (A) such proposal or offer constitutes, or may reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person prior to taking any such action, and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, promptly following its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement.

(d) Except as set forth in Section 7.03(e), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction, (C) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Competing Transaction, (D) fail to include the Company Recommendation in the Proxy Statement, (E) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03(c)) or (F) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any action described in clauses (A) through (F), a “Change in the Company Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) relating to any Competing Transaction (an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything to the contrary contained herein, at any time prior to the receipt of the Company Shareholder Approval, the Company Board (upon the recommendation of the Special Committee) may (x) if an Intervening Event has occurred, effect a Change in the Company Recommendation, or (y) if the Company has received an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03, that is not withdrawn and that the Company Board (upon the recommendation of the Special Committee) determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel) constitutes a Superior Proposal, effect a Change in the Company Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.01(c)(iii) to enter into an Alternative Acquisition Agreement; provided, that prior to taking any action contemplated by clause (x) or (y) of this Section 7.03(e), (A) the Company Board (upon the recommendation of the Special Committee) shall have determined in its good faith judgment (after having received the advice of outside legal counsel), that the failure to take such action could reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law applicable Law, (B) the Company shall have provided written notice to Parent (a “7.03 Notice”) advising Parent that the Company Board is prepared to effect a Change in the Company Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.01(c)(iii) to enter into an Alternative Acquisition Agreement (as applicable) and (1) in the case of an Intervening Event, providing a reasonably detailed description of the Intervening Event, and (2) in the case of a Competing Transaction, specifying the information required to be included in any notice required to be delivered to Parent under Section 7.03(b), (C) the Company shall have negotiated, and shall have caused its Representatives to negotiate, during the five Business Day period following receipt by Parent of the 7.03 Notice (the “Notice Period”), with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate), to make such adjustments in the terms and conditions of this Agreement, the Financing Commitments and the Alternative Facility Agreement so that (1) in the case of an Intervening Event, such Intervening Event no longer requires a Change in the Company Recommendation or (2) in the case of a Competing Transaction that was determined to constitute a Superior Proposal, such Competing Transaction ceases to constitute a Superior Proposal (provided that any material amendment to the terms of such Competing Transaction during the Notice Period shall require a new 7.03 Notice from the Company with respect to the terms of such amended Competing Transaction and an additional Notice Period that satisfies this Section 7.03(e)), and (D) following the end of the Notice Period, the Company Board (upon the recommendation of the Special Committee) shall have determined in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel) that (1) in the case of an Intervening Event, such Intervening Event continues to necessitate the Change in the Company Recommendation (taking into account all changes proposed by Parent) and (2) in the case of a Competing Transaction that was determined to constitute a Superior Proposal, such Competing Transaction continues to constitute a Superior Proposal (taking into account all changes proposed by Parent).

(f) Nothing contained in this Section 7.03 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.01(d) (it being understood that a statement by the Company that describes the Company’s receipt of a Competing Transaction and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change in the Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

Section 7.04. Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any of its Subsidiaries is subject (provided, that the Company shall use its reasonable best efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential and used by the recipient only in connection with the Transactions.

(c) No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05. Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the

Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the current or former directors, officers or employees of the Company or any Subsidiaries (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (X) the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; and (Y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) covering each Indemnified Party by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six (6) years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall purchase a six (6) year “tail” prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.05(c) shall terminate.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 7.05 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e) The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(f) The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to or in substitution for any such claims under any such policies.

Section 7.06. Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares and the ADSs to be (i) de-listed from NASDAQ as promptly as practicable after the Effective Time and (ii) the Company de-registered under the Exchange Act as promptly as practicable after such de-listing.

Section 7.07. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, the Company shall not be required to consult with Parent with respect to any press release or public statement regarding an Intervening Event, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03; provided, further, that this Section 7.07 shall terminate upon a Change in the Company Recommendation.

Section 7.08. Notification of Certain Matters.

(a) Subject to applicable Law, from the date of hereof until the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event which could reasonably be expected (i) to cause any condition to the obligation of any party to effect the Transactions not to be satisfied, or (ii) individually or in the aggregate, to have a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to ARTICLE IV or ARTICLE V, as applicable, or which relates to the consummation of the Transactions.

Section 7.09. Reasonable Best Efforts; Further Action.

(a) Subject to applicable Law and the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders.

(b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal, so long as such actions do not have and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.10. Expenses. In the event that the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

Section 7.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other Transactions.

Section 7.12. Resignations. To the extent requested by Parent in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

Section 7.13. Participation in Litigations. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party and/or its directors which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement and the Transactions, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld).

Section 7.14. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.15. Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) cause the Lender to fund the Debt Financing on the terms and conditions described in the Facility Agreement at or prior to the Effective Time, (ii) maintain in effect the Financing Commitments until the Transactions are consummated, (iii) satisfy on a timely basis all conditions precedent to funding of the Debt Financing applicable to Parent and Merger Sub in the Facility Agreement that are within its control, (iv) enforce its rights under the Rollover Agreement, Additional Rollover Agreements, the Equity Commitment Letter and the Facility Agreement to the extent necessary to fund the Merger Consideration, and (v) cause the Sponsor to fund the Equity Financing at or prior to the Effective Time; provided, that (i) Parent and Merger Sub may amend or modify the Financing Commitments and/or elect to replace all or any portion thereof; or (ii) in the event that any portion of the Debt Financing becomes unavailable other than due to the material breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company after providing notice to the Company and a reasonable opportunity to cure, Parent shall notify the Company and use its reasonable best efforts to arrange alternative financing (the “Alternative Financing”) from alternative sources in an amount sufficient, when added to the portion of the Financing that is available, for Merger Sub and the Surviving Corporation to pay (i) the Exchange Fund, and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby. Parent shall deliver to the Company as soon as practicable after such execution, a true and complete copy of the definitive agreement pursuant to which the Alternative Financing is committed to be provided (the “Alternative Facility Agreement”) as soon as practicable after execution thereof. To the extent applicable and subject to the terms and conditions of this Agreement, Parent and Merger Sub shall use their respective reasonable best efforts to obtain the Alternative Financing on the terms and conditions described in the Alternative Facility Agreement (including any “market flex” provision). Each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in effect the Alternative Facility Agreement, (ii) satisfy on a timely basis all conditions in the Alternative Financing Agreement within its control, and (iii) enforce its rights under the Alternative Facility Agreement to the extent necessary to fund the Merger Consideration. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any Alternative Financing.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of, any provision under, the Financing Commitments, or, if applicable, the Alternative Facility Agreement if such amendment or modification or waiver (i) reduces or would reduce the aggregate amount of the Financing and the Alternative Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or the Alternative Financing, or otherwise expands, amends or modifies any other provisions of the Financing Commitments or, if applicable, the Alternative Facility Agreement in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing or the Alternative Financing at the Effective Time or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Commitments and, if applicable, the Alternative Facility Agreement, in each of clauses (x) and (y) in any material respect. Parent shall not consent to the termination or release of the obligations of the Lender, the Sponsor or any of the Rollover Shareholders under the Financing Commitments (or the Alternative Facility Agreement, if applicable), except for assignments and replacements of an individual lender in connection with the syndication of the Debt Financing or Alterative Financing that are permitted thereunder. Parent shall give the Company notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the Financing Commitments and, if applicable, the Alternative Facility Agreement.

(c) The Company shall, and shall cause each of the Company’s Subsidiaries and each of their respective Representatives to, provide to Parent and Merger Sub all reasonable cooperation requested by Parent or Merger Sub or their respective Representatives in connection with the Debt Financing and/or the Alternative Financing and the Transactions, including, without limitation, (i) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions, sessions with rating agencies and other meetings, including making the Company’s executive officers reasonably available to assist directly with the Lender or the Sponsor, (ii) assisting with the preparation of such materials (which shall include, but shall not be limited to bank information memoranda and information for rating agency presentations) as the Parent or its Representatives may reasonably request in connection with the Debt Financing and/or Alternative Financing, including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or the Alternative Financing and delivery of one or more customary representation letters, (iii) executing and delivering any pledge or security documents, currency or interest hedging arrangements or other definitive financing documents conditioned upon Closing or other certificates, legal opinions or documents as may be reasonably requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company or any borrowing Subsidiary of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing and/or the Alternative Financing) or otherwise facilitating the pledging of collateral (including delivery of pay-off letters and other cooperation in connection with the payoff of existing Indebtedness and the release of all related Encumbrances), (iv) furnishing Merger Sub and its Debt Financing and/or Alternative Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and its Debt Financing and/or Alternative Financing sources, including, without limitation, all financial statements and projections and other pertinent information required under the Facility Agreement or the Alternative Facility Agreement and all financial statements and financial and non-financial information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and of the type and form customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by the Debt Financing and/or the Alternative Financing, (v) cooperating with advisors, consultants and accountants of Parent or its Debt Financing and/or Alternative Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (vi) using reasonable best efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, title insurance and other documentation and items relating to the Debt Financing and/or Alternative Financing as reasonably requested by Parent or Merger Sub and to arrange discussions among Parent and its Debt Financing sources and/or Alternative Financing Sources with other parties to the Material Contracts, Real Property Lease and Encumbrances, (vii) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within the time frame such statements are prepared, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing and/or the Alternative Financing to evaluate the Company and the Company’s Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vii) entering into one or more credit or other agreements conditioned upon Closing and on terms satisfactory to Parent and Merger Sub in connection with the Debt Financing and/or the Alternative Financing immediately prior to the Effective Time, (viii) at the Company’s option, taking or appointing a representative of Parent to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, including any high yield debt financing, by the Surviving Corporation or its Subsidiaries following the Effective Time, (xi) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or the Alternative Financing, including without limitations the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof, together with cash at the Company and its Subsidiaries, to be made available on the Closing Date to consummate the Transactions, and (xii) furnishing Parent, Merger Sub, their respective Representatives and sources of Debt Financing and/or Alternative Financing as promptly as practicable with all documentation and other information reasonably required by Governmental Authorities with respect to the Debt Financing and/or the Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations; provided, that (x) any such requested cooperation does not materially and unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or (y) the Company shall not be required to pay any commitment or other similar fee incur any other liability in connection with the Financing prior to the Effective Time. Other than as expressly contemplated by this Agreement, Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not, prior to the Effective Time, incur any liability to any financing provider or other third party under any financing that Parent or Merger Sub may raise in connection with the Transactions.

(d) No later than five Business Days prior to the Closing Date and at all times until the Effective Time, the Company shall cause (i) one or more of its wholly-owned PRC Subsidiaries established or incorporated in the PRC (“PRC Subsidiaries”) to transfer and deposit cash into one or more specified accounts (each, an “Onshore Bank Designated Account”) held with the Onshore Account Branch referred to in the Facility Agreement (or such other bank or financial institution approved by the Lender as notified by Parent) and standing to the credit of such PRC Subsidiaries and (ii) one or more of its wholly-owned Subsidiaries that are not established or incorporated in the PRC (“Offshore Subsidiaries”) to transfer and deposit cash into one or more specified accounts (each, an “Offshore Bank Designated Account”) held with the Offshore Account Bank referred to in the Facility Agreement and standing to the credit of such Offshore Subsidiaries, and shall do or cause to be done all such other things necessary to ensure, in each of the foregoing cases, such that the aggregate balance standing to the credit of the Onshore Bank Designated Accounts and the Offshore Bank Designated Accounts is not less than RMB100,000,000 (or its equivalent, as determined using the conversion rate described in paragraph (e) of Clause 1.2 (Construction) of the Facility Agreement) until the Effective Time (such amount balance standing to the credit of the Onshore Bank Designated Accounts and the Offshore Bank Designated Accounts meeting the requirements of this provision, the “Onshore Required Balance”).

Section 7.16. No Amendment to Buyer Group Contracts.

(a) Except as contemplated by Section 3.01(f), without the Special Committee’s prior written consent, (i) Parent and Merger Sub shall not, and shall cause the Buyer Group Parties not to, enter into any Contract or amend, modify, waive, withdraw or terminate any Buyer Group Contract (including any Additional Rollover Agreement) in a manner that would result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares, and (ii) Parent and the Buyer Group Parties, including their respective Affiliates, shall not enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates receives any consideration or other economic value from any Person in connection with the Transactions that is not provided in the Buyer Group Contracts as of the date hereof, including without limitation any carried interest, stock option, stock appreciation right or other forms of equity or quasi-equity right.

(b) Within three Business Days after the execution thereof, Parent and Merger Sub shall provide the Special Committee with a copy of any Contract relating to the Transactions (including any Additional Rollover Agreements) that is entered into after the date hereof and to which a Buyer Group Party is a party. Parent and Merger Sub agree that any action by Buyer Group Parties who are not parties to this Agreement that would constitute a breach of this Section 7.16 if Buyer Group Parties who are not parties to this Agreement were a party to this Agreement for the purposes of this Section 7.16 shall be deemed to be a breach of this Section 7.16.

Section 7.17. No Knowledge of Inaccuracies. Parent shall not have any right to terminate this Agreement under Section 9.01(d)(i) or claim any damage or seek any other remedy at law or in equity for any breach or inaccuracy in the representations and warranties made by the Company in Article IV to the extent any of the Buyer Group Parties has actual knowledge of such inaccuracy at or prior to the execution of this Agreement. As of the date hereof, each of the Consortium Members has reviewed the terms and conditions of this Agreement, including each of the representations and warranties made by the Company in Article IV, and are not aware of any inaccuracy or breach in the representations and warranties made by the Company in Article IV.

Section 7.18. Actions Taken at Direction of Buyer Group Parties. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article IV, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company or any of its Subsidiaries at the direction or action of any Consortium Members (or any Representative thereof) without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Section 7.19. Anti-Monopoly Filing. Parent and Merger Sub shall procure the applicable Consortium Member(s) to, as soon as reasonably practicable following the date hereof, make or cause to be made the AML Filing. Parent and Merger Sub shall procure the applicable Consortium Member(s) to supply promptly any additional non-privileged information and/or documentary materials that may be requested by MOFCOM and/or any other applicable Governmental Authorities pursuant to applicable PRC anti-monopoly Laws, and coordinate and reasonably cooperate with MOFCOM and/or any other applicable Governmental Authorities in connection with the AML Filing and in connection with resolving any investigations or other inquiries initiated by such

Governmental Authorities concerning the Transactions. In addition, Parent and Merger Sub shall procure the applicable Consortium Member(s) to cooperate in good faith with MOFCOM and/or any other applicable Governmental Authorities and use commercially reasonable efforts to undertake promptly any and all actions required to complete the Transactions in accordance with applicable PRC anti-monopoly Laws. Parent and Merger Sub shall, to the extent permitted by applicable Laws, provide to the Company Board as promptly as practicable a copy of the AML Filing, with any confidential information included therein redacted, and any non-confidential information and/or documentary materials delivered to any Consortium Member by any Governmental Authorities in connection with the AML Filing and agree to keep the Company Board reasonably informed of all oral and non-confidential communication with any Governmental Authorities in respect of the AML Filing. The Company agrees to reasonably cooperate with Parent, Merger Sub, any applicable Consortium Member(s), MOFCOM and/or any other applicable Governmental Authorities in connection with the preparation and submission and the approval process in respect of the AML Filing, including by providing any non-privileged information and documentary materials regarding the Company and its Subsidiaries required to be included in the AML Filing or any related communication with MOFCOM and/or any other applicable Governmental Authorities.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a “Restraint”).

(c) Anti-Monopoly Approval. MOFCOM has approved the implementation of the Transactions pursuant to the applicable PRC anti-monopoly Laws.

Section 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.01, Section 4.02 and Section 4.04 of this Agreement shall be true and correct in all respects, (ii) the representations and warranties of the Company contained in Section 4.03 of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies that do not, individually or in the aggregate, increase the aggregate amount of the Merger Consideration and the amounts payable in respect of Vested Company Options pursuant to Section 3.03(a) by more than US$100,000), and (iii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct does not constitute, and would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

(e) Onshore Required Balance. The Company shall have delivered to Parent and Merger Sub, copies of bank statements, in form and substance reasonably satisfactory to Parent, that the aggregate amount standing to the credit of all of the Onshore Bank Designated Accounts and the Offshore Bank Designated Accounts is not less than the Required Balance, which written evidence shall be certified as of the Closing Date as true and correct by the chief financial officer of the Company.

Section 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the impair the ability of Parent and Merger Sub to consummate the Merger.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04. Frustration of Closing Condition. Neither Parent nor Merger Sub may rely on the failure of the satisfaction of the condition in Section 8.01(c) if such failure was caused by Parent’s or Merger Sub’s failure to perform its obligations pursuant to Section 7.19.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the Company Board upon the recommendation of the Special Committee); or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date; or

(ii) any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the issuance of such final, non-appealable Restraint; or

(iii) the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders’ Meeting or any adjournment thereof; or

(c) by the Company:

(i) upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach is incapable of being cured or has not been cured within thirty calendar days of the receipt by Parent of written notice thereof from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 8.02 not being satisfied;

(ii) if (x) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) the Company has irrevocably confirmed by notice to Parent that all of the conditions set forth in Section 8.03 have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 8.03 and that the Company is ready, willing and able to consummate the Closing, and (z) Parent and Merger Sub fail to complete the Closing within five Business Days following the date the Closing should have occurred pursuant to Section 2.02;

(iii) if prior to the receipt of the Company Shareholder Approval, (1) the Company Board (upon recommendation of the Special Committee), has authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to clause (y) of Section 7.03(e), and (2) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c)(iii) unless the Company has complied in all respects with the requirements of Section 7.03 and Section 9.03(a)(i); or

(d) by Parent:

(i) upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach is incapable of being cured by the End Date or has not been cured, in the case of a breach of Section 7.03, within 10 calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within thirty calendar days of the receipt by the Company of written notice thereof from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement that would result in the closing conditions set forth in Section 8.03 not being satisfied; or

(ii) if (w) the Company Board shall have made a Change in the Company Recommendation in a manner adverse to Parent, (x) the Company Board approves or recommends any Competing Transaction other than the Merger, (y) the Company or the Company Board, acting upon the recommendation of the Special Committee, shall have publicly announced its intention to do any of the foregoing, or (z) the Company fails to hold the Company Shareholders’ Meeting within ten Business Days prior to the End Date due to a willful or intentional breach by the Company of Section 7.02; provided, that the right to terminate this Agreement under this Section 9.01(d)(ii)(z) shall not be available if Parent or Merger Sub has breached in any material respect its obligations under this Agreement that directly or indirectly caused the failure of the Company to hold the Company Shareholders’ Meeting.

Section 9.02. Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and ARTICLE X which shall remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement and the terms of Section 7.04(b), and Section 9.03 shall survive any termination of this Agreement.

Section 9.03. Termination Fees and Expenses.

(a) The Company agrees that:

(i) In the event this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii), the Company shall pay the Termination Fee to Parent or its designee concurrently with or prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent or its designee;

(ii) In the event this Agreement is terminated by Parent pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), the Company shall pay the Termination Fee to Parent or its designee, but in any event within two Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee; and

(iii) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

(b) Parent agrees that in the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), then Parent shall promptly, but in no event later than three Business Days after the date of such termination, pay or cause to be paid to the Company or its designees the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(c) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(d) The Company and Parent acknowledge that (i) the agreements contained in this Section 9.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.03 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.03, the Parties would not have entered into this Agreement. In the event that any party shall fail to pay the Termination Fee, Parent Termination Fee or any Expenses when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

Section 9.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting with approval of the Company Board upon the recommendation of the Special Committee; in the case of Parent and Merger Sub, acting with the prior written consent of the Sponsor) at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable Law or in accordance with the rules of NASDAQ requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05. Waiver. At any time prior to the Effective Time, any party hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting with approval of the Company Board upon the recommendation of the Special Committee; in the case of Parent and Merger Sub, acting with the prior written consent of the Sponsor) may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (iii) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01. Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including ARTICLE II, ARTICLE III, Section 7.04(b), Section 7.05, Section 9.03 and this ARTICLE X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Harvest Parent Limited

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Attention: Ms. Na Lai Chiu

Facsimile: +852 3167 7227

with a copy to:

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo, Esq.

Facsimile: +852 3015 9354

if to the Company:

Unit 1105, The Metropolis Tower

10 Metropolis Drive, Hung Hom

Hong Kong

Attention: Auke Cnossen, CFO

Facsimile: +852 3167 7227

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Unit 01-04, 28/F Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Gregory Puff, Esq.

Facsimile: +852 3694 3001

Section 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04. Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule), the Rollover Agreement, the Additional Rollover Agreements (if any) and the Limited Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part

(whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 10.05. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06. Limitations on Liabilities; Specific Performance.

(a) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with this Agreement or the Transactions (including the Financing) shall be limited to the Parent Termination Fee, which shall be the sole and exclusive monetary recovery or award of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) Parent, Merger Sub or the Guarantors (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of Parent, Merger Sub or the Guarantors, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (all Persons described in clauses (A) to (D), collectively, the “Parent Group”) against the Company Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise).

(b) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Company for monetary damages in connection with this Agreement or the Transactions shall be limited to the Termination Fee, which shall be the sole and exclusive monetary recovery or award of the Company, its Subsidiaries, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates or Representatives (collectively, the “Company Group”) against the Parent Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise).

(c) Subject to the provisions of this Section 10.06, the parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.06, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.06. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 10.06. Any decision by the Company to seek specific performance under this Section 10.06 against any Buyer Group Party shall be made upon the recommendation of the Special Committee. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded and/or to effect the Closing in accordance with Section 2.02 if the Debt Financing (or, if applicable, Alternative Financing) will not be funded in accordance with its terms at the Closing even if the Equity Financing is funded at the Closing.

(d) Notwithstanding anything herein to the contrary, (i) Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent and Merger Sub or the Company from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee or the Parent Termination Fee, as applicable, and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

(e) This Section 10.06 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Commitments (including the expiration or termination provisions thereof).

Section 10.07. Governing Law; Dispute Resolution.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Shares, the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that serving of process or other papers in connection with any such Action in any manner permitted by Section 10.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.07(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

Section 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HARVEST PARENT LIMITED

By	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

HARVEST MERGER LIMITED

By	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

LE GAGA HOLDINGS LIMITED

By	/s/ Chung Bong Pang
Name:	Chung Bong Pang
Title:	Director

Appendix 1

Form of Plan of Merger

PLAN OF MERGER

THIS PLAN OF MERGER is made on                     2014

BETWEEN

(1)	Le Gaga Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company”); and

(2)	Harvest Merger Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Merging Company” and together with the Company, the “Constituent Companies”).

WHEREAS

(A)	The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies, pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated [Date] 2014 between Harvest Parent Limited, the Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the “Companies Law”)

(B)	The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) will be the Surviving Company, which shall continue to be named Le Gaga Holdings Limited.

(c)

The registered office of the Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company is at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue,

George Town, Grand Cayman KY1-9005, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will continue to be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)	Immediately prior to the Effective Date, the authorised share capital of the Company is US$50,000,000 divided into 5,000,000,000 shares each of a nominal or par value US$0.01 per share.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 500,000,000 shares each of a nominal or par value US$0.0001 per share.

(f)	On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 shares each of a nominal or par value US$0.0001 per share.

2.2	Effective Date

In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Effective Date”).

2.3	Terms and Conditions; Share Rights

(a)	On the Effective Date, and in accordance with the terms and conditions of the Merger Agreement:

(i)	Each share of par value US$0.0001 of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable share of par value US$0.0001 of the Surviving Company.

(ii)	Each share of par value US$0.01 of the Company, including shares represented by ADSs, issued and outstanding immediately prior to the Effective Date other than Excluded Shares shall be cancelled in exchange for the right to receive US$0.0812 in cash per share without interest (the “Per Share Merger Consideration”);

(iii)	Excluded Shares other than Dissenting Shares shall be cancelled for no consideration or payment in accordance with the Merger Agreement; and

1.	Dissenting Shares shall be cancelled in exchange for payment of the fair value of such shares resulting from the procedure in section 238 of the Companies Law, unless any holder of Dissenting Shares fails to exercise or withdraws or loses its right to dissent from the Merger in which event such shares shall cease to be Dissenting Shares and shall deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Date, the right to receive the Per Share Merger Consideration, without any interest thereon.

(b)	On the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)	On the Effective Date, the Memorandum and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4	Directors’ Interests in the Merger

(a)	The names and addresses of each director of the Surviving Company on the Effective Date shall be:

(i)	[Director Name] of [Director Address];

(ii)	[Director Name] of [Director Address];

(iii)	[Director Name] of [Director Address];

(iv)	[Director Name] of [Director Address]; and

(v)	[Director Name] of [Director Address].

(b)	[No director of either of the Constituent Companies or the Surviving Company will be paid any amounts or receive any benefits consequent upon the Merger.]

2.5	Secured Creditors

(a)	The Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger other than [provide details], dated as of [Date], (the “Surviving Company Financing”). [Each of [Secured Creditor Name] has consented to the Merger.]

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger other than [provide details], dated as of [Date], (the “Merging Company Financing”). [Each of [Secured Creditor Name] has consented to the Merger.]

3.	VARIATION

3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Company and the Merging Company to effect in their discretion.

4.	TERMINATION

4.1	At any time prior to the Effective Date, this Plan of Merger may be terminated by the Boards of Directors of both the Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	COUNTERPARTS

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Harvest Merger Limited:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of Le Gaga Holdings Limited:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

ANNEXURE 1

MERGER AGREEMENT

ANNEXURE 2

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF SURVIVING COMPANY

ANNEX B

Confidential

July 30, 2014

Special Committee of the Board of Directors

Le Gaga Holdings Limited

Unit 1105, The Metropolis Tower, 10 Metropolis Drive,

Hung Hom, Kowloon, Hong Kong

Dear Members of the Special Committee:

Le Gaga Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company and to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US $0.01 per share, of the Company (individually, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares of the Company, each representing fifty (50) Shares (each, an “ADS” and collectively, “ADSs”), other than the Excluded Shares (as defined below), of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Harvest Parent Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and Harvest Merger Limited (“Merger Subsidiary”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2014. Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share, including Shares represented by ADSs, issued and outstanding immediately prior to the effective time of the merger, other than Excluded Shares (as defined below) shall be cancelled in exchange for the right to receive US$0.0812 in cash per Share without interest (the “Per Share Merger Consideration”) and, as each ADS represents fifty (50) Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$4.06 in cash without interest (the “Per ADS Merger Consideration” and collectively with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). For purposes of this Opinion, “Excluded Shares” shall mean, (i) Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by each of Parent, its direct and indirect shareholders and their respective affiliates (including Merger Subsidiary) immediately prior to the effective time of the merger including, for the

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T +1 312 697 4600 F +1 312 697 0112	www.duffandphelps.com

Special Committee of the Board of Directors

Le Gaga Holdings Limited

July 30, 2014

avoidance of doubt, each Rollover Share (as defined in the Merger Agreement) contributed to Parent by the Rollover Shareholders (as defined in the Merger Agreement) in accordance with the Rollover Agreement (as defined in the Merger Agreement) and each Additional Rollover Share (as defined in the Merger Agreement) (if any) contributed to Parent by any Rollover Shareholders in accordance with the Additional Rollover Agreements (as defined in the Merger Agreement) (if any), and (ii) Shares owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their dissenter’s rights pursuant to Section 238 of the Cayman Islands Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended March 31, 2011 and 2012, the three months ended June 30, 2012 and the fiscal year ended June 30, 2013;

b.	The Company’s unaudited interim financial statements included in the Company’s Form 6-K filed with the SEC for the six months ended December 31, 2013;

c.	A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);

d.	certain publicly available business and financial information relating to the Company that we deemed to be relevant;

e.	A letter dated July 28, 2014 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

f.	(i) the Merger Agreement, (ii) the draft equity commitment letter, substantially in the form of the draft dated June 10, 2014, from Yiheng Capital LLC; (iii) the execution version of facility agreement between Harvest Holdings Limited, Harvest Parent Limited, Harvest Merger Limited and China Minsheng Banking Corp., Ltd., Hong Kong Branch ((ii) and (iii) collectively, the “Financing Commitments”) and (iv) the execution version of Rollover Agreement, from the Rollover Shareholders;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the current and historical trading price and trading volume of the Company’s ADSs, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

4.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

Special Committee of the Board of Directors

Le Gaga Holdings Limited

July 30, 2014

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis;

4.	Assumed that information supplied and representations made to Duff & Phelps by and on behalf of the Company are substantially accurate;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are true and correct and that each party will fully and timely perform all covenants and agreements required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) Parent and Merger Subsidiary will obtain financing in accordance with the terms set forth in the Financing Commitments and (ii) the actions contemplated by the Rollover Agreement will be consummated in accordance with its terms; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have any material adverse effect on the Company or on any other party to the Proposed Transaction, and without any material adverse effect on the contemplated benefits expected to be derived in the Proposed Transaction.

Special Committee of the Board of Directors

Le Gaga Holdings Limited

July 30, 2014

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or fair value under any applicable laws relating to bankruptcy, solvency or similar matters or conduct an independent appraisal, evaluation or physical inspection of any assets or liabilities (contingent or otherwise) or properties of the Company and we were not provided with any such appraisal or evaluation. Duff & Phelps has not undertaken any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject or any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be party or is or may be subject.

In connection with this Opinion, to date, Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to an acquisition of all or any part of the Company, its assets, businesses or operations, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction (and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms from the Company’s perspective that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction), or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). Duff & Phelps expresses no opinion on any aspect of the Proposed Transaction other than the Per Share Consideration and Per ADS Consideration to be received pursuant to the Merger Agreement as of the date hereof. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares or ADSs (excluding the Excluded Shares and ADSs representing Excluded Shares).

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose,

Special Committee of the Board of Directors

Le Gaga Holdings Limited

July 30, 2014

without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how holders of Shares and ADSs should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated June 6, 2013 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter, except that a copy of this Opinion may be included in its entirety in any filing the Company is required to make with the SEC in connection with the Proposed Transaction, if such inclusion is required by applicable law, in which case you may summarize or otherwise reference the existence of the Opinion in such documents, provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps.

Disclosure of Prior Relationships

Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) pursuant to the Merger Agreement are fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

Annex C

Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

C-1

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

Annex D

Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. The telephone number of the Company’s principal executive office is +852-3162-8585.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Mr. Shing Yung Ma	Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong	Chief Executive Officer of the Company	Hong Kong

Ms. Na Lai Chiu	Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong	Chairperson of the Company’s Board of Directors	Hong Kong

Mr. Jin Li	Floor 17, Tower A, China International Center, 33 Zhongshan 3rd Road, Guangzhou 510055	Chief Financial Officer, Sungy Mobile Ltd.	Hong Kong

Mr. Neil Nanpeng Shen	Suite 2215, 22/F, Two Pacific Place, 88 Queensway, Hong Kong	Founding Managing Partner of Sequoia Capital China	Hong Kong

Mr. Gordon Xiaogang Wang	Parkview Tower II, Penghouse, 18B Chaoyang Park Road Chaoyang District, Beijing 100250	Director of the Company	Hong Kong

Mr. Chung Bong Pang	Suite 807, 8th Floor AXA Centre, 151 Gloucester Road, Wan Chai, Hong Kong	Managing Director, Avista Valuation Advisory Limited	Hong Kong

Mr. Li-Lan Cheng	17/F East Tower, No. 333 North Chengdu Road, Shanghai 200072 China	Chief Operating Officer, E-House (China) Holdings Limited	United States

Ms. Yaping Si	Shuguang Garden Road, Haidian District, Beijing, No. 9, China	Director of the Vegetable Research Center, Beijing Academy of Agriculture and Forestry	PRC

Mr. Auke Cnossen	Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong	Chief Financial Officer of the Company	Netherlands

Mr. Hang Chen	Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong	Vice President of Operations of the Company	PRC

Ms. Dan Ma	Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong	Production Base Development Director of the Company	PRC

Shing Yung Ma is the founder of the Company and has served as its chairman and chief executive officer since its inception in March 2004. In 2012, Mr. Ma resigned as chairman.

Na Lai Chiu has been the Company’s vice chairman since July 2010 and became its adviser in early 2008. In 2012, Ms. Chiu became the Company’s chairman.

Jin Li has been the Company’s director since 2006. He has been advising the Company on operations and strategic matters since 2006. He is also an independent director of Country Style Cooking Restaurant Chain Co. Ltd., a quick service restaurant chain listed on the New York Stock Exchange. Mr. Li began his career as an attorney in New York and then relocated to Asia in 1997.

Neil Nanpeng Shen has been the Company’s director since 2010 and was appointed by Sequoia following the Company’s series A financing. Mr. Shen is the founding managing partner of Sequoia Capital China. Mr. Shen co-founded Ctrip.com International Ltd., the largest travel consolidator in China, and served as its chief financial officer from 2000 to October 2005 and as its president from August 2003 to October 2005. He also co-founded Home Inns and Hotels Management, a leading economy hotel chain in China. Prior to founding Ctrip and Home Inns, Mr. Shen had worked for over eight years in the investment banking industry in New York and Hong Kong. Currently, Mr. Shen is a co-chairman of Home Inns, a director of Ctrip, a director of E-House (China) Holdings Limited, a NYSE-listed real estate service company in China, a director of Qihoo 360, a NASDAQ-listed search solution provider in China, a director of Mecox Lane, a NASDAQ-listed mail order company in China, and a director of Peak Sport Products, a Hong Kong Stock Exchange listed sports apparel company in China. He is also a director of a number of privately owned companies based in China.

Gordon Xiaogang Wang has been the Company’s director since October 2010. From April 2010 to present, Mr. Wang is a partner of Boardroom Advisors Co., Limited, a company focusing on advising China-based companies on corporate finance and strategic matters. He served as the chief financial officer of Acorn International, Inc., a China-based marketing company listed on the New York Stock Exchange, from September 2005 to March 2010.

Chung Bong Pang has been the Company’s director since October 2010. Mr. Pang has served as the director in Avista Valuation Advisory Limited since June 2010. From 2007 to 2010, Mr. Pang was an associate director at PricewaterhouseCoopers in Beijing.

Li-Lan Cheng has been the Company’s director since October 2010. He has been the chief operating officer of E-House (China) Holdings Limited, a real estate services company listed on the New York Stock Exchange, since April 2012 and served as its chief financial officer from November 2006 to April 2012. He is also an independent director of Country Style Cooking Restaurant Chain Co. Ltd., a quick service restaurant chain listed on the New York Stock Exchange.

Yaping Si has been the Company’s director since August 2011. Ms. Si currently serves as the director of the Facility Horticulture Branch of the Chinese Society of Horticultural Science and the director of the Beijing Vegetable Institute. From 1979 to 2007, she worked in the National Engineering Research Centre for Vegetables, focusing on vegetable breeding and modern vegetable cultivation techniques.

Auke G. Cnossen has been the Company’s chief financial officer since September 2010. Prior to joining us, Mr. Cnossen held various positions at Rabobank International since July 2004, including the director of mergers & acquisitions and corporate advisory for Northeast Asia region, the head of food & agribusiness research and strategic advisory for Northeast Asia region and the senior associate in the mergers and acquisitions group and the leveraged finance group.

Hang Chen has been the Company’s vice president of operations since May 2010 and joined the Company in 2008.

Dan Ma has been the Company’s production base development director since June 2010. Ms. Ma joined the Company in 2005 after she received her college diploma from Liaodong College in 2005 where she majored in agricultural studies.

During the last five years, none of the Company or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Holdco

Holdco is an exempted company incorporated under the laws of the Cayman Islands, with its registered office located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +1 (345) 943-3100. Holdco has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, present principal employment and citizenship of the sole director of Holdco is set forth below. The business address of the sole director of Holdco is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. As of the date of this proxy statement, Holdco does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Ms. Na Lai Chiu	Chairperson of the Company’s Board of Directors	Hong Kong

During the last five years, none of Holdco or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Parent

Parent is an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco, with its registered office located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +1 (345) 943-3100. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, present principal employment and citizenship of the sole director of Parent is set forth below. The business address of the sole director of Parent is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Ms. Na Lai Chiu	Chairperson of the Company’s Board of Directors	Hong Kong

During the last five years, none of Parent or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent, with its registered office located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +1 (345) 943-3100. Merger Sub has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, present principal employment and citizenship of the sole director of Merger Sub is set forth below. The business address of the sole director of Merger Sub is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Ms. Na Lai Chiu	Chairperson of the Company’s Board of Directors	Hong Kong

During the last five years, none of Merger Sub or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Grow Grand

Grow Grand is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands, with its registered address and telephone number at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and +1 (284) 494-8184.

The name, present principal employment and citizenship of the sole director of Grow Grand is set forth below. The business address of the sole director of Grow Grand is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. As of the date of this proxy statement, Grow Grand does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Shing Yung Ma	Chief executive officer and a director of the Company	Hong Kong

During the last five years, none of Grow Grand or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of Valuetrue

Valuetrue is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands, with its registered address and telephone number at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and +1 (284) 494-8184.

The name, present principal employment and citizenship of the sole director of Valuetrue is set forth below. The business address of the sole director of Valuetrue is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. As of the date of this proxy statement, Valeutrue does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Ms. Na Lai Chiu	Chairperson of the Company’s Board of Directors	Hong Kong

During the last five years, none of Valuetrue or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of the Sequoia Filing Parties

Sequoia Capital China I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address and telephone number at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, +852 2501 8989.

Sequoia Capital China Partners Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address and telephone number at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, +852 2501 8989.

Sequoia Capital China Principals Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address and telephone number at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, +852 2501 8989.

Sequoia Capital China Growth Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address and telephone number at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, +852 2501 8989.

Sequoia Capital China Growth Partners Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address and telephone number at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, +852 2501 8989.

Sequoia Capital China GF Principals Fund I, L.P. is a limited partnership organized under the laws of the Cayman Islands to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto, with its principal business address and telephone number at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, +852 2501 8989.

SC China is an exempted company organized under the laws of the Cayman Islands principally to engage in the business of private equity investments. SC China acts as the ultimate general partner of each of the Sequoia Capital China Funds. The principal business address and telephone number of SC China is at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, +852 2501 8989.

Mr. Shen has been a director of the Company since 2010. Mr. Shen is currently the sole ultimate beneficial owner of SC China. The business address of Mr. Shen is at Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

The following table sets forth information regarding the sole director and executive officer of SC China:

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Neil Nanpeng Shen	Founding Managing Partner of Sequoia Capital China	Hong Kong

Mr. Shen has been in his current position for the past five years.

During the last five years, none of the Sequoia Capital China Funds, SC China or Mr. Shen has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of the Yiheng Parties

Yiheng is a limited liability company incorporated under the laws of Delaware and is the managing member of YH Greenhouse. The business address of Yiheng is 1 Montgomery St. Ste 3450, San Francisco, California 94104, and its telephone number is +1 (415) 875-5600.

The name, business address, present principal employment and citizenship of the managing member of Yiheng are set forth below. As of the date of this proxy statement, Yiheng does not have any director.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Yuanshan Guo	Managing Member	United States

YH Greenhouse is a limited liability company incorporated under the laws of Delaware to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto. The business address of YH Greenhouse is 1 Montgomery St. Ste 3450, San Francisco, California 94104, and its telephone number is +1 (415) 875-5600.

The name, business address, present principal employment and citizenship of the managing member of YH Greenhouse are set forth below. As of the date of this proxy statement, YH Greenhouse does not have any director.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Yiheng Capital LLC	Manager	United States

During the last five years, none of the Yiheng Parties or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Directors and Executive Officers of the SIG Parties

SIG China is an exempted company limited by shares incorporated under the laws of the Cayman Islands. The business address of SIG China is P.O. Box 309GT, Ugland House, Grand Cayman, Cayman Islands, British West Indies, and its telephone number is +1 (345) 949-4272.

The name, present principal employment and citizenship of the directors of SIG China is set forth below. The business address of the directors of SIG China is the same as for SIG China. As of the date of this proxy statement, SIG China does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Arthur Dantchik	Securities Investment	United States
Mr. Joel Greenberg	Securities Investment	United States
Mr. William E.J. Walmsley	Attorney	United Kingdom

SIG Asia is a limited liability limited partnership organized under the laws of Delaware and is the investment manager of SIG China. The business address of SIG Asia is 101 California St., Suite 3250, San Francisco, CA 94111 and its telephone number is 415-403-6550.

The name, present principal employment and citizenship of the directors and executive officers of SIG Asia is set forth below. The business address of the directors and executive officers of SIG Asia is the same as SIG Asia.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Arthur Dantchik, Director and President	Securities Investment	United States
Mr. Mark Dooley, Director	Securities Investment	United States
Mr. Joel Greenberg, Director and VP	Securities Investment	United States
Mr. Jeff Yass, Director	Securities Investment	United States
Mr. Andrew Frost, VP	Securities Investment	United States
Mr. Michael Spolan, VP	Securities Investment	United States

During the last five years, none of the SIG Parties or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10.	Directors and Executive Officers of Win Seasons

Win Seasons is an investment holding company with limited liability incorporated under the laws of Hong Kong. Mr. Wang is the sole shareholder of Win Seasons. The registered address of Win Seasons is Room 2108, 21/F., Tesbury Centre, 28 Queen’s Road East, Wanchai, Hong Kong, and its telephone number is +852-2528-1322.

The name, present principal employment and citizenship of the sole director of Win Seasons is set forth below. The business address of the sole director of Win Seasons is Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. As of the date of this proxy statement, Win Seasons does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Gordon Xiaogang Wang	Director of the Company	Hong Kong

During the last five years, neither Win Seasons or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

11.	Directors and Executive Officers of Honeycomb

Honeycomb is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Fu is the sole shareholder of Honeycomb. The registered address of Honeycomb is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +1 (284) 494-8184.

The name, present principal employment and citizenship of the sole director of Honeycomb is set forth below. The business address of the sole director of Honeycomb is Suite 2103, 21/F, 2 Exchange Square, 8 Connaught Place, Hong Kong. As of the date of this proxy statement, Honeycomb does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Ming Xia Fu	Investment Manager	Hong Kong

During the last five years, neither Honeycomb or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

12.	Directors and Executive Officers of Limewater

Limewater is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Xia is the sole shareholder of Limewater. The registered address of Limewater is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +1 (284) 494-8184.

The name, present principal employment and citizenship of the directors of Limewater are set forth below. The residential address of the directors of Limewater is P.O. 35000, Room 505, No. 147 Wusi Street, Gulou District, Fuzhou City, Fujian Province, the PRC. As of the date of this proxy statement, Limewater does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Wei Min Xia	Retiree	PRC
Ms. Lu Yu	Retiree	PRC

During the last five years, neither Limewater or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

13.	Directors and Executive Officers of Natural Eternity

Natural Eternity is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Law is the sole shareholder of Natural Eternity. The registered address of Natural Eternity is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +1 (284) 494-8184.

The name, present principal employment and citizenship of the sole director of Natural Eternity is set forth below. The business address of the sole director of Natural Eternity is United Christian Hospital, 130 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong. As of the date of this proxy statement, Natural Eternity does not have any executive officers.

Name	Present Principal Employment / Principal Business	Citizenship / Place of Organization
Mr. Kin Ip Law	Doctor	Hong Kong

During the last five years, neither Natural Eternity or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E

ROLLOVER AND SUPPORT AGREEMENT

July 30, 2014

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of the date set forth above by and among (1) Harvest Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”), (2) Harvest Parent Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and (3) the shareholders of Le Gaga Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Harvest Merger Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares, par value US$0.01 per share, of the Company (the “Shares”) (including Shares represented by American Depositary Shares, each representing fifty Shares) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of a certain number of Shares (including Shares represented by American Depositary Shares, each representing fifty Shares) as set forth in the column titled “Rollover Shares”, opposite such Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no consideration in the Merger, (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to Closing, and (c) vote the Securities at the Company Shareholders Meeting in favor of the Merger, in each case, upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of the Closing and the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at the Company Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder’s Securities,

(a) for authorization and approval of the Merger Agreement, the Plan of Merger and the other transactions contemplated thereby, including the Merger (the “Transactions”),

(b) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or the Plan of Merger or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions, the Plan of Merger or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiary or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees of the Shareholders and nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Company Shareholders Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 hereof at the Company Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 hereof above is to be considered. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 hereof prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Except as provided for in Article III below or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Time, each Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder (the “Shareholder’s Representatives”)) not to, without the prior written consent of Parent, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (c) to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Transaction, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or (e) resolve or propose or agree to do any of the foregoing. Each Shareholder also agrees that it will comply with the provisions of the Merger Agreement applicable to the Buyer Group Parties, including but not limited to Section 7.16 of the Merger Agreement.

Section 2.2 Notification. Each Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause such Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. From and after the date hereof until the Expiration Time, each Shareholder shall promptly advise Parent in writing of (a) any Competing Transaction, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiary, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding a Competing Transaction, including in each case the identity of the person making any such Competing Transaction or indication or inquiry and the terms of any such Competing Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Shareholder, in its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Shareholder. This Section 2.2 shall not apply to any Competing Transaction that is received only by the Company. Each Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Competing Transaction shall not relieve such Shareholder from any of its obligations hereunder.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Shareholder or its Shareholder’s Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with its fiduciary duties under the applicable Laws.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Shareholder will take all actions necessary or appropriate to cause the number of Rollover Shares opposite such Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 3.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 3.1 hereof, Holdco shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such

Shareholder or its Affiliate (as applicable) shall subscribe for, the number of Holdco Shares, at par value per share, equal to the number of Rollover Shares held by such Shareholder and cancelled pursuant to Section 3.1 hereof. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled pursuant to Section 3.1 hereof, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 8.01 and Section 8.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby shall take place immediately prior to the Closing.

Section 3.4 Deposit of Rollover Shares. No later than five (5) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

Section 4.1 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

(a) such Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Parent and Holdco, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of its Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the its Owned Shares, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement.

(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f) there is no Action pending against any such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

(g) such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants, severally and not jointly, that such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e) agrees and covenants that it shall (i) pay any Taxes arising from or attributable to the receipt of (A) Merger Consideration by such Shareholder or its Affiliates pursuant to the Merger Agreement and/or (B) Holdco Shares by such Shareholder or its Affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) upon the earlier of the due date for such Taxes or thirty (30) days after receiving notice of such Taxes, and (ii) severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub, the Company and any Affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (A) any and all liabilities for Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to the Tax Liabilities (for the avoidance of doubt, the term “Tax Liabilities” shall include, without limitation, any and all liability for Taxes arising from or attributable to the receipt of Merger Consideration and/or Holdco Shares as described in Section 4.2(e)(i) above, any liability for withholding Taxes and any liability associated with any PRC Government Authority denying a stepped up basis equal to the amount of the Merger Consideration received by such Shareholder or its Affiliates); (B) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities; and (C) all losses, liabilities, damages, penalties, fines, awards, settlements, costs and expenses, actions, proceedings, claims and demands, including but not limited to any Parent Termination Fee paid by Parent, Equity Provider or any Affiliate of the foregoing, sustained by Parent, Equity Provider or any Affiliate of the foregoing if the Closing fails to occur pursuant to the Merger Agreement as a result of its breach of this Agreement, and (iii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 4.2(e);

(f) agrees and covenants that, if it or its ultimate shareholder is or is deemed to be a resident of the PRC under the Laws of the PRC, it shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation), and (ii) complete such registration prior to the Closing; and

(g) agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Each of Parent and Holdco represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

(a) Each of Parent and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent and Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco or any of their properties or assets.

(c) At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE VI

TERMINATION

This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, Section 4.2(e), this Article VI and Article VII hereof shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the subscription of Holdco Shares contemplated by Section 3.3 hereof has already taken place, then Holdco and Parent shall promptly take all such actions as are necessary to restore each such Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to such subscription.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications hereunder shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.1):

(a) If to a Shareholder, to the address set forth next to such Shareholder’s name on Schedule A hereto.

(b) If to Holdco or Parent:

Harvest Holdings Limited

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Attention: Ms. Na Lai Chiu

Facsimile No.: +852 3167 7227

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo, Esq.

Facsimile No.: +852 3015 9354

Section 7.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 7.3 Entire Agreement. This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.4 Specific Performance. Each Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco, Parent and Merger Sub, Holdco, Parent and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by Holdco, Parent or Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco, Parent or Merger Sub.

Section 7.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and Holdco, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 7.7 Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7.7 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7.7(a) hereof in any way.

Section 7.8 No Third Party Beneficiaries. Other than each shareholder of Holdco (each of which is a third-party beneficiary of this Agreement), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

Harvest Parent Limited

By:	/s/ Na Lai Chiu
Name:	Ms. Na Lai Chiu
Title:	Director

HOLDCO

Harvest Holdings Limited

By:	/s/ Na Lai Chiu
Name:	Ms. Na Lai Chiu
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

SHAREHOLDERS

Mr. Shing Yung Ma

By:	/s/ Shing Yung Ma

Grow Grand Limited

By:	/s/ Shing Yung Ma
Name:	Shing Yung Ma
Title:	Director

Ms. Na Lai Chiu

By:	/s/ Na Lai Chiu

Valuetrue Investments Limited

By:	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

Sequoia Capital China I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China Partners Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China Principals Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China Growth Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Sequoia Capital China Growth Partners Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China GF Principals Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

YH Greenhouse, LLC

By:	Yiheng Capital, LLC, its Manager

By:	/s/ Yuanshan Guo
Name:	Yuanshan Guo (Jonathan Y. Guo)
Title:	Manager

SIG China Investments One, Ltd.

By:	SIG Asia Investment LLLP, as authorized agent

By:	Heights Capital Management, Inc., as authorized agent

By:	/s/ Michael L. Spolan
Name:	Michael L. Spolan
Title:	General Counsel

Honeycomb Assets Management Limited

By:	/s/ Fu Ming Xia
Name:	Fu Ming Xia
Title:	Director

Limewater Limited

By:	/s/ Xia Yu
Name:	Xia Yu
Title:	Authorised Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Natural Eternity Limited

By:	/s/ Law Kin Ip
Name:	Law Kin Ip
Title:	Director

Win Seasons Holdings Limited

By:	/s/ Xiaogang Wang
Name:	Gordon Xiaogang Wang
Title:	Director

Pacven Walden Ventures VI, L.P.

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan
Title:	Director

Pacven Walden Ventures Parallel VI, L.P.

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan
Title:	Director

Mr. Ming Ho Lui

By:	/s/ Ming Ho Lui

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Schedule A

Shareholders

Shareholder	Address	Owned Shares		Rollover Shares
Mr. Shing Yung Ma	c/o Le Gaga Holdings Limited Unit 1105 The Metropolis Tower 10 Metropolis Drive Hung Hom, Kowloon Hong Kong Attention: Shing Yung Ma Facsimile: +852 3167 7227	20,000,000		20,000,000

Grow Grand Limited	P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	667,318,001		667,318,001

Ms. Na Lai Chiu	c/o Le Gaga Holdings Limited Unit 1105 The Metropolis Tower 10 Metropolis Drive Hung Hom, Kowloon Hong Kong Attention: Na Lai Chiu Facsimile: +852 3167 7227	3,500,000	*	3,500,000	*

Valuetrue Investments Limited	P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	80,638,000		80,638,000

Sequoia Capital China I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	201,164,000		201,164,000

Sequoia Capital China Partners Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	23,112,000		23,112,000

Sequoia Capital China Principals Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	31,139,000		31,139,000

[SCHEDULE A TO ROLLOVER AND SUPPORT AGREEMENT]

Shareholder	Address	Owned Shares	Rollover Shares
Sequoia Capital China Growth Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	79,429,000	79,429,000

Sequoia Capital China Growth Partners Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	1,879,000	1,879,000

Sequoia Capital China GF Principals Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	9,742,000	9,742,000

YH Greenhouse, LLC	1 Montgomery Street Suite 3450 San Francisco, CA 94104 Attention: Janet Ji Facsimile: +1 415 875 5609	137,394,400	137,394,400

SIG China Investments One, Ltd.	SIG Asia Investment LLP c/o Heights Capital Management Inc. 101 California Street Suite 3250 San Francisco, CA 94111 United States Attention: Michael Spolan	136,425,000	136,425,000

Honeycomb Assets Management Limited	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	90,212,000	90,212,000

Limewater Limited	P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola British Virgin Islands	60,000,000	60,000,000

Natural Eternity Limited	P. O. Box 957 Offshore Incorporations Centre, Road Town, Tortola British Virgin Islands	60,000,000	60,000,000

Win Seasons Holdings Limited	Room 2108, 21/F., Tesbury Centre, 28 Queen’s Road East, Wanchai, Hong Kong	50,000,000	50,000,000

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Shareholder	Address	Owned Shares		Rollover Shares
Pacven Walden Ventures VI, L.P.	Walden International Suite 2501, Bund Center 222 Yan An East Road Shanghai, PR China Attention: Yimin Zimmerer Facsimile: +86 21 3135 2499	93,263,000	*	93,263,000	*

Pacven Walden Ventures Parallel VI, L.P.	Walden International Suite 2501, Bund Center 222 Yan An East Road Shanghai, PR China Attention: Yimin Zimmerer Facsimile: +86 21 3135 2499	7,262,000	*	7,262,000	*

Mr. Ming Ho Lui	c/o Le Gaga Holdings Limited Unit 1105 The Metropolis Tower 10 Metropolis Drive Hung Hom, Kowloon Hong Kong Attention: Ming Ho Lui Facsimile: +852 3167 7227	4,618,499	**	49

*	Held in the form of American Depositary Shares of the Company.
**	4,618,450 of which are held in the form of 92,369 American Depositary Shares of the Company, and 49 of which are held in the form of Shares.

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

FORM OF PROXY CARD FOR REGISTERED SHAREHOLDERS

LE GAGA HOLDINGS LIMITED

(Incorporated in the Cayman Islands with limited liability)

(NASDAQ Ticker: GAGA)

Form of Proxy for Extraordinary General Meeting

to Be Held on [—], 2014

(or any adjourned or postponed meeting thereof)

I/We

(name of the shareholder)

of

(address of the shareholder)

being the registered holder(s) of                      ordinary shares1 of Le Gaga Holdings Limited (the “Company”), hereby appoint the Chairman of the extraordinary general meeting2 or                      (name of the proxy)2 of                                                       (address of the proxy) or failing him/her                      (name of the proxy)2 of                                                       (address of the proxy) as my/our proxy to vote for me/us and on my/our behalf at the extraordinary general meeting (or at any adjourned or postponed meeting thereof) of the Company to be held at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong at [—] AM (Hong Kong Time) on [—], 2014, and to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit:

Ordinary Resolution	For[3]	Against[3]	Abstain[3]
1. As a special resolution, authorize and approve the agreement and plan of merger dated as of July 30, 2014 (the “merger agreement”) among the Company, Harvest Parent Limited (the “Parent”), and Harvest Merger Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger.

2. As a special resolution, authorize each member of the special committee, namely, Mr. Chung Bong Pang, Mr. Li-Lan Cheng and Ms. Yaping Si, to do all things necessary to give effect to the merger agreement.

3. If necessary, as an ordinary resolution, instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Dated:                         , 2014.

Signature(s)[4]:

Name:

[1]	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[2]	If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.
[3]	IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR”. If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST”. If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN”. Failure to complete any or all the boxes will entitle your proxy to cast his votes at his discretion. Your proxy will also be entitled to vote or abstain at his discretion on any amendment to the resolutions referred to in the notice of extraordinary general meeting which has been properly put to the Meeting.
[4]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either executed under its common seal or executed under the hand of an officer or attorney duly authorized to sign the same.

FORM OF ADS VOTING INSTRUCTIONS CARD

LE GAGA HOLDINGS LIMITED

Extraordinary General Meeting of Shareholders

The Voting Instructions must be signed, completed and received at the indicated address prior to 10:00 A.M. (New York City time) on [—], 2014 for action to be taken.

VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

Le Gaga Holdings Limited (the “Company”)

ADS Record Date:
Meeting Specifics:	Extraordinary General Meeting of Shareholders to be held on [—], 2014, beginning at [—] (Hong Kong time) at Unit 1105, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong (the “Meeting”).
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated November 3, 2010
Deposited Securities:	Ordinary shares, par value US$0.01 per share, of the Company.
Custodian(s):	Citibank, N.A. - Hong Kong

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no voting instructions are received by the Depositary from a Holder with respect to the Deposited Securities represented by such Holder’s ADSs, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by such Holder’s ADSs. No such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary that (i) there exists substantial opposition to such matter, or (ii) such matter would have material adverse impact on the Holders or Shareholders of the Company.

The Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at a meeting of shareholders. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained herein.

Agenda:

PROPOSAL 1: As a special resolution, authorize and approve the agreement and plan of merger dated as of July 30, 2014 (the “merger agreement”) among the Company, Harvest Parent Limited (“Parent”), and Harvest Merger Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger.

PROPOSAL 2: As a special resolution, authorize each member of the special committee, namely Mr. Chung Bong Pang, Mr. Li-Lan Cheng and Ms. Yaping Si, to do all things necessary to give effect to the merger agreement.

PROPOSAL 3: As an ordinary resolution, instruct the chairperson of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

A	Issues Le Gaga Holdings Limited

	For	Against	Abstain
Proposal 1	☐	☐	☐
Proposal 2	☐	☐	☐
Proposal 3	☐	☐	☐

B	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1—Please keep signature within the line	Signature 2—Please keep signature within the line	Date (mm/dd/yyyy) / /